                               SCHEDULE 14A INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                                  INTELLICELL CORP.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                             Common Stock, $.01 par value
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

                                      2,500,000
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     $5.8125, the average of the high and low prices of Intellicell Corp.
common stock on the Nasdaq SmallCap Market on August 4, 1999.
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

                                     $19,531,250
--------------------------------------------------------------------------------
     (5) Total fee paid:

                                        $3,907
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
     (3) Filing Party:
--------------------------------------------------------------------------------
     (4) Date Filed:
--------------------------------------------------------------------------------

                                  INTELLICELL CORP.
                                   9314 ETON AVENUE
                             CHATSWORTH, CALIFORNIA 91311

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  SEPTEMBER 29, 1999

     Notice is hereby given that the Annual Meeting of Stockholders of Intellicell Corp. ("Intellicell") will be held at Intellicell's executive offices, located at 9314 Eton Avenue, Chatsworth, California 91311, on Wednesday, September 29, 1999 at 10:00 A.M. for the following purposes, as more fully described in the attached Proxy Statement:

     (1) To elect five directors to serve until our next annual meeting of stockholders or until their successors are duly elected.

     (2) To approve the issuance of shares of our common stock to the stockholders of Cellular Wholesalers, Inc. ("CWI"), in accordance with the Agreement and Plan of Merger dated as of July 23, 1999, as amended, among Intellicell, CWI, the principal stockholders of CWI, and a wholly owned subsidiary of Intellicell called Intellicell Merger Sub, Inc. ("Merger Sub"), pursuant to which CWI will be merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Intellicell.

     (3) To approve an amendment to our certificate of incorporation to change our name to "Focus Affiliates, Inc."

     (4) To approve an amendment to our certificate of incorporation to increase the number of shares of common stock we are authorized to issue.

     (5) To approve an amendment to our 1998 Stock Option Plan to increase the number of shares of common stock we can issue upon the exercise of options granted under the plan.

     (6) To ratify the appointment by the Board of Directors of Hollander, Lumer & Co. LLP as our independent auditors for the fiscal year ending December 31, 1999.

     (7) To transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

     The Board of Directors has fixed the close of business on Friday, August 13, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders at the close of business on the record date are entitled to vote at the Annual Meeting.

     Please sign, date and complete the enclosed proxy and return it promptly in the accompanying pre-addressed envelope, whether or not you expect to attend the Annual Meeting. A majority of the outstanding shares of common stock must be represented (in person or by proxy) at the Annual Meeting in order that business may be transacted. Therefore, your promptness in returning the enclosed proxy will help to ensure a quorum is present. If you execute and return the accompanying proxy, you may revoke it at any time before it is voted at the Annual Meeting by following the procedures set forth in the attached Proxy Statement.

                                   By Order of the Board of Directors

                                   Michael Hedge
August ___, 1999                   Chief Executive Officer

                 PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND
                   MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE

                                  INTELLICELL CORP.
                                   9314 ETON AVENUE
                             CHATSWORTH, CALIFORNIA 91311

                                   PROXY STATEMENT

                            ANNUAL MEETING OF STOCKHOLDERS
                                  SEPTEMBER 29, 1999

                                  TABLE OF CONTENTS

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     Outstanding Securities and Voting Rights. . . . . . . . . . . . . . . . .  1
     Proxy Voting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     Revocation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     Solicitation Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

PROPOSAL NO. 1--ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . .  2
     Nominees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     Management of Intellicell . . . . . . . . . . . . . . . . . . . . . . . .  3
     Arrangements and Understandings with Directors. . . . . . . . . . . . . .  4
     Board Meetings and Committees . . . . . . . . . . . . . . . . . . . . . .  5
     Board Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     Compensation Committee Interlocks and Insider Participation . . . . . . .  5

PROPOSAL NO. 2--APPROVAL OF ISSUANCE OF SHARES IN CWI MERGER . . . . . . . . .  5
     Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     Mechanics of the CWI Merger . . . . . . . . . . . . . . . . . . . . . . .  6
     Background of the CWI Merger. . . . . . . . . . . . . . . . . . . . . . .  6
     Reasons for the CWI Merger; Recommendation of the Board . . . . . . . . .  7
           Complementary Product Offerings . . . . . . . . . . . . . . . . . .  7
           Complementary Customer Bases and Service Offerings. . . . . . . . .  7
           Larger Direct Sales Force . . . . . . . . . . . . . . . . . . . . .  8
           Greater Visibility in the Investment Community. . . . . . . . . . .  8
           Enhanced Financial Resources. . . . . . . . . . . . . . . . . . . .  8
           Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
           Fairness Opinion of Financial Advisor . . . . . . . . . . . . . . .  9
     Terms of the Merger Agreement . . . . . . . . . . . . . . . . . . . . . . 11
           Consideration for Shares of CWI Stock . . . . . . . . . . . . . . . 11
           Issuance of Shares to CWI Stockholders. . . . . . . . . . . . . . . 12
           Representations and Warranties. . . . . . . . . . . . . . . . . . . 12
           Conduct of Business Pending the CWI Merger. . . . . . . . . . . . . 13
           Conditions Precedent to the CWI Merger. . . . . . . . . . . . . . . 14
           Indemnification by CWI and Principal CWI Stockholders . . . . . . . 17
           Indemnification by Intellicell. . . . . . . . . . . . . . . . . . . 18
           Election of Directors and Appointment of Officers
             Following the CWI Merger. . . . . . . . . . . . . . . . . . . . . 18
           Operation of Facilities Following the CWI Merger. . . . . . . . . . 19
           Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 19
           Termination Prior to the Closing Date . . . . . . . . . . . . . . . 19


     Absence of Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . 20
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . 20
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Antitrust Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Description of Intellicell. . . . . . . . . . . . . . . . . . . . . . . . 20
     Description of CWI. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     Risks Related to the CWI Merger . . . . . . . . . . . . . . . . . . . . . 25

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     Intellicell Selected Financial Data . . . . . . . . . . . . . . . . . . . 27
     CWI Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . 29
     Selected Unaudited Pro Forma Combined Financial Data. . . . . . . . . . . 30
     Comparative Per Share Data of Intellicell and CWI . . . . . . . . . . . . 31
     Dividends and Price Range of Common Stock . . . . . . . . . . . . . . . . 32

PROPOSAL NO. 3--APPROVAL OF AMENDMENT TO THE CERTIFICATE OF
INCORPORATION TO CHANGE INTELLICELL'S NAME TO "FOCUS AFFILIATES,INC.". . . . . 33
     Reason for Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

PROPOSAL NO. 4--APPROVAL OF AMENDMENT TO THE CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK. . . . . . . . . . . . . 34
     Current Use of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     Rights of Additional Common Stock . . . . . . . . . . . . . . . . . . . . 34
     Effect of Proposal. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     Reason for Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

PROPOSAL NO. 5--APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION PLAN. . . . . . 35
     Summary of the 1998 Plan. . . . . . . . . . . . . . . . . . . . . . . . . 36
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . 36
     Participation in the 1998 Plan. . . . . . . . . . . . . . . . . . . . . . 37

PROPOSAL NO. 6--RATIFICATION OF INDEPENDENT AUDITORS . . . . . . . . . . . . . 37

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . . . . . 39

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . . . . . . . . . 40

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     Summary Compensation Table. . . . . . . . . . . . . . . . . . . . . . . . 40
     Stock Option Grants and Exercises in 1998 . . . . . . . . . . . . . . . . 41
     Aggregate Fiscal Year-End Option Values . . . . . . . . . . . . . . . . . 41
     Ten-Year Repricing of Options . . . . . . . . . . . . . . . . . . . . . . 42
     Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     Stock Option Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION . . . . . . . . . . 43

PERFORMANCE GRAPH. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934 . . . . . 45


STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS . . . . . . . 46

EXPERTS . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . . . . 46

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS . . . . . . . . . . 47

APPENDIX A--MERGER AGREEMENT
APPENDIX B--FAIRNESS OPINION
APPENDIX C--FINANCIAL STATEMENTS OF CWI
APPENDIX D--UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION

                                  INTELLICELL CORP.
                                   9314 ETON AVENUE
                             CHATSWORTH, CALIFORNIA 91311

                                   PROXY STATEMENT

                            ANNUAL MEETING OF STOCKHOLDERS
                                  SEPTEMBER 29, 1999


                                     INTRODUCTION

      The enclosed proxy is solicited by the Board of Directors (the "Board") of Intellicell Corp., a Delaware corporation ("Intellicell"), for use at our Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 A.M. on Wednesday, September 29, 1999, at Intellicell's executive offices, located at 9314 Eton Avenue, Chatsworth, California 91311, and at any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and Intellicell's Annual Report are first being mailed to the stockholders of Intellicell on or about August ___, 1999.

OUTSTANDING SECURITIES AND VOTING RIGHTS

      Only holders of record of Intellicell's common stock (the "Common Stock") at the close of business on August 13, 1999 will be entitled to vote at the Annual Meeting. On that date, Intellicell had 7,014,893 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted on. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Under applicable law and Intellicell's certificate of incorporation and bylaws, if a quorum is present at the Annual Meeting: (i) the five nominees for election to the Board who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy will be elected directors,
(ii) matters 2, 5 and 6 listed in the accompanying Notice of Annual Meeting of Stockholders will be approved if a majority of the votes cast on those matters are cast in favor of the matters and (iii) matters 3 and 4 listed in the accompanying Notice of Annual Meeting of Stockholders will be approved if a majority of the outstanding shares of Common Stock entitled to vote are cast in favor of the matters.

      The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date is necessary to constitute a quorum for the transaction of business. Abstentions will be counted for purposes of determining the presence of a quorum and will have the same effect as negative votes. Broker non-votes also will count towards establishing a quorum. Broker non-votes will not affect the outcome of matters 2, 5 and 6, but will have the same effect as a negative vote for matters 3 and 4. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors.

PROXY VOTING

      Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon, or in the absence of directions to the contrary, will be voted "FOR" the following:

      (1)  the election of the nominees to the Board named herein;

      (2) the proposal to approve the issuance of shares of our Common Stock to the stockholders of Cellular Wholesalers, Inc. ("CWI"), in accordance with the Agreement and Plan of Merger dated as of July 23, 1999, as amended (the "Merger Agreement"), among Intellicell, CWI, the principal stockholders of CWI, and a wholly owned subsidiary of Intellicell called Intellicell Merger Sub ("Merger Sub"), pursuant to which CWI will be merged with and into Merger Sub (the "CWI Merger"), with Merger Sub surviving the CWI Merger as a wholly owned subsidiary of Intellicell;

      (3) the proposal to approve an amendment to our certificate of incorporation to change our name to "Focus Affiliates, Inc.;"

      (4) the proposal to approve an amendment to our certificate of incorporation to increase the number of shares of Common Stock we are authorized to issue;

      (5) the proposal to approve an amendment to our 1998 Stock Option Plan to increase the number of shares of Common Stock that we can issue upon the exercise of options granted under the plan; and

      (6) the proposal to ratify the appointment by the Board of Hollander, Lumer & Co. LLP as our independent auditors for the fiscal year ending December 31, 1999.

      We do not expect that any matter other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

REVOCATION

      If you give us a proxy, you may revoke it at any time before we use it by either delivering to the Secretary a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person (attendance at the Annual Meeting without voting, by itself, will not serve to revoke a proxy). If, however, your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

SOLICITATION EXPENSES

      We will pay for the cost of this solicitation, including the cost of preparing and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed proxy and the Annual Report. We expect to reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. Our directors, officers or employees may solicit proxies by telephone or in person but we will not pay them any additional compensation for doing so.

RISK FACTORS

      Please see page 25 for a discussion of the risk factors associated with the Proposal No. 2--Approval of Issuance of Shares in CWI Merger.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT OR DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR INADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

      At the Annual Meeting, five directors, who will constitute the entire Board, are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected. As discussed in Proposal No. 2, the Board will be expanded to eight members if the CWI Merger is consummated. All nominees for the Board have consented to being named herein and have agreed to serve if elected. The nominees are as follows:

                                 Michael Hedge
                                 John Swinehart
                              J. Sherman Henderson
                                Mark M. Laisure
                                  Vinay Sharma

      We will vote the proxies "FOR" the election of all of the above named nominees unless you indicate that the proxy should not be voted for all or any one of the nominees. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. If for any reason any nominee should, prior to the Annual Meeting, become unavailable for election as a director, an event not now anticipated, the proxies will be voted for a substitute nominee, if any, that is recommended by management. In no event, however, will the proxies be voted for a greater number of persons than the number of nominees named.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FIVE
                        PERSONS NOMINATED FOR DIRECTOR HEREIN

MANAGEMENT OF INTELLICELL

The following table sets forth certain information regarding the executive officers and directors of Intellicell:

          Name               Age                  Position
---------------------------  ---  ------------------------------------------
Executive Officers and Directors:
Michael Hedge..............  42  President, Chief Executive Officer and Director
John Swinehart.............  42  Chairman of the Board and Chief Operating
                                 Officer
David Kane.................  36  Chief Financial Officer and Secretary
Mark Fruehan...............  38  Executive Vice President of Business
                                 Development
Michael King...............  35  Vice President of Marketing and Business
                                 Development
J. Sherman Henderson(1)(2).  56  Director
Mark M. Laisure(1)(2)......  29  Director
Vinay Sharma...............  51  Director

------------------------
(1) Member of the Audit Committee.
(2) Member of the committee administering grants to executive officers under Intellicell's stock option plans.

      Michael Hedge has served as President, Chief Executive Officer and as a director of Intellicell since April 1999. Prior to that, he served as Intellicell's Executive Vice President between January 1999 and April 1999. From 1987 to January 1999, Mr. Hedge was employed by Cellstar Corporation, a leader in telecommunications products distribution ("Cellstar"). He served in increasingly senior positions at Cellstar, including Vice President of U.S. Sales and Marketing and as a director.

      John Swinehart has served as a director of Intellicell since November 1998 and as Chief Executive Officer between November 1998 and April 1999. Mr. Swinehart assumed the role of Chairman of the Board and Chief Operating Officer in April 1999. Mr. Swinehart has also been serving as President and Chief Financial Officer of Biltmore Homes, a midwestern homebuilder and developer, since March 1996. From 1986 to March 1996, Mr. Swinehart served as Vice President of Allied Broadcast Equipment, an international broadcast-equipment distribution company. In 1980, Mr. Swinehart received his certified public accountant certificate.

      David Kane has served as Chief Financial Officer of Intellicell since August 1998. Prior to joining Intellicell, Mr. Kane was Chief Financial Officer of Grand Havana Enterprises from January 1997 to February 1998. From July 1995 to November 1996, Mr. Kane was the Director of Finance for Virgin Records America. From May 1994 to June 1995, he was the controller of Hemdale Home Video. Prior to that time, Mr. Kane was a certified public accountant with Arthur Andersen & Co.

      Mark Fruehan has served as Executive Vice President of New Business Development and Strategic Planning of Intellicell since May 1999. Prior to joining Intellicell, Mr. Fruehan was Cellstar's Vice President of Global Service and U.S. Sales and Marketing from July 1996 to April 1999. From June 1991 to June 1996, Mr. Fruehan was National Sales Manager-America Region of Fujitsu Network Transmission Systems.

      Michael King has served as Vice President of Marketing and Business Development of Intellicell since January 1999. Prior to joining Intellicell, Mr. King served in various positions at several telecommunications companies, most recently as Accessory Strategic Director for Philips Consumer Commerce from July 1998 to January 1999. Prior to joining Philips, Mr. King acted as Director of Marketing at Cellstar Corporation from February 1994 to June 1998 and as an account manager for Motorola, Inc. from May 1988 to January 1994.

      J. Sherman Henderson has been a director of Intellicell since February 1998. Since 1993, Mr. Henderson has been President and CEO of UniDial Communications, a long-distance phone service reseller and full service distributor of telecommunications products and services founded by Mr. Henderson.

      Mark M. Laisure has been a director of Intellicell since November 1998. Since 1995, Mr. Laisure has been a Vice President of Shields & Company, an investment brokerage firm. In addition, Mr. Laisure has acted as a consultant to
(a) Inktomi Corporation, a developer and marketer of network information and infrastructure applications, since June 1996, (b) Milcom, a technology development company which invests in new technology companies, since September 1997, (c) Stat Health Care, a provider of emergency room management services, since June 1991 and (d) Starstruck Records since August 1995. From 1994 to 1995, Mr. Laisure was a senior investment manager at Paine Webber.

      Vinay Sharma has been a director of Intellicell since October 1996. Mr. Sharma has been a partner with the law firm Sharma & Herron since March 1992. Mr. Sharma received his Masters in Business Administration in June 1974 and Juris Doctor degree in May 1982 from the University of California at Berkeley.

      Directors serve until the next annual meeting or until their successors are elected and qualified, or appointed. Officers are elected by and serve at the discretion of the Board. There are no family relationships among the officers or directors of Intellicell.

ARRANGEMENTS AND UNDERSTANDINGS WITH DIRECTORS

      Intellicell agreed in connection with its initial public offering, until December 17, 1999, if so requested by Sands Brothers & Co., Ltd. ("Sands Brothers"), the representative of the underwriters in

Intellicell's initial public offering and Intellicell's financial advisor, to nominate and use its best efforts to elect a designee of Sands Brothers as a director, or at Sands Brothers' option as a non-voting advisor to the Board. Sands Brothers exercised its right to designate Alan M. Bluestine, a managing director of Sands Brothers, as a non-voting advisor to the Board on June 6, 1997. Through December 17, 1999, Sands Brothers continues to have the right to designate a director in lieu of its non-voting advisor.

      In connection with a private placement of notes in November 1998 (the "Note Offering"), Intellicell agreed to appoint two persons designated by the investors in the Note Offering to the Board. In November 1998, Intellicell appointed John Swinehart and Mark M. Laisure (the persons designated by the investors in the Note Offering) to the Board.

      As described below under "Proposal No. 2--Terms of the Merger Agreement--Election of Intellicell Directors Following the CWI Merger," Intellicell has agreed to increase the size of its Board and use its commercially reasonable best efforts to cause the election of three designees of the CWI stockholders following the closing of the CWI Merger.

BOARD MEETINGS AND COMMITTEES

      During the fiscal year ended December 1998, the Board met 13 times. No director attended fewer than 75% of the total number of meetings of the Board or committees of the Board held in 1998.

      Intellicell has a standing audit committee. The audit committee reviews the scope of the audit and other accounting related matters. Intellicell's audit committee currently consists of Messrs. Henderson and Laisure. The audit committee met once during 1998. Intellicell has also formed a committee of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), comprised of Messrs. Henderson and Laisure, to make grants of options to executive officers under Intellicell's stock option plans. This committee did not meet during 1998. Intellicell has no other committees of its Board.

BOARD COMPENSATION

      Directors do not currently receive any cash compensation for serving on the Board. Directors are eligible to participate in Intellicell's stock option plans with grants to directors who are not officers of Intellicell being made by the entire Board. During 1998, Intellicell granted J. Sherman Henderson and Vinay Sharma each options to purchase 100,000 shares of Common Stock with an exercise price of $3.81 per share. These options were later repriced to an exercise price of $1.00 per share. During 1998, Intellicell also granted options to purchase 200,000 shares of Common Stock to Mark M. Laisure with an exercise price of $1.00 per share. Intellicell also granted stock options to John Swinehart and Stephen Jarrett, who each served as both an officer and director of Intellicell during 1998. See "Executive Compensation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During the fiscal year ended December 31, 1998, the full Board decided all matters related to compensation. Ben Neman, Vinay Sharma, Stephen Jarrett,
J. Sherman Henderson, John Swinehart, Mark M. Laisure and James E. Bunting each served as a director for all or part of 1998 and participated in deliberations concerning executive officer compensation. There are no interlocks between Intellicell and other entities involving Intellicell's executive officers and directors who served as executive officers or directors of other entities.


                                 PROPOSAL NO. 2
                  APPROVAL OF ISSUANCE OF SHARES IN CWI MERGER

INTRODUCTION

      This section of the Proxy Statement describes the material aspects of the CWI Merger and the Merger Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. You should read the Merger Agreement carefully.

MECHANICS OF THE CWI MERGER

      Intellicell has recently formed Merger Sub (a Delaware corporation) as a wholly owned subsidiary that currently has no assets, liabilities, or business operations. Upon effectiveness of the CWI Merger, CWI will be merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Intellicell. The certificate of incorporation and bylaws of Merger Sub will be the certificate of incorporation and bylaws of the surviving corporation. As a result of the CWI Merger, the separate corporate existence of CWI will cease and Merger Sub will succeed to all the rights and be responsible for all the obligations of CWI. Subject to the terms and conditions of the Merger Agreement, each share of CWI common stock outstanding immediately prior to the effectiveness of the CWI Merger will be converted into a combination of cash and shares of Intellicell Common Stock. As a result, the current stockholders of CWI (the "CWI Stockholders") will become stockholders of Intellicell. The status of the current stockholders and option and warrant holders of Intellicell will remain the same. The CWI Merger will become effective (the "Closing") upon the date of filing and acceptance of an agreement of merger with the Secretary of State of both Illinois and Delaware (the "Closing Date").

BACKGROUND OF THE CWI MERGER

      Prior to 1998, Intellicell had procured handsets from other distributors that were based on analog signal technology. Starting in 1998, in conjunction with the introduction of digital-based technologies, manufacturers selected distributors that did not include Intellicell. As a result of its inability to procure digital product, which was gaining significant market share, Intellicell began to suffer a dramatic decrease in revenues in 1998. In May 1998, Intellicell downsized its operations and hired key marketing and sales personnel to develop a new business plan. As a result of Intellicell's downsizing efforts and its lack of purchasing power, management adopted a strategy of focusing on products and services that could generate higher profit margins and expansion through acquisition of other companies.

      In January 1999, representatives of Intellicell, including Ben Neman
(then President), David Kane (Chief Financial Officer), Stephen Jarrett (then Executive Vice President of Sales) and John Swinehart (then Chief Executive Officer) met at the Consumer Electronics Show, an industry trade show, with representatives of CWI, including Ronald Goldberg (President) and Cary Maimon (Vice-President/General Manager) to discuss the possibility of a potential combination of the companies. On several prior encounters at other industry trade shows, Mr. Neman and Mr. Goldberg had informal conversations concerning a possible combination or other strategic alliance between the companies, but none of these prior discussions resulted in any substantive discussions between the companies.

      However, in February 1999, Intellicell successfully recruited Michael Hedge, from Cellstar, a large competitor of both CWI and Intellicell. Mr. Hedge's reputation in the wireless industry generated significant interest by CWI to further discuss a merger. Soon after Mr. Hedge's employment, CWI and Intellicell signed a non-disclosure agreement. Upon executing this agreement on February 9, 1999, the companies exchanged some financial information, including CWI's financial statements. After a preliminary analysis of the financial data, CWI and Intellicell agreed to meet on March 24, 1999 at CWI's offices in Lincolnshire, Illinois. Attending the meeting from Intellicell were Mr. Neman, Mr. Hedge, Mr. Kane, Mr. Swinehart and

Paul Skojt, an investor in Intellicell's November 1998 private placement, and from CWI, Mr. Goldberg, Mr. Maimon and Mel Cohen (Chief Financial Officer). The agenda of the meeting was to discuss Mr. Hedge's corporate strategy and the business plan he intended to implement and how he envisioned a merger would help execute this strategy and business plan.

      As a result of the March 24, 1999 meeting, CWI requested that Intellicell provide a further presentation of Mr. Hedge's corporate strategy and business plan. On April 8, 1999, Mr. Kane and Mr. Hedge met Mr. Goldberg and Mr. Maimon and gave them an oral presentation of the business plan and a preliminary term sheet describing how the merger of the two companies would be structured operationally and financially. Mr. Maimon and Mr. Goldberg then discussed the business plan and rationale for the merger with Philip Leavitt and Sherwin Geitner, other stockholders of CWI. On April 12, 1999, Mr. Hedge and Mr. Kane met with Mr. Goldberg, Mr. Leavitt, Mr. Geitner, Mr. Maimon and Mr. Cohen to discuss various matters concerning the operational structure of the combined companies and financial consideration to the CWI Stockholders. The CWI representatives at this meeting advised the Intellicell representatives that they would need to discuss the proposed transaction among themselves further and would then respond to Mr. Hedge directly.

      On April 19, 1999, Mr. Goldberg had a telephone conversation with Mr. Hedge indicating that the CWI Stockholders approved the merger, in principle. As a result of this conversation, Mr. Hedge requested Intellicell's attorneys to draft a letter of intent. The terms of this letter of intent were negotiated by Intellicell and CWI and their attorneys, and the letter of intent was executed on May 27, 1999. Under the terms of this letter of intent, Intellicell and CWI agreed to use their best efforts to negotiate and execute a definitive merger agreement.

      Over the next several weeks, the companies then completed their respective due diligence reviews. Mr. Hedge and Mr. Kane and the CWI Stockholders negotiated the financial and operational issues, including the number of shares to be issued and cash paid in exchange for CWI and roles of various personnel. Intellicell's Board met on Friday, July 23, 1999, and approved the terms of the Merger Agreement. The definitive Merger Agreement was executed later on Friday, July 23, 1999, and an amendment to the Merger Agreement, which was effective as of July 23, 1999, was also executed by the parties.

REASONS FOR THE CWI MERGER; RECOMMENDATION OF THE BOARD

      The Board believes that the CWI Merger is consistent with and will play a major role in executing Intellicell's current business plan. The Board also believes that the CWI Merger offers the following significant strategic and financial benefits to Intellicell and its stockholders:

COMPLEMENTARY PRODUCT OFFERINGS

      By combining two companies with complementary product lines, the Board believes that the CWI Merger will create one of the nation's leading distributors of wireless products and services, allowing it to compete with larger distributors to take advantage of business prospects and greater market diversification than either company could accomplish alone. The Board believes that through Intellicell's and CWI's combined customer relationships, technical expertise, sales forces and cross knowledge in the wireless handset market, the combined organization will be better able to provide value to its customer base.

COMPLEMENTARY CUSTOMER BASES AND SERVICE OFFERINGS

      While the Board believes that Intellicell's management has strong relationships with certain key personnel of manufacturers of wireless handsets, the Board believes that a combined Intellicell and CWI will provide a stronger foundation to develop these business opportunities. CWI has developed products and expertise in the area of selling to the dealers and agents of network operators commonly known in the wireless industry as the indirect distribution channel. This expertise, which includes a trained and well managed sales force and purchasing department, will be offered to Intellicell's existing customers. Additionally, Intellicell's management has extensive experience in creating new business opportunities. With CWI's management managing the day-to-day operations of the indirect distribution channel, Intellicell's management team will be better able to focus on new business opportunities.

LARGER DIRECT SALES FORCE

      As described above, Intellicell significantly downsized its sales force in May 1998. CWI, on the other hand, has had increasing sales since 1996 and has increased the size of its sales force. In addition, CWI has a purchasing department that has been successful in obtaining digital-based products, which has helped CWI to maintain a gross profit margin nearly twice that of Intellicell. The Board expects the combination of the sales forces and purchasing departments of the two companies to allow the combined company to continue to sell products to CWI's existing customers and introduce new products to Intellicell's customers. The Board further believes that to generate growth, Intellicell would otherwise have to recruit a sales force and purchasing agents similar to those currently employed by CWI.

GREATER VISIBILITY IN THE INVESTMENT COMMUNITY

      The Board believes that the increased market capitalization, revenue base and competitiveness of the combined company will create greater visibility in the investment community, thereby enhancing the stock's attractiveness to current and prospective stockholders.

ENHANCED FINANCIAL RESOURCES

      The Board believes that the combined company's increased revenue base will enhance the combined company's ability to fund future growth from either internally generated potential cash flow or financing from third parties.

SUMMARY

      In reaching its decision to approve the CWI Merger and to recommend the CWI Merger to Intellicell stockholders for approval, the Board considered the factors described above, as well as the presentation and the fairness opinion of its financial advisor. The Board did not assign any relative or specific weights to the various factors considered, and individual directors may have given differing weights to different factors. The only negative factors considered significant by the Board are the need to incur significant additional debt in order to finance the CWI Merger and the combined operations thereafter and the dilutive effect of the CWI Merger on the net tangible book value per share of Intellicell's Common Stock. At March 31, 1999, the net tangible book value per share of Intellicell Stock was $0.49. On a pro forma basis assuming completion of the CWI Merger, the book value per share of the combined company at March 31, 1999 was ($0.05). The Board concluded, however, that the potential future benefits of the CWI Merger outweigh these negative factors.

      The foregoing discussion of the Board's reasons for the CWI Merger includes forward-looking statements about possible or assumed future results of Intellicell's operations and the performance of the combined company after the CWI Merger. For a discussion of factors that could affect these future results, see "Cautionary Statement Concerning Forward-Looking Statements" on page 47 and "Risk Factors" on page 25.

FAIRNESS OPINION OF FINANCIAL ADVISOR

      Sands Brothers has acted as financial advisor to Intellicell in connection with the CWI Merger. Sands Brothers was selected by Intellicell based on Sands Brothers' experience, expertise and familiarity with Intellicell and its business. In connection with Sands Brothers' engagement, Intellicell requested that Sands Brothers evaluate the fairness of the consideration to be paid by Intellicell in the CWI Merger from a financial point of view. On July 23, 1999, the date on which the Merger Agreement was executed, Sands Brothers rendered to the Board a written opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be paid was fair to Intellicell from a financial point of view.

      The full text of Sands Brothers' written opinion to the Board, dated July 23, 1999, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. Sands Brothers has consented to the inclusion of its opinion letter in this Proxy Statement and references thereto under this section. In giving such consent, Sands Brothers does not admit that Sands Brothers comes within the category of persons whose consent is required under, and Sands Brothers does not admit that it is an "expert" with respect to any part of this Proxy Statement for purposes of, the Securities Act of 1933 and the rules and regulations thereunder. Stockholders of Intellicell are urged to read Sands Brothers' opinion carefully in its entirety. Sands Brothers' opinion is directed to the Board and relates only to the fairness of the consideration to be paid the CWI Stockholders from a financial point of view to Intellicell, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Intellicell Annual Meeting. The summary of the opinion of Sands Brothers set forth in this Proxy Statement describes the material aspects of such opinion and is qualified in its entirety by reference to the full text of such opinion.

      In arriving at its opinion, Sands Brothers reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Intellicell concerning the business, operations and proposed business strategy of Intellicell, and certain trends within the wireless communications industry, specifically within the logistics services industry segment. Sands Brothers also discussed the terms of the Merger Agreement with the management of both Intellicell and CWI, and reviewed the Board minutes approving the merger transaction. Representatives of Sands Brothers visited CWI to review current operations and meet firsthand with members of the management team. Sands Brothers also reviewed Intellicell's public SEC filings, including its audited and interim financial statements for 1997, 1998 and 1999. In conjunction with its review of the financial statements, Sands Brothers reviewed the financial performance and financial ratios relating to Intellicell's operations. Sands Brothers also reviewed the financial projections provided by Intellicell, and discussed these projections with various members of the management team to determine the feasibility of achieving such projections. Sands Brothers also reviewed and analyzed the financial statements of CWI as provided to it by Intellicell, including audited financial statements for the fiscal years 1997 and 1998, and interim statements for 1999. In addition, Sands Brothers reviewed financial projections prepared by CWI and furnished to it by Intellicell, and discussed these projections with various members of management at both CWI and Intellicell to determine the feasibility of achieving such projections. Sands Brothers held discussions with the management of CWI to discuss the business, operations, historical financial results and future prospects of CWI and the proposed combined company. Sands Brothers evaluated possible levels of performance for Intellicell both continuing as a stand-alone company and as the combined company resulting from the proposed merger. Sands Brothers reviewed CWI's contribution to revenues and earnings of the combined company, and evaluated the pro-forma effects of the transaction on Intellicell's forecasted business plan. In reviewing these projections, Sands Brothers evaluated the potential future performance of Intellicell's stock based on the potential financial performance of Intellicell both with and without completion of the proposed merger. Sands Brothers compared the consideration to be paid for CWI in the proposed transaction, in terms of financial ratios, with the current valuation of Intellicell's publicly-traded equity. Sands Brothers also looked at the valuation of comparable companies in the wireless communications industry, in relation to both the current and potential future valuation of Intellicell's stock, and, in consideration of Intellicell's proposed business strategy, also reviewed the valuation of certain publicly-traded companies in the business-to-business electronic commerce industry segment. Sands Brothers also reviewed the terms of other public acquisitions in the wireless communications industry, and compared the valuation of such companies under these acquisitions to the consideration being paid for CWI in the proposed transaction. In conjunction with the above-mentioned analyses, Sands Brothers considered the historical performance of Intellicell's stock, both independently and in relation to other comparable companies. It also discussed potential market reaction to the transaction with Intellicell's management.

      In rendering its opinion, Sands Brothers assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Sands Brothers. Sands Brothers did not make and was not provided with an independent evaluation or appraisal of the assets of CWI.

      In preparing its opinion, Sands Brothers performed a variety of financial and comparative analyses, including those described above. The summary of such analyses does not purport to be a complete description of the analyses underlying Sands Brothers' opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Sands Brothers believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Sands Brothers made numerous assumptions with respect to Intellicell, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Intellicell. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. No company, transaction or business used in the above-referenced analyses as a comparison is identical to CWI, Intellicell or the proposed acquisition of CWI by Intellcell. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies, selected transactions or the business segment, company or transaction to which they are being compared. Sands Brothers' opinion and analyses should not be viewed as determinative of the views of the Board of Directors or management of Intellicell with respect to the merger consideration or the proposed merger.

      Sands Brothers has advised Intellicell that, in the ordinary course of business, Sands Brothers makes a market in the common stock of Intellicell, and Sands Brothers and its affiliates may actively trade or hold the securities of Intellicell for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

      Sands Brothers is a recognized investment banking firm and was selected by Intellicell based on its experience and expertise. Sands Brothers regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

TERMS OF THE MERGER AGREEMENT

      It is presently anticipated that the CWI Merger will be consummated on September 30, 1999, assuming all the conditions set forth in the Merger Agreement have been satisfied or waived, if waivable. Nevertheless, it is possible that the CWI Merger will be consummated later.

CONSIDERATION FOR SHARES OF CWI STOCK

      On the Closing Date, each share of issued and outstanding CWI capital stock (the "CWI Stock"), will be converted into the right to receive cash and shares of Intellicell Common Stock (the "Merger Consideration"). The total consideration to be received by the CWI Stockholders in connection with the conversion of all of the then outstanding capital stock of CWI in connection with the Merger shall be $14,000,000 (the "Base Consideration"), plus an additional amount (the "Additional Consideration") in the event the total stockholders' equity of CWI as of the Closing Date (the "Closing Date Equity") exceeds $177,667. The Base Consideration shall consist of $5,000,000 in cash and $9,000,000 of shares of Intellicell common stock, $.01 par value per share (the "Intellicell Common Stock"), valued as hereinafter described (the $9,000,000 of shares of Intellicell Common Stock being hereinafter referred to as the "Base Shares").

      For purposes of the Merger Agreement, the shares of Intellicell Common Stock shall have a value (the "Share Value") equal to $4 per share. The
Share Value of $4 was negotiated by the parties based on the trading price of Intellicell's Common Stock during the period preceeding the execution of the letter of intent on May 27, 1999 (which approximated $4), and the negotiated price also reflected that the Intellicell Common Stock to be issued to the CWI Stockholders will not be registered under the Securities Act of 1933.
The Additional Consideration, if any, shall consist of an additional number of shares of Intellicell Common Stock (the "Additional Shares") as equals (i) the amount by which the Closing Date Equity exceeds $177,667, divided by (ii) $4. Notwithstanding the foregoing, the cash portion of the Base Consideration will be reduced by the amount, if any, by which the Closing Date Equity is less than $1,177,667, although as set forth in the preceding sentence
Additional Shares will then be issued in an amount equal to (i) the amount, if any, by which the Closing Date Equity exceeds $177,667, divided by (ii)
$4. The Closing Date Equity shall be determined within 30 days following the Closing Date by Intellicell's and CWI's independent certified public accountants in accordance with generally accepted accounting principles, using assumptions that are mutually acceptable to such accountants and including a reserve against accounts receivable that is acceptable to Intellicell and CWI, and such determination shall be binding on all of the parties to the Merger Agreement. At the Closing, all of the issued and outstanding shares of CWI Stock shall, by virtue of the CWI Merger and without any action on the part of the holders thereof, be converted pro rata into and thereafter represent the number of Base Shares described above ($9,000,000 divided by the Share Value) and the holders of such shares shall concurrently receive the Base Shares on a pro rata basis (unless directed otherwise as described below) and shall concurrently receive on a pro rata basis (unless directed otherwise as described below) $4,500,000 of the cash portion of the Base Consideration. The Additional Shares and the remaining cash portion of the Base Consideration, if any, will be distributed pro rata (unless directed otherwise as described below) to the holders of the Base
Shares as of the Closing Date within 15 days following the determination of the Closing Date Equity. Notwithstanding the foregoing, the Base Shares, Additional Shares and cash portion of the Base Consideration will be allocated among the CWI Stockholders in accordance with a written allocation agreement signed by all of the CWI Stockholders, provided that a copy of this allocation agreement is delivered to Intellicell at least three business days prior to the Closing. Fractional shares shall not be issued, and in lieu thereof Intellicell shall pay cash in an amount equal to the Share Value times the applicable fraction of a share.

      Of the Base Consideration, $500,000 of the cash portion will not be distributed at the Closing but will be held in escrow with an escrow agent, pending determination of the Closing Date Equity. In the event the Closing Date Equity is determined to exceed $677,667, a portion of the escrowed funds (up to the entire $500,000) equal to the amount by which such equity exceeds $677,667 will be delivered to the CWI Stockholders and the remainder of such escrowed funds will be returned to Intellicell. In the event the Closing Date Equity is determined to not exceed $677,667, all of the escrowed funds will be returned to Intellicell and the CWI Stockholders will be required to pay Intellicell in cash an amount equal to (i) $677,667 less (ii) the amount of the Closing Date Equity, with such payment to be made within 15 days following the determination.

ISSUANCE OF SHARES TO CWI STOCKHOLDERS

      EXCHANGE OF CERTIFICATES. After the Closing, any holder of an outstanding certificate or certificates (the "CWI Stock Certificates") representing any of the shares of CWI Stock, upon surrender to Intellicell or the transfer agent for Intellicell Common Stock, will be entitled to receive in exchange a certificate or certificates representing the appropriate number of shares of Intellicell Common Stock. Until so surrendered, the outstanding CWI Stock Certificates will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Intellicell Common Stock, to represent the applicable number of shares of Intellicell Common Stock appropriate upon conversion. No dividend or distribution, if any, payable to holders of shares of Intellicell Common Stock will be paid to the holders of CWI Stock Certificates until surrender and exchange of such CWI Stock Certificates. The record holders of the Intellicell stock certificate or certificates issued in exchange will be paid dividends or other distributions, without interest, if any, which subsequent to the Closing have been declared and become payable with respect to the number of whole shares of Intellicell Common Stock into which the shares of CWI Stock are convertible.

      INTELLICELL TO RESERVE SHARES. At or prior to the Closing Date, Intellicell will reserve for the benefit of the holders of the CWI Stock Certificates the number of shares of Intellicell Common Stock that are required for conversion of CWI Stock in accordance with the Merger Agreement.


REPRESENTATIONS AND WARRANTIES

      The Merger Agreement contains various representations and warranties of CWI, Intellicell and the Merger Sub relating, among other things, to the following:

      o due incorporation, existence, good standing and similar corporate matters

      o corporate power and authority to enter into the Merger Agreement and related matters

      o    capital and corporate structure

      o    financial statements

      o absence of material changes or events since April 30, 1999 (by CWI) and March 31, 1999 (by Intellicell)

      o    real estate rights, title to properties and condition of properties

      o    pending or threatened litigation

      o    intellectual property matters

      o the absence of conflicts, violations and defaults under their certificate/articles of incorporation, bylaws and other agreements and documents

      o    tax matters

      o    material contracts

      o    compliance with laws and other regulations

      o    employee benefit and employment matters

      o    year 2000 compliance

      o the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein (by Intellicell only)

      The Merger Agreement also contains representations and warranties of CWI and Ronald Goldberg, Philip Leavitt, Sherwin Geitner and Cary Maimon (if Mr. Maimon is a stockholder on the Closing Date), who together are anticipated to own more than 99% of the outstanding shares of CWI immediately prior to the Closing (the "CWI Principal Stockholders") related to the ownership of CWI shares and the status of the CWI Stockholders as accredited or sophisticated investors who are acquiring the shares of Intellicell Common Stock solely for investment purposes and not with a view to their distribution.

      All of the representations and warranties will survive the Closing for 18 months.

CONDUCT OF BUSINESS PENDING THE CWI MERGER

      Intellicell and CWI have agreed that pending the Closing, unless the other consents in writing, each will:

      o not take or omit to take any action which would render any representation or warranty untrue

      o use commercially reasonable efforts to preserve intact its business organization and goodwill

      o conduct its business operations according to its usual, regular and ordinary course and manner consistent with past practice

      o maintain its books, accounts and records in the usual, regular and ordinary manner and on a basis consistent with prior years

      o not amend its charter or bylaws, make any change in its authorized capital stock, merge or consolidate with any other entity or change the character of its business

      o not, with certain exceptions described in the Merger Agreement, issue any shares of capital stock or grant any option, warrant, or other right to purchase or to convert any obligation into shares of capital stock

      o not, with certain exceptions described in the Merger Agreement, increase the compensation or employment benefits to management

      o not, with certain exceptions described in the Merger Agreement, declare, make or pay any dividend or other distribution; purchase, redeem or otherwise acquire any shares of its common stock; or transfer, distribute or pay any assets or properties to any stockholders

      o make available to the other party and its representatives for inspection at all reasonable times all of assets, properties, facilities, records, agreements and financial statements

      o    not reveal any confidential information

      o satisfy, with certain exceptions described in the Merger Agreement, all obligations and liabilities as they mature

      Intellicell has also agreed that, unless CWI consents in writing, it will:

      o except to the extent required by fiduciary duty under applicable law, not modify its action approving the CWI Merger and recommending approval of the CWI Merger by the Intellicell stockholders

      o use commercially reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement, including the preparation of a proxy statement and the compliance with state securities laws (CWI has likewise agreed to assist Intellicell with these undertakings)

      o cause the Merger Sub to provide employees of the Merger Sub with employee benefits, which are no less favorable in the aggregate than those generally provided by CWI to its employees

      o use commercially reasonable efforts to cause Intellicell stockholders, owning a specified number of shares of Intellicell Common Stock, to enter into a voting trust or similar agreement with the Principal CWI Stockholders covering the election of Intellicell's directors

      o intend to operate Merger Sub using a significant portion of CWI's assets in its business and not intend or plan to dispose of more than an insignificant portion of CWI's assets or to liquidate or merge Merger Sub into Intellicell

CONDITIONS PRECEDENT TO THE CWI MERGER

      The obligations of Intellicell, Merger Sub and CWI under the Merger Agreement are subject to the satisfaction of conditions precedent on or before the Closing. Each of the parties may waive the unfulfilment of conditions precedent to its own obligations. These conditions precedent include:

      o    accuracy of representations and warranties on and as of the Closing

      o performance in all material respects of the Merger Agreement by the other parties

      o all necessary action on the part of the other party's stockholders in adopting the Merger Agreement and approving the transactions contemplated will have been taken

      o no material adverse change in the business, properties, prospects or financial condition of the other party

      o no action or proceeding before any court or governmental agency will have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, and would in the party's reasonable judgment make it inadvisable to consummate such transactions, and no court order will have been entered in any action or proceeding instituted by any other party which enjoins, restrains or prohibits the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement

      o at the Closing, each party will have received from the other certificates, certifying the representations and warranties and the performance and compliance with all agreements, covenants and conditions

      o all proceedings taken by it and all instruments executed and delivered by it on or prior to the Closing Date in connection with the transactions will be reasonably satisfactory in form and substance to counsel for the other party

      o all other documents required to be delivered by it on or prior to the Closing Date will be delivered or will be tendered by the Closing Date.

      o each will have obtained all consents and approvals necessary to the performance by it of the transactions and each will have made all necessary government filings

      o Intellicell or the Merger Sub will have entered into employment agreements with Ronald Goldberg and Cary Maimon, made employment arrangements with other CWI employees and approved severance arrangements with other CWI employees

      o the average closing price on Nasdaq of the Intellicell Common Stock for any five consecutive trading day period ending at least three trading days prior to the Closing Date will not be below $2.50 per share; provided that each party may only terminate the Merger Agreement pursuant to this condition by giving written notice of termination within three business days of the end of the five day trading period

      o Intellicell will have received the approval from its current lender, Nationscredit Commercial Corporation ("Nationscredit"), to the Merger Agreement and will have obtained an additional line of credit on terms acceptable to Intellicell and CWI in their sole discretion for at least $15,000,000 from either Nationscredit, American National Bank (CWI's current lender) or another commercially recognized lender. Intellicell will also have obtained additional debt or equity financing on terms acceptable to Intellicell and CWI in their reasonable discretion for at least $5,500,000 (exclusive of the exercise of any currently outstanding warrants or options to purchase Intellicell Common Stock)

      The obligations of Intellicell and the Merger Sub under the Merger Agreement are subject to the satisfaction of these additional conditions precedent on or before the Closing Date. Intellicell may waive the unfulfilment of these conditions precedent. These conditions precedent include:

      o Sands Brothers, the financial advisor to Intellicell, will have delivered to Intellicell its written opinion to the effect that the CWI Merger is fair to the Intellicell stockholders from a financial point of view

      o no CWI Stockholder will have exercised any appraisal right with respect to the CWI Merger

      o CWI and Intellicell will have entered into agreements with Leavitt Communications, Inc. ("LCI"), Continental Mobile Telephone Company, Inc. ("CMT") and any other parties related to CWI covering LCI's right of first refusal to purchase any CWI computer hardware or software that may be sold by Merger Sub, LCI's and CMT's tenancy, management and LCI's and CMT's access to Merger Sub's resources and any other existing relationships between CWI and any of its related parties, all on terms acceptable to Intellicell in its sole discretion

      o Philip Leavitt and Sherwin Geitner will have terminated their employment with CWI as of the Closing Date

      o at the Closing, Intellicell will have received an opinion of Kamensky & Rubinstein, counsel for CWI, dated the date of the Closing Date, in form and substance reasonably satisfactory to Intellicell and its counsel, to the effect set forth below. In rendering the opinions below, such counsel may rely on opinions of other counsel and certificates of officers and employees of CWI delivered in connection with the Merger Agreement

           - CWI's due incorporation, existence, good standing and requisite power

           - corporate approval and authorization of the Merger Agreement and CWI Merger and binding effect of the Merger Agreement

           - absence of known litigation and proceedings that would materially affect the CWI Merger

      The obligations of CWI under the Merger Agreement are subject to the satisfaction of the following additional conditions precedent on or before the Closing Date. CWI may waive the unfulfilment of these conditions precedent.

      o on or before the Closing Date, Intellicell will have amended its certificate of incorporation to increase the number of shares of Common Stock it is authorized to issue to 25,000,000 and to change Intellicell's name to Focus Affiliates, Inc. or other similar name as may be determined by the Board

      o Intellicell will have amended its Bylaws to increase the authorized number of seats on its Board to eight, and three designees of CWI (who will be reasonably acceptable to Intellicell and at least one of whom is not an officer, director, employee or significant CWI Stockholder) will have been duly elected to the Intellicell Board

      o execution and delivery of a voting trust or similar agreement with the Principal CWI Stockholders signed by Intellicell stockholders owning a specified number of shares of Intellicell Common Stock covering the election of Intellicell directors, including the designees of the CWI Stockholders

      o at the Closing, CWI will have received an opinion of Troy & Gould Professional Corporation, counsel for Intellicell, dated the Closing Date, in form and substance reasonably satisfactory to

           CWI and its counsel, to the effect set forth below. In rendering the opinions below, such counsel may rely on opinions of other counsel and certificates of officers and employees of Intellicell delivered in connection with the Merger Agreement.

           - Intellicell's and its subsidiaries' due incorporation, existence, good standing and requisite power

           - corporate approval and authorization of the Merger Agreement and CWI Merger and binding effect of the Merger Agreement

           - absence of known litigation and proceedings that would materially affect the CWI Merger

           - the shares of Intellicell Common Stock to be issued in accordance with the Merger Agreement are duly authorized, and will be, upon the effectiveness of the CWI Merger, validly issued, fully paid and nonassessable

           - the method of computing Share Value will not violate federal securities laws and regulations or rules and regulations of the National Association of Securities Dealers, Inc.

           - no filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976

           - the CWI Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code

           -    the Intellicell stockholders will not have any appraisal rights

           - the transactions contemplated by the Merger Agreement will not violate the registration requirements of the Securities Act of 1933

INDEMNIFICATION BY CWI AND PRINCIPAL CWI STOCKHOLDERS.

      Subject to the terms and conditions of the Merger Agreement, CWI, jointly and severally with the Principal CWI Stockholders, and the Principal CWI Stockholders, pro rata (based on their proportionate ownership of CWI Stock prior to the Closing), have agreed to indemnify Intellicell and its affiliates against any and all losses and damages (including reasonable legal fees and expenses) which Intellicell or its affiliates may incur that are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by CWI or the Principal CWI Stockholders in the Merger Agreement. However, (a) the indemnification will not include lost profits or other consequential damages and (b) following completion of the Merger, the indemnification (including CWI's representations and warranties) will be provided solely by the Principal CWI Stockholders pro rata (based on their proportionate ownership of CWI Stock prior to the Closing).

      The liability of CWI and the Principal CWI Stockholders will be limited as follows: (i) the maximum aggregate liability for all claims will not exceed $2,500,000; and (ii) CWI and the Principal CWI Stockholders will only be obligated with respect to any claim of indemnification to the extent the aggregate liability exceeds $100,000, in which case CWI and the Principal CWI Stockholders will be obligated for all liability up to the $2,500,000 maximum.

      The obligation of the Principal CWI Stockholders to indemnify Intellicell and its affiliates is subject to the condition that the Principal CWI Stockholders will have received a claim within 18 months of the Closing Date.

INDEMNIFICATION BY INTELLICELL

      Subject to the terms and conditions contained in the Merger Agreement, Intellicell has agreed to indemnify CWI, its stockholders and its affiliates against any and all losses and damages (including reasonable legal fees and expenses) which any of them may incur that are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Intellicell in the Merger Agreement. However, the indemnification will not include lost profits or other consequential damages, and Intellicell will have no liability or obligation if the transactions contemplated by the Merger Agreement do not qualify for nonrecognition treatment under the Internal Revenue Code for any reason.

      The liability of Intellicell will be limited as follows: (i) the maximum liability of Intellicell for all claims will not exceed $2,500,000; and (ii) Intellicell will only be obligated with respect to any claim of indemnification to the extent the aggregate liability exceeds $100,000, in which case Intellicell will be obligated for all liability up to the $2,500,000 maximum.

      The obligation of Intellicell to indemnify CWI, its stockholders and its affiliates is subject to the condition that Intellicell will have received a claim within 18 months of the Closing Date.

ELECTION OF DIRECTORS AND APPOINTMENT OF OFFICERS FOLLOWING THE CWI MERGER

      The bylaws of Intellicell currently provide for a Board consisting of between two and six members, with the number fixed by resolution of the Board. The Board intends to amend the bylaw provision to permit a greater number of directors if the CWI Merger is consummated. During the two-year period following the Closing Date, Intellicell and Merger Sub each will have an eight-member Board of Directors and will use their commercially reasonable best efforts to cause the election of three persons to the Intellicell Board of Directors and Merger Sub Board of Directors who have been designated by the CWI Stockholders (at least one whom was not an officer, director, employee or significant CWI Stockholder and all of whom will be reasonably acceptable to Intellicell). Thereafter, Intellicell and Merger Sub each will have a seven-member Board of Directors and will use their commercially reasonable best efforts to cause the election of two persons to the Intellicell Board of Directors and Merger Sub Board of Directors who have been designated by the CWI Stockholders (and who are reasonably acceptable to Intellicell), provided that the CWI Stockholders continue to own in the aggregate at least 50% of the shares of Intellicell Common Stock issued to them by Intellicell in connection with the Merger, including Base Shares and Additional Shares.

      The CWI Stockholders have expressed their intention to designate Ronald Goldberg, Cary Maimon and David Segneri for appointment to Intellicell's and Merger Sub's Boards of Directors following the Closing Date. On the Closing Date, Intellicell has also agreed to appoint several current CWI officers as the following officers of Intellicell and Merger Sub: Ronald Goldberg (Senior Vice President--U.S. Operations), Mel Cohen (Vice President - Finance and Administration) and Cary Maimon (Vice President - General Manager).

      Ronald Goldberg, age 51, is a founder of CWI and has served as its president since 1987. Prior to 1987, Mr. Goldberg was co-founder of Continental Mobile Telephone Company, a Chicago airtime reseller, and Continental Communications, which owned and operated as many as 23 retail stores.

      Melvyn Cohen, age 52, has served as CWI's Chief Financial Officer since November 1989. Mr. Cohen received his certified public accountant certificate in 1981.

      Cary Maimon, age 44, has served as Vice-President/General Manager of CWI since 1996. From 1986 to 1993, he was employed by Cellular One-Chicago/Southwestern Bell Mobile Systems where he served in increasingly senior positions, including Vice-President of Sales & Marketing. From 1994 to 1996, Mr. Maimon was the General Sales Manager of Mobile Media Paging, a national provider of paging services.

      David Segneri, age 46, has been the owner and president of TeleCourier Communications, in Bloomington, Illinois since 1981. TeleCourier provides telecommunications services, such as cellular, paging, two-way radio, business telephone systems, and computer networks.

OPERATION OF FACILITIES FOLLOWING THE CWI MERGER

      It is currently contemplated that Intellicell's Chatsworth, California, facility will serve as its West Coast warehousing facility and the headquarters for Intellicell's corporate functions; Intellicell's Chief Executive Officer, Chief Financial Officer and Marketing and Business Development functions will be based in Dallas, Texas; and CWI's current Chicago area and Miami facilities will continue to be maintained, all subject to the discretion of Intellicell's Board of Directors.

FEES AND EXPENSES

      Whether or not the CWI Merger is consummated, Intellicell will bear all of its costs and expenses incurred in connection with the Merger Agreement and related matters, including this Proxy Statement. The Principal CWI Stockholders will bear all of the costs and expenses of CWI and the Principal CWI Stockholders, except (i) the Principal CWI Stockholders will not be required to reimburse CWI for expenses relating to the CWI Merger that are incurred by CWI and paid before the Closing and (ii) subject to certain limitations, Intellicell will reimburse CWI for up to 50% of any payments made by CWI to its independent certified public accountants for preparing the audited financial statements for this Proxy Statement, with the amount of this reimbursement to in no event exceed $25,000.

TERMINATION PRIOR TO THE CLOSING DATE

      The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the Intellicell stockholders, by any of the following:

      o    by mutual consent of CWI and Intellicell

      o by either CWI or Intellicell, if the CWI Merger is not consummated before October 30, 1999 (unless the failure to consummate the CWI Merger is due to the action or failure to act of the party seeking to terminate the Merger Agreement)

      o by either CWI or Intellicell, if (a) the conditions to the party's obligations have become commercially impracticable to satisfy; or
           (b) any permanent injunction or other order of a court or other competent authority preventing the consummation of the CWI Merger will have become final and non-appealable

      o by either CWI or Intellicell, if the issuance of the shares of Intellicell Common Stock in connection with the CWI Merger is not duly approved by the Intellicell stockholders.

      o by either CWI or Intellicell if (a) an SEC or Nasdaq proceeding is pending or threatened against Intellicell or (b) the financing commitments described in the Merger Agreement have not been obtained.

ABSENCE OF APPRAISAL RIGHTS

      Under the General Corporation Law of the State of Delaware, the stockholders of Intellicell are not entitled to appraisal rights with respect to the CWI Merger. The Principal CWI Stockholders have approved the CWI Merger and have expressly waived any appraisal rights. It is a condition precedent to Intellicell's obligation to complete the CWI Merger that no CWI Stockholder will have exercised any appraisal right that he may have with respect to the CWI Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      It is anticipated that, for federal income tax purposes, (i) the CWI Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended, and
(ii) no taxable gain or loss will be recognized by Intellicell, Merger Sub or CWI. The CWI Merger will have no tax impact on Intellicell's current stockholders.

ACCOUNTING TREATMENT

      For accounting purposes, the CWI Merger will be accounted for as a purchase. The purchase accounting method will require Intellicell to write up the book value of CWI's assets following the CWI Merger to at least the purchase price paid by Intellicell in the Merger. Assets acquired and liabilities assumed will be recorded at their estimated fair values, with the excess of the purchase price over the estimated fair values of CWI's net assets to be allocated to goodwill, which will create significant goodwill for Intellicell for accounting purposes.

ANTITRUST MATTERS

      The CWI Merger is not subject to the pre-filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 because CWI, on the one hand, and Merger Sub and Intellicell, on the other hand, do not meet the minimum size of person thresholds under this statute.

      At any time before or after the Closing Date, the Federal Trade Commission, the Department of Justice or others could take action under the antitrust laws with respect to the CWI Merger, including seeking to enjoin the consummation of the CWI Merger, to rescind the CWI Merger or to require the divestiture of substantial assets of Intellicell, Merger Sub or CWI. While Intellicell believes that the CWI Merger is legal under the antitrust laws, there can be no assurance that a challenge to the CWI Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.


DESCRIPTION OF INTELLICELL

      Intellicell is engaged in the wholesale distribution of wireless communications products. Intellicell offers wireless telephones and accessories from leading manufacturers, featuring brand names such as AT&T, Audiovox, Ericsson, Mitsubishi, Motorola, Nokia, NEC, Panasonic, Qualcomm, Samsung and Sony. Intellicell has developed a customer base of more than 2,100 wholesalers, carriers, agents, dealers and retailers. Intellicell has historically acquired most of its inventory products from, and has sold a substantial portion of this inventory to, other distributors.

      Intellicell's objective is to capitalize on wireless communications opportunities in markets in which Intellicell believes it can achieve significant growth. Intellicell intends to implement its business strategy by
(i) strategically aligning with certain key manufacturers and network operators to provide value-added services,

(ii) transitioning to a company offering a broad selection of services related to distribution, including "just in time" delivery of wireless handsets and accessories, purchasing, selling, warehousing, picking, packing and shipping and value added services, including inventory management, marketing, kitting and customized packaging, private labeling, light assembly, accounts receivable management, end user support services and warranty servicing. As part of this strategy, Intellicell is targeting emerging foreign markets and may seek to expand through acquisitions of companies in businesses related to that of Intellicell.

DESCRIPTION OF CWI

GENERAL

      CWI is engaged in the wholesale distribution of wireless communication products. CWI offers wireless telephone, accessories, pagers and other electronic products, including two-way radios from leading manufacturers featuring brand names such as Audiovox, Motorola and Nokia. CWI has developed a customer base of more than 3,000 wholesalers, agents, dealers and retailers.

      CWI was founded in 1987 as an Illinois Corporation by Sherwin Geitner, Ronald Goldberg and a third individual no longer affiliated with CWI. In 1983, these individuals also started Continental Mobile Communication Services, Inc. ("CMCS"), a Chicago area retailer of cellular mobile phones and airtime. CWI was formed to supply wireless products on a wholesale basis to dealers and agents, including CMCS. By supplying products to this distribution channel of network operators, it created value by distributing product on behalf of manufacturers and servicing the dealers and agents of network operators with approved and in demand inventory. CWI was one of the early value-added distributors of the cellular and wireless industry.

      In April 1987, Philip Leavitt became a stockholder of CMCS and CWI, and CMCS was renamed Continental Leavitt Communications, Inc. ("CLC"). By being one of the earliest providers of cellular technology, CLC grew to become one of the largest Cellular One agents in the Chicago metropolitan area, and one of CWI's
most significant customers.   CLC sold most of its assets in 1999.

      From its inception, CWI's objective was to capitalize on wireless communications opportunities by providing dealers, agents and retailers (the "indirect" distribution channel) with wireless product and by developing new distribution channels. CWI has historically provided this service by implementing its business strategy of (i) strategically aligning with certain key manufacturers and network operators to provide value-added services, (ii) transitioning to a service-based company offering a broad selection of services related to distribution, including "just in time" delivery of wireless handsets and accessories, purchasing, selling, warehousing, picking, packing and shipping and value added services, including inventory management, marketing, kitting and customized packaging, private labeling, light assembly, accounts receivable management, end user support services and warranty servicing. As part of its business strategy, CWI also targeted emerging foreign markets and opened a facility in Miami, Florida to service the Latin America market. In addition, CWI committed to an investment of over $2,000,000 to build-out the information technology systems required to implement its business strategy.

RECENT DEVELOPMENTS

      CWI experienced a significant increase in revenues from 1996 to 1998, which grew from $40,135,000 for the fiscal year ended September 30, 1996 to $81,031,000 for the fiscal year ended September 30, 1998. The increase in revenues and the resulting increase in net income of CWI are attributable to various factors, including the relationships with certain suppliers, including Motorola. The

Motorola relationship is a direct result of the efforts of Ronald Goldberg (CWI's current President) and Cary Maimon (CWI's current Vice President-General Manager).

      For the year ended September 30, 1998, CWI's revenue consisted of four main categories: phones ($61,595,000 or 77% of total product sales), phone accessories ($8,992,000 or 11% of total product sales), pagers and pager accessories ($4,215,000 or 5% of total product sales) and two-way radios ($4,918,000 or 6% of total product sales). Other miscellaneous sales represented approximately 1% of CWI's total product sales for the year ended September 30, 1998.

      In an effort to manage its growth, CWI moved in February 1999 to a 60,000-square foot office and warehouse facility in Lincolnshire, Illinois. This facility is nearly twice the size of its previous location which was based in Skokie, Illiniois. This new facility is owned by 600 Knightsbridge
LLC, an entity owned by three of CWI's Principal Stockholders.

      Starting in 1997, the wireless industry began a shift to digital-based technologies. CWI's supplier relationships, including its relationship with Motorola, and CWI's ability to procure other digital wireless products from Audiovox and Sony, to name a few, has enabled CWI to consistently supply its customer base with the in-demand product containing the digital technology.

      CWI maintains non-exclusive distribution agreements with Motorola, Sony, Audiovox and Nokia (for accessories only), pursuant to which CWI has been able to distribute analog and cellular digital telephones and accessories to its customer base. CWI also purchases products as they become available from other sources, such as excess inventory from network operators or other distributors. In addition, CWI distributes hand-held radios manufactured by Motorola, Audiovox and Kenwood. Recently, Sony announced that it will cease manufacturing wireless products, thus eliminating one supplier of both CWI and Intellicell. Management of CWI believes Sony's decision to cease supplying wireless products will not have a material adverse effect on the operating results of CWI.

      The wide acceptance of the digital technology in wireless handsets, which included personal communications services ("PCS"), TDMA and CDMA formats has had no adverse effect on the demand for products sold by CWI. However, there can be no assurance that CWI will be able to maintain the strategic relationships with manufacturers of digital wireless products or secure any additional strategic relationships allowing it to access digital products directly. CWI's future financial results will be adversely affected if it is unable to continue to secure and maintain (i) supplier relationships with manufacturers of analog and digital wireless products and (ii) a consistent supply of digital products at commercially competitive rates.

CUSTOMERS

      CWI has developed a customer base of more than 3,000 agents, dealers and retailers. CWI believes that this segment of the industry will continue to be the primary purchasers of CWI's products.

      For the fiscal years ended September 30, 1997 and 1998, sales of cellular products to the CWI's five largest customers accounted for approximately 11.9% and 13.7%, respectively, of revenues. For the fiscal year ended September 30, 1997, sales to its largest customer and second largest customer accounted for approximately 2.9% and 2.9%, respectively, of CWI's revenues. For the fiscal year ended September 30, 1998, sales to its largest customer and second largest customer accounted for approximately 4.4% and 2.7%, respectively, of the CWI's revenues.

      CWI generally sells its products pursuant to customer purchase orders and ships product orders received by 4:00 P.M. local time the same day. Unless otherwise requested, substantially all of CWI's products are delivered within a few days of receipt of customer orders by common carrier. Because orders are filled shortly after receipt, backlog is not material to CWI's business. CWI does not sell its products to customers in foreign markets, instead it sells to brokers or exporters who then sell to customers in foreign markets.

SUPPLIERS

      CWI has established relationships with leading manufacturers and distributors of wireless products. CWI generally negotiates directly with suppliers in an effort to obtain adequate inventories of popular brand name products on favorable pricing terms. Inventory purchases are based on quality, price, service, customer demand, product availability and brand name recognition. Product manufacturers typically provide warranties, which CWI extends to its customers.


      CWI has entered into non-exclusive arrangements with Motorola, Sony, Audiovox, and Nokia (for accessories only) pursuant to which CWI distributes wireless telephones and accessories to carriers, retailers and, with the exception of Sony products, wholesalers. Such arrangements are terminable on short notice. CWI purchases products from the above manufacturers and other distributors pursuant to purchase orders placed from time to time in the ordinary course of business. CWI believes that its relationships with its suppliers are satisfactory.

      CWI generally places orders to its suppliers by facsimile on a daily basis. Purchase orders are typically filled within one to seven days and wireless products are shipped to the CWI's warehouses by common carrier.

SALES, MARKETING AND DISTRIBUTION

      CWI's executive officers and sales staff are responsible for all of the sales efforts. The sales personnel are paid a base salary plus commission (generally between 8% and 15% of gross profit represented by their sales).

      CWI's sales staff consists of 22 account executives and support staff. Account executives are responsible for maintaining all customer relations with their assigned group of customers. Because of the service-oriented nature of the business, CWI's executive officers devote a substantial amount of time to developing and maintaining continuing personal relationships with CWI's customers. CWI's ability to expand its customer base may be limited by the number of marketing personnel and will be largely dependent upon the efforts of such individuals.

      In an effort to increase its sales in foreign markets, primarily Latin America, CWI opened a facility in Miami, Florida in 1995. To accomodate its growth, in July 1998, CWI assumed a lease from Intellicell on a larger 12,800-square foot warehouse and office facility in Miami, Florida that Intellicell had originally leased in November 1997.

      CWI believes that product recognition by customers and consumers is an important factor in the marketing of the products sold by CWI. Accordingly, CWI promotes its product lines through advertising in trade publications, special promotions and attendance at national and regional trade shows. CWI's manufacturers and dealers use a variety of methods to promote their products directly to consumers, including print and media advertising.

MANAGEMENT INFORMATION SYSTEMS

      CWI believes its ability to grow its operations to date have been due in part to the substantial investment that it has made in information systems. CWI's management believes these systems are an important factor in providing customers with competitive prices and rapid delivery of variety of products. Accordingly, in 1998, CWI commenced a project to upgrade its information systems, including making these systems Year 2000 compliant. CWI currently maintains, and will continue its financial, accounting and management controls for its operations through the use of a centralized accounting system and a computerized management information system. CWI maintains a Windows NT client-server environment, which interfaces with its Hewlett Packard (HP3000) mainframe to host its various applications. CWI's management information system is designed to enable CWI to market and to adapt to new product developments and to enhance corporate productivity through the integration of sales inventory controls, purchasing and financial and credit control. CWI believes that the system allows CWI to provide value to its customers through general efficiency, and timely and accurate product and pricing information. Internally, the system provides management and other key employees with detailed account information, including buying and credit histories and current account status, as well as pricing and product availability information.

      In 1998 CWI commenced a project (the "Project") that addressed the Year 2000 readiness of its information technology as well as its non-information technology systems (e.g., alarm systems, office machines, etc.) which have embedded technology (collectively referred to as Systems). Additionally, the Project includes assessment of the Year 2000 readiness of CWI's significant suppliers and customers. The Project is divided into four separate phases - Planning and Awareness, Inventory, Assessment and Renovation.

      The Planning and Awareness phase has been completed and included: (i) development and approval of the Project charter, (ii) formation of a Project management team to carry out the Project charter, (iii) identification and assessment of overall Project risks and (iv) development of a Project budget.

      CWI has implemented and completed the Inventory phase of the Project, which involved: (i) identification of significant systems to be assessed and
(ii) identification of all significant suppliers and customers. Because CWI does not believe that its customers' Year 2000 compliance issues will have a significant impact on CWI, it has been conducting informal conversations about Year 2000 issues with its customers.

      The Assessment phase also has been completed. This phase involved (i) contacting vendors of significant systems to assess the Year 2000 readiness of those systems, (ii) testing of the assertions made by significant systems vendors, (iii) contacting significant suppliers, customers and wireless network operators in order to ascertain their state of Year 2000 readiness,
(iv) assessment of assertions made by significant suppliers and customers,
(v) determination of the extent to which renovation will be required to insure Year 2000 readiness and (vi) development of contingency plans to the extent considered necessary.

      The Renovation phase is underway for CWI's management information systems identified as not Year 2000 compliant. The Renovation phase is expected to be completed during the fourth quarter of 1999. The activities that have been and will be performed during Renovation include (i) installation of new hardware and software for CWI's management information systems (ii) testing and validation of renovated Systems and (iii) establishment and completion of action plans to address any Year 2000 issues with significant customers and suppliers.

      CWI believes that the Project will meets its Year 2000 objectives in a timely manner. In the event the CWI Merger is consummated and CWI's management information systems are not Year 2000 compliant by December 31, 1999, the contingency plan of CWI and Intellicell is to utilize

Intellicell's systems (which currently are believed to be Year 2000 compliant) to meet CWI's needs until CWI's systems are Year 2000 compliant. CWI has completed a number of the significant portions of the Project. The ability of suppliers and customers with which CWI transacts to timely convert their systems to be Year 2000 compliant is uncertain. Lastly, disruptions in the economy generally resulting from Year 2000 issues could also have an adverse affect on CWI's operations. Such failures could materially and adversely affect the CWI's results of operations, liquidity and financial position.

      CWI is dependent on wireless equipment manufacturers for supply of wireless handsets and accessories. Additionally, demand for CWI's products (wireless handsets and accessories) by CWI's customers is dependent on the ability of network operators to provide wireless network services to the end-users of those products. Failure in the products and/or systems of the wireless equipment manufacturers or network operators, including those resulting from a lack of Year 2000 compliance, could have a material adverse effect on CWI.

      The estimated completion dates for the various phases and estimated costs are dependent upon management's assumptions of certain future events, such as compliance efforts, the availability of personnel and ability to locate and install systems. There can be no assurance that third parties which CWI significantly relies upon will succeed in their Year 2000 compliance efforts or that failure by third parties would not have a material adverse effect on CWI's results of operations or financial condition.

EMPLOYEES

      On May 31, 1999, CWI had 88 employees, of which six are in executive positions, 22 are engaged in sales, two in marketing, four in purchasing, seven in information technology, 19 in warehouse operations, 11 in its Miami office, four in administrative and human resources and 13 engaged in accounting and finance activities. There are no employees covered by a collective bargaining agreement. CWI believes that its relations with its employees are satisfactory. As a condition to Intellicell's obligation to consummate the CWI Merger, Mr. Geitner and Mr. Leavitt, both vice presidents of CWI, will resign from CWI.


RISKS RELATED TO THE CWI MERGER

      Some of the operating risks associated with Intellicell's business are described under "Risk Factors" in Item 1 of Intellicell's enclosed Annual Report for the year ended December 31, 1998 on Form 10-K. In addition to those ongoing risks and the other material risks described in this Proxy Statement, you should carefully consider the following risk factors in evaluating whether or not to approve the CWI Merger.

IF INTELLICELL AND CWI CANNOT EFFECTIVELY INTEGRATE THEIR OPERATIONS, THEN POTENTIAL BENEFITS OF THE CWI MERGER WILL NOT BE REALIZED.

      Intellicell and CWI will have to integrate their management teams as well as their manufacturing and sales and marketing efforts. If the companies are not successful in this integration, then the results of operations of the combined company could be adversely affected, employee morale could decline, key employees could leave, and customers could choose other distributors. In addition, until CWI's existing customers have had the opportunity to determine how well the combined companies will operate, they may choose other distributors. If the combined operations do not meet the expectations of CWI's existing customers, then these customers may reduce their future orders or cease doing business with the combined company altogether.

THE COSTS ASSOCIATED WITH THE CWI MERGER ARE DIFFICULT TO ESTIMATE, MAY BE HIGHER THAN EXPECTED AND MAY HARM THE FINANCIAL RESULTS OF THE COMBINED COMPANIES.

      Intellicell and CWI estimate that they will incur aggregate direct transaction costs of approximately $1,308,000 associated with the CWI Merger, nominal indirect severance costs, and additional costs associated with consolidation and integration of operations, which cannot be estimated accurately at this time. If the total costs of the merger exceed estimates or the benefits of the CWI Merger do not exceed the total costs of the merger, then the financial results of the combined companies could be adversely affected.

THE MARKET PRICE OF INTELLICELL COMMON STOCK COULD DECLINE AS A RESULT OF THE CWI MERGER.

      The market price of Intellicell's Common Stock may decline significantly as a result of the CWI Merger if:

      o the integration of Intellicell's and CWI's operations is not successful;

      o the combined company does not experience the benefits of the CWI Merger as quickly or to the extent as may be expected by financial analysts; or

INTELLICELL INTENDS TO INCUR ADDITIONAL DEBT

      Intellicell intends to incur additional indebtedness which is a mutual condition of the obligation to consummate the CWI Merger. Intellicell has received a preliminary commitment from Nationscredit for an additional $15,000,000 line of credit. This preliminary commitment is subject to completion of Nationscredit's due diligence, and there can be no assurance that Intellicell will be able to obtain a binding commitment for the line of credit from Nationscredit or any other lender. If obtained, this indebtedness could:

      o make it difficult to obtain necessary financing for growth, capital expenditures, debt service requirements or other purposes

      o limit the flexibility in planning for, or reacting to, changes in business and competition

      o    make it more difficult to react in the event of an economic downturn

      Intellicell may not be able to meet its debt service obligations. If cash flow is inadequate to meet debt obligations as they come due, Intellicell may face substantial liquidity problems. If Intellicell is unable to generate sufficient cash flow or obtain funds for required payments, or if Intellicell fails to comply with other covenants in the indebtedness, there will be a default. This would permit creditors to accelerate the maturity of the indebtedness.

INTELLICELL INTENDS TO RAISE ADDITIONAL EQUITY OR DEBT FINANCING

      Intellicell intends to raise at least $5,500,000 in additional equity or debt financing, which is a mutual condition of the obligation to consummate the CWI Merger. Intellicell anticipates this financing to be in the form of equity. Nevertheless, Intellicell has not yet obtained a commitment from any third party to provide such financing, and there can be no assurance that Intellicell will be able to obtain the this addition financing. If obtained, this financing may result in additional dilution to or reduced voting control of existing stockholders of Intellicell. To the extent that options, warrants or other conversion rights to purchase Intellicell Common Stock are exercised or issued in the future, there will be future dilution.

THE PURCHASE METHOD OF ACCOUNTING MAY HAVE A NEGATIVE EFFECT ON FUTURE REPORTED EARNINGS.

      The CWI Merger will be accounted for under the purchase method of accounting. The total estimated purchase price relating to the CWI Merger has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on Intellicell's estimates of their respective fair values. To the extent this purchase price exceeds the fair value of the net tangible assets acquired at the Closing Date, Intellicell will allocate the purchase price, based on an independent valuation, to goodwill. While the amortization of goodwill will have no effect on Intellicell's operating cash flow, such amortization is expected to have an adverse effect on Intellicell's reported earnings per share. The allocation of purchase price is subject to change pending a final determination of the purchase price paid by Intellicell and analysis of the value of the assets acquired and liabilities assumed. However, a significant amount of goodwill is expected to be generated in connection with the CWI Merger

CWI HAS SIGNIFICANT TRANSACTIONS WITH AFFILIATES

      CWI leases its headquarters and principal facility from 600 Knightsbridge LLC, an Illinois limited liability company, the members of which are CWI Principal Stockholders. Philip Leavitt, one of the Principal CWI Stockholders, is at least a 90% owner of LCI. LCI and CMT, related parties to CWI, have a sublease arrangement with CWI. In addition, CWI's personnel provide management functions to LCI and CMT, such as accounting, support for information systems and human resources. These services are expected to be provided by Merger Sub to LCI and CMT after the Closing pursuant to an agreement that will be subject to Intellicell's approval prior to the Closing. This contemplated agreement will require determinations of relative use among these entities in order to allocate costs to the respective parties. Although CWI has not previously had any significant disputes with LCI or CMT concerning these arrangements, there can be no assurance that disputes will not arise under the new contemplated arrangement. Moreover, if CMT or LCI terminates its sublease, Intellicell's general and administrative costs would correspondingly increase from their currently anticipated levels.

CWI IS IMPLEMENTING A NEW COMPUTER SYSTEM

      CWI is in the process of designing and implementing a Year 2000 compliant information system. This project (including amounts already expended) will utilize a significant amount of capital. The estimated costs following the Closing to complete this project by December 31, 1999, is estimated at approximately $400,000. If this project is not completed by December 31, 1999 or if the costs following the CWI Merger are significantly higher than $400,000, this could have a materially adverse effect on Intellicell's ability to conduct business and its financial condition.


                               SELECTED FINANCIAL DATA

INTELLICELL SELECTED FINANCIAL DATA

      The following table sets forth selected historical financial data for Intellicell for each of the five years in the period ended December 31, 1998 and the three month period ended March 31, 1999. Such data have been derived from and should be read in conjunction with, the audited financial statements and other financial information contained in Intellicell's annual report on Form 10-K/A No. 2 for the year ended December 31, 1998, and the unaudited financial statements and other information contained in Intellicell's Form 10-Q for the three month period ended March 31, 1999, including the notes thereto, incorporated by reference herein.

                               INTELLICELL CORP.
                            SELECTED FINANCIAL DATA
                (in thousands, except share and per share data)

----------------------------------------------------------------------------------------------------------------------------------


                                            Year Ended    Year Ended     Year Ended     Year Ended    Year Ended    Three Months
                                             December    December 31,   December 31,     December    December 31,    Ended March
                                             31, 1994        1995           1996         31, 1997        1998         31, 1999
                                            (audited)      (audited)      (audited)     (audited)      (audited)     (unaudited)
----------------------------------------------------------------------------------------------------------------------------------
OPERATIONS:
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                     $56,447        $69,850        $81,225       $81,401        $27,787         $6,666
----------------------------------------------------------------------------------------------------------------------------------
Cost of Sales                                  54,402         67,485         77,555        77,862         26,152          6,201
----------------------------------------------------------------------------------------------------------------------------------
Gross Profit                                    2,045          2,365          3,670         3,539          1,635            465
----------------------------------------------------------------------------------------------------------------------------------
Selling, general and administrative
expenses                                        1,505          1,877          2,747         7,630          4,167            953
----------------------------------------------------------------------------------------------------------------------------------
Non-recurring legal, auditing and
professional fees                                   -              -              -         1,300              -              -
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                     540            488            923       (5,391)        (2,532)          (488)
----------------------------------------------------------------------------------------------------------------------------------
Other income (expense)                          (103)           (86)           (392)        (391)          (237)            (5)
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax expense
(benefit)                                         437            402            531       (5,782)        (2,769)          (493)
----------------------------------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                        -              -          (308)           334              -              -
----------------------------------------------------------------------------------------------------------------------------------
Net (loss) income-historical                      437            402            839       (6,116)        (2,769)          (493)
----------------------------------------------------------------------------------------------------------------------------------
Pro forma net income (loss)(1)                    257            236            315       (6,116)        (2,769)          (493)
----------------------------------------------------------------------------------------------------------------------------------
Pro forma net income (loss) per share
(basic and diluted)(2)                          $0.13          $0.12          $0.15       ($1.37)        ($0.63)        ($0.08)
----------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common
shares outstanding (basic)                  2,030,000      2,030,000      2,113,674     4,451,182      4,415,902      6,093,500
----------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common
shares outstanding (diluted)                2,030,000      2,030,000      2,114,641     4,451,182      4,415,902      6,093,500
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
                                           December    December 31,   December 31,     December    December 31,     March 31,
                                           31, 1994        1995           1996         31, 1997        1998           1999
                                           (audited)   (audited)      (audited)        (audited)    (audited)      (unaudited)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (AT
PERIOD END):
----------------------------------------------------------------------------------------------------------------------------------
Working capital (deficiency)                   ($175)         ($243)         $8,432        $3,596         $2,490         $3,015
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                    7,250          8,604         16,025        11,414          4,178          5,563
----------------------------------------------------------------------------------------------------------------------------------
Short-term debt                                   445          2,490              -         3,402              -          2,208
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                               7,392          8,590          7,216         7,381          1,329          2,208
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity (capital deficiency)       (142)             14          8,809         4,033          2,849          3,355
----------------------------------------------------------------------------------------------------------------------------------

------------------------------------
(1) Includes pro forma adjustments for income taxes. See Note 9 to Notes to Intellicell's Financial Statements.
(2) Based on pro forma net income and the weighted average number of shares of Common Stock outstanding.

CWI SELECTED FINANCIAL DATA

      The following table sets forth selected historical financial data for CWI for the year ended July 31, 1994, the fourteen-month period ended September 30, 1995 and the years ended September 30, 1996, 1997 and 1998, and the six months ended March 31, 1999. Such data have been derived from, and should be read in conjunction with, the audited financial statements and other financial information contained in CWI's audited financial statements for the years ended September 30, 1998, 1997 and 1996, including the notes thereto, which are attached to this Proxy Statement as Appendix C.

                              CELLULAR WHOLESALERS, INC.
                               SELECTED FINANCIAL DATA
                   (in thousands, except share and per share data)

-----------------------------------------------------------------------------------------------------------------------------------
                                                              14 months                                                 Six Months
                                              Year Ended        Ended       Year Ended    Year Ended     Year Ended       Ended
                                               July 31,       September     September      September      September      March 31,
                                                 1994         30, 1995       30, 1996      30, 1997       30, 1998         1999
                                              (unaudited)    (unaudited)    (audited)      (audited)      (audited)    (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
OPERATIONS:
-----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                        $61,593        $62,992       $40,135        $53,265        $81,031       $39,772
-----------------------------------------------------------------------------------------------------------------------------------
Cost of Sales                                     57,117         59,662        36,014         47,673         73,138        35,837
-----------------------------------------------------------------------------------------------------------------------------------
Gross Profit                                       4,476          3,330         4,120          5,592          7,893         3,935
-----------------------------------------------------------------------------------------------------------------------------------
Selling, general and administrative
expenses                                           3,604          5,620         3,365          4,043          5,843         2,990
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                        872        (2,290)           756          1,549          2,051           944
-----------------------------------------------------------------------------------------------------------------------------------
Other income (expense)                             (437)          (919)         (506)          (122)          (892)         (219)
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax expense
(benefit)                                            435        (3,209)           250          1,427          1,159           726
-----------------------------------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                           -              -          (13)              -             15             -
-----------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                    435        (3,209)           263          1,427          1,144           726
-----------------------------------------------------------------------------------------------------------------------------------
Pro forma net income (loss)(1)                       435        (3,209)           263          1,427          1,144           726
-----------------------------------------------------------------------------------------------------------------------------------
Pro forma net income (loss) per share
(basic and diluted)(2)                           $543.27    ($4,011.66)       $328.34      $1,783.94      $1,429.77       $906.94
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common
shares outstanding (basic)                           800            800           800            800            800           800
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common
shares outstanding (diluted)                         800            800           800            800            800           800
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                             September     September      September      September     March 31,
                                             July 31, 1994    30, 1995       30, 1996      30, 1997       30, 1998         1999
                                              (unaudited)   (unaudited)    (audited)      (audited)      (audited)    (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
-----------------------------------------------------------------------------------------------------------------------------------
Working capital (deficiency)                        $136       ($3,211)      ($2,488)       ($1,092)         $6,092       ($1,243)
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                      15,464          7,913         7,368          9.002         15,585        15,696
-----------------------------------------------------------------------------------------------------------------------------------
Short-term debt                                   14,449         10,164         9,050          9,170          8,260        14,865
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                 14,983         10,642         9,834         10,040         15,480        14,865
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity (capital deficiency)            481        (2,728)       (2,466)        (1,039)            105           831
-----------------------------------------------------------------------------------------------------------------------------------


                 SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

      The following table sets forth selected unaudited pro forma combined financial data for Intellicell for the year ended December 31, 1998, and for the three-month period ended March 31, 1999, which are presented to reflect the estimated impact on the historical financial statements of Intellicell of the CWI Merger, which will be accounted for using the purchase method, and the issuance of 2,413,388 shares of Intellicell Common Stock and approximately $4,653,000 in cash as merger consideration (the total consideration that would be payable if CWI's total stockholders' equity on the Closing Date is equal to CWI's total stockholder's equity as of March 31, 1999). The income statement data assume that the CWI Merger had been consummated at the beginning of the earliest period presented, combining the annual statement of operations of Intellicell for the year ended December 31, 1998 and CWI for the year ended September 30, 1998, and the interim statements of operations of Intellicell for the three months ended March 31, 1999 and CWI for the three months ended December 31, 1998. The balance sheet data assume that the CWI Merger had been consummated on March 31, 1999. The unaudited pro forma combined financial data do not reflect any cost savings and other synergies nor merger related expenses anticipated by Intellicell management as a result of the CWI Merger and are not necessarily indicative of the results of operations or the financial position which would have occurred had the CWI Merger been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of Intellicell's future results of operations or financial position. The unaudited pro forma combined financial data should be read in conjunction with the historical financial statements, including the notes thereto, of Intellicell and CWI and the Unaudited Pro Forma Combined Financial Information, which is attached hereto as Appendix D.

                               SELECTED PRO FORMA DATA
                   (in thousands, except share and per share data)

--------------------------------------------------------------------------------
                                                                        Three
                                                        Fiscal Year     Months
                                                           Ended        Ended
                                                          December    March 31,
                                                          31, 1998       1999
--------------------------------------------------------------------------------
 OPERATIONS:
--------------------------------------------------------------------------------
 Net Sales                                                  $108,818     $28,078
--------------------------------------------------------------------------------
 Cost of Sales                                                99,290      25,537
--------------------------------------------------------------------------------
 Gross Profit                                                  9,528       2,541
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Selling, general and administrative expenses                 10,009       2,422
--------------------------------------------------------------------------------
 Amortization of Goodwill                                      1,348         339
--------------------------------------------------------------------------------
 Income (loss) from operations                               (1,829)       (220)
--------------------------------------------------------------------------------
 Other income (expense)                                      (1,129)       (216)
--------------------------------------------------------------------------------
 Income (loss) before income tax expense
 (benefit)                                                   (2,958)       (436)
--------------------------------------------------------------------------------
 Income tax expense (benefit)                                     15           -
--------------------------------------------------------------------------------
 Net (loss) income                                           (2,973)       (436)
--------------------------------------------------------------------------------
 Pro forma net income (loss) per share                        (0.44)      (0.05)
--------------------------------------------------------------------------------
 Weighted average number of common
 shares outstanding                                        6,829,290   8,506,888
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 BALANCE SHEET DATA                                                   March 31,
                                                                        1999
--------------------------------------------------------------------------------
 Working capital (deficiency)                                           ($2,881)
--------------------------------------------------------------------------------
 Total assets                                                             34,735
--------------------------------------------------------------------------------
 Total liabilities                                                        21,726
--------------------------------------------------------------------------------
 Stockholders' equity                                                     13,009
--------------------------------------------------------------------------------

                  COMPARATIVE PER SHARE DATA OF INTELLICELL AND CWI

      The following table sets forth certain earnings and net tangible book value per share data for Intellicell and CWI on historical and pro forma bases. The pro forma combined earnings per share data are derived from the Unaudited Pro Forma Combined Statements of Operations appearing elsewhere herein, which give effect to the CWI Merger using the purchase accounting method as if the CWI Merger had been consummated at the beginning of the earliest period presented. There were no cash dividends declared in the periods indicated. Book value data for all pro forma presentations is based upon the weighted average number of outstanding shares of Intellicell Common Stock, adjusted to include the estimated number of shares of Intellicell Common Stock to be issued in the CWI Merger. The information set forth below should be read in conjunction with the historical financial statements of Intellicell and of CWI and the Unaudited Pro Forma Combined Financial Information, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement.

      The pro forma data do not reflect any cost savings and other synergies or merger related expenses anticipated by Intellicell management as a result of the CWI Merger.

-----------------------------------------------------------------------------------------------------------------------------------
INTELLICELL:                                 Intellicell     Pro forma
                                              March 31,      March 31,
                                                1999           1998
                                             (unaudited)    (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                         $3,355        $13,009
-----------------------------------------------------------------------------------------------------------------------------------
Less Goodwill                                           -         13,476
-----------------------------------------------------------------------------------------------------------------------------------
Net tangible book value (deficit)                   3,355          (467)
-----------------------------------------------------------------------------------------------------------------------------------
Number of issued and outstanding shares of
common stock                                    6,914,893      9,328,281
-----------------------------------------------------------------------------------------------------------------------------------
Net tangible book value (deficit) per share         $0.49        ($0.05)
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------

                                                                                           Pro forma
                                                                           Intellicell      Three
                                                Intellicell    Pro forma      Three         Months
                                                Year Ended    Year Ended     Months          Ended
                                                 December      December       Ended         March 31,
                                                 31, 1998      31, 1998      March 31,        1999
                                                 (audited)    (unaudited)   (unaudited)   (unaudited)
--------------------------------------------------------------------------------------------------------
OPERATING DATA:
--------------------------------------------------------------------------------------------------------
Net loss                                         ($2,769)       ($2,980)        ($493)         ($436)
--------------------------------------------------------------------------------------------------------
Weighted average number of common shares
outstanding                                     4,415,902      6,829,290     6,093,500      8,506,888
--------------------------------------------------------------------------------------------------------
Basic and diluted loss per share                  ($0.63)        ($0.44)       ($0.08)        ($0.05)
--------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
CWI:                                                       Equivalent Pro
                                            CWI March 31,   forma March 31,
                                                1999           1999
                                             (unaudited)    (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                         $831
-----------------------------------------------------------------------------------------------------------------------------------
Number of issued and outstanding shares of
common stock                                        800
-----------------------------------------------------------------------------------------------------------------------------------
Net tangible book value (deficit) per share   $1,038.75
-----------------------------------------------------------------------------------------------------------------------------------
Net pro forma tangible book value (deficit)
per share                                                          ($0.05)
-----------------------------------------------------------------------------------------------------------------------------------
Multiply by exchange ratio                                          3,017
-----------------------------------------------------------------------------------------------------------------------------------
Equivalent pro forma net tangible book
value per share                                                  ($151.03)
-----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
OPERATING DATA:
----------------------------------------------------------------------------------------------------------------
                                                                                                  Equivalent Pro
                                                                Equivalent Pro      CWI Three      forma Three
                                             CWI Year Ended    forma Year Ended    Months Ended    Months Ended
                                              September 30,      September 30,      December 31,   December 31,
                                                  1998                1998              1998           1998
                                               (audited)         (unaudited)        (unaudited)    (unaudited)
----------------------------------------------------------------------------------------------------------------
Net income                                        $1,144                                $396
----------------------------------------------------------------------------------------------------------------
Weighted average number of common shares
outstanding                                          800                                 800
----------------------------------------------------------------------------------------------------------------
Basic earnings per share                       $1,430.00                             $495.00
----------------------------------------------------------------------------------------------------------------
Net pro forma earnings (loss) per share                             ($0.44)                           ($0.05)
----------------------------------------------------------------------------------------------------------------
Multiply by exchange ratio                                           3,017                             3,017
----------------------------------------------------------------------------------------------------------------
Equivalent pro forma earnings (loss) per
share                                                           ($1,316.37)                         ($154.62)
----------------------------------------------------------------------------------------------------------------

DIVIDENDS AND PRICE RANGE OF COMMON STOCK

      Intellicell has never paid any cash dividends on its Common Stock.
Shares of Intellicell Common Stock are traded on the Nasdaq SmallCap Market under the symbol "FONE." As of August 13, 1999, the record date for the Annual Meeting, there were approximately ___ holders of record of Intellicell Common Stock and 7,014,893 shares of Intellicell Common Stock outstanding.

      On July 23, 1999, the last full trading day prior to the public announcement of the signing of the Merger Agreement, the closing price on the Nasdaq SmallCap Market of the Intellicell Common Stock was $7.0625 per share. On August ___, 1999, the most recent practicable date prior to the printing of this Proxy Statement, the closing price on the Nasdaq SmallCap Market of the Intellicell Common Stock was $_____ per share.

      The following table sets forth the range of high and low closing price information of shares of Intellicell Stock as reported on the Nasdaq SmallCap Market for the calendar quarters indicated.

                                                      HIGH              LOW
                                                      ----              ---
YEAR ENDED DECEMBER 31, 1997
         First Quarter                               $9.38             $6.25
         Second Quarter                              $7.88             $4.25
         Third Quarter                               $9.75             $7.13
         Fourth Quarter                              $7.75             $2.75

YEAR ENDED DECEMBER 31, 1998
         First Quarter                               $5.50             $3.00
         Second Quarter                              $3.25             $0.50
         Third Quarter                               $1.88             $0.13
         Fourth Quarter                              $6.88             $0.50

CURRENT YEAR (ENDING DECEMBER 31, 1999)
         First Quarter                               $4.75             $2.34
         Second Quarter                              $6.00             $2.88
         Third Quarter (through 8/__/99)             $____             $____

      Shares of CWI common stock are not publicly traded, and no broker maintains a public market for CWI common stock.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF
   INTELLICELL COMMON STOCK TO THE CWI STOCKHOLDERS IN ACCORDANCE WITH THE
                                MERGER AGREEMENT


                                    PROPOSAL NO. 3
              APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
               TO CHANGE INTELLICELL'S NAME TO "FOCUS AFFILIATES, INC."

      In July 1999, the Board adopted, subject to the approval of Intellicell's stockholders, an amendment to Intellicell's certificate of incorporation which would change the corporate name of Intellicell from "Intellicell Corp." to "Focus Affiliates, Inc." If this proposal is approved by the stockholders, it will become effective upon filing of a certificate of amendment to Intellicell's certificate of incorporation with the Secretary of the State of Delaware.

REASON FOR PROPOSAL

      The Board believes that the proposed name change is advisable because Intellicell has recently changed the name under which it is conducting its
business operations to Focus Wireless Communications.   The Board believes the
new name better reflects Intellicell's new business plan, which includes providing value added services to the indirect distribution channels of manufacturers of wireless products and network operators. The new name assists management in presenting its new business plan, which calls for directed or focused distribution services to manufacturers of wireless handsets and network operators to manage their indirect distribution channel and develop alternative distribution channels. Furthermore, the new name creates the opportunity for Intellicell's management to create a new corporate image for the post-CWI Merger entity.

      The change in Intellicell's corporate name to Focus Affiliates, Inc. will more closely align Intellicell's corporate name with the name under which it is currently conducting its operations. The Board was unable to select the name Focus Wireless Communications, because that name was not available under Delaware state law.

      As discussed in Proposal No. 2, the name change prior to the Closing Date is a condition precedent to the obligations of Intellicell and CWI to consummate the CWI Merger. If the name change is not approved by the Intellicell stockholders, Intellicell and CWI may, in their sole discretion, choose to waive this condition precedent and proceed with the CWI Merger.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION


                                 PROPOSAL NO. 4
           APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                    TO INCREASE THE AUTHORIZED COMMON STOCK

      In July 1999, the Board adopted, subject to the approval of the Intellicell stockholders, an amendment to Intellicell's certificate of incorporation to increase the number of authorized shares of Common Stock from 15,000,000 shares to 25,000,000 shares. If this proposal is approved, it will become effective upon filing of a certificate of amendment to Intellicell's certificate of incorporation with the Secretary of the State of Delaware. The certificate of incorporation of Intellicell currently authorizes the issuance of 16,000,000 total shares, which includes 15,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value, which may be issued in one or more series.

CURRENT USE OF SHARES

      As of August 13, 1999, 7,014,893 shares of Common Stock were outstanding, and the Board had reserved an aggregate of 4,447,823 additional shares for future issuance, including the following: (a) 3,098,073 shares reserved for issuance upon exercise of outstanding warrants and warrants that have been approved for issuance by the Board; (b) 684,750 shares reserved for issuance upon exercise of outstanding options granted or to be granted under the 1996 and 1998 stock option plans; and (c) 665,000 shares reserved for issuance upon the exercise of outstanding options granted outside the 1996 and 1998 stock option plans. As a result, Intellicell currently has approximately 3,537,284 authorized but unissued and unreserved shares of Common Stock available for future issuance. Pursuant to the CWI Merger, a minimum of 2,250,000 shares of Common Stock will be issued to the CWI Stockholders. As of the date of this Proxy Statement, there are no shares of Preferred Stock issued or outstanding.

      If the CWI Merger is consummated, a significant number of the remaining unissued shares that are not already reserved for other specified purposes will be issued to the CWI Stockholders Moreover, in conjunction with the CWI Merger, Intellicell is required to obtain additional debt or equity financing for at least $5,500,000, which is a condition precedent to Intellicell's and CWI's obligations to proceed with the CWI Merger. Although Intellicell has not yet obtained this financing commitment, it anticipates that any financing would involve the issuance of a significant number of shares of Intellicell Common Stock or other securities that are convertible into a significant number of shares.

RIGHTS OF ADDITIONAL COMMON STOCK

      The additional Common Stock to be authorized would have rights identical to currently outstanding Common Stock. Approval of this proposal would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of Common Stock outstanding upon any issuance of these additional shares, such as potential dilution of earnings per share and voting rights of current holders of Common Stock. The Common Stock has no preemptive rights.

EFFECT OF PROPOSAL

      If this proposal is approved, the increased number of authorized shares of Common Stock will be available for issuance, from time to time, for such purposes and consideration and on such terms as the Board may approve, and no further vote of Intellicell's stockholders will be sought except as required by applicable law or by the rules of the Nasdaq Stock Market, on which the Common Stock is traded. Pursuant to the requirements of the Nasdaq Stock Market, stockholder approval is required (in addition to the initial authorization of the shares) for the issuance of shares of Common Stock (or securities convertible into Common Stock) under certain circumstances. These circumstances include, among other things, the issuance, in connection with an acquisition, of a number of shares equal to 20% or more of the number of shares outstanding before such issuance, the adoption of certain types of stock option or purchase plans or other arrangements in which stock may be acquired by Intellicell's officers or directors, and certain issuances that would result in Intellicell undergoing a change of control.

      The existence of additional authorized shares of Common Stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. The Board is not aware of any existing or planned effort to accumulate material amounts of Common Stock, or to acquire Intellicell by means of a merger, tender offer, solicitation of proxies in opposition to management, or otherwise, or to change Intellicell's management, nor is the Board aware of any person having made any offer to acquire Intellicell's Common Stock or assets.

REASON FOR PROPOSAL

      The Board believes that the limited number of currently authorized but unissued and unreserved shares of Common Stock unduly restricts Intellicell's ability to respond to business needs and opportunities, given that a substantial number of the remaining shares are anticipated to be issued in conjunction with the CWI Merger. The availability of additional shares of Common Stock for issuance will afford Intellicell flexibility in the future by increasing the number of authorized but unissued shares of Common Stock available for possible acquisitions, financing requirements, stock splits, and other corporate purposes. As discussed above, the increase in the authorized Common Stock prior to the Closing Date is one condition precedent to the obligations of Intellicell and CWI to consummate the CWI Merger. If the increase is not approved by the stockholders, Intellicell and CWI may, in their sole discretion, choose to waive the condition precedent and proceed with the CWI Merger.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION


                                 PROPOSAL NO. 5
              APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION PLAN

      The 1998 Stock Option Plan (the "1998 Plan") was originally adopted by the Board in February 1998 and approved by the Intellicell stockholders in December 1998. Currently, 540,000 shares of Common Stock are authorized to be issued under the 1998 Plan, with 45,000 shares available for future option grants. Intellicell also has a 1996 Stock Option Plan (the "1996 Plan") with 460,000 shares authorized, and 170,250 shares available for future option grants.

      In July 1999, the Board approved an amendment to the 1998 Plan, to increase the number of shares of Common Stock which are authorized to be issued under the 1998 Plan from 540,000 to 1,040,000. The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this amendment. Additional shares are needed for use in the 1998 Plan so that stock option grants can continue to be made to attract and retain key employees (including grants anticipated to be made to current CWI officers and employees if the CWI Merger is consummated). If this amendment to the 1998 Plan is not approved by the Intellicell stockholders, no further grants of options will be possible under the 1998 Plan once options covering the currently available shares are granted.

SUMMARY OF THE 1998 PLAN

      The 1998 Plan provides for the grant of options to officers, directors, other key employees and consultants of Intellicell to purchase up to an aggregate of 540,000 shares of Common Stock. The 1998 Plan is to be administered by the Board or a committee of the Board, and is currently administered by the Board, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1998 Plan. Intellicell has formed a committee consisting of two outside directors which may determine the grants, including the terms and conditions, of options to executive officers. Options granted under the 1998 Plan may be "incentive stock options" as defined in Section 422 of the Code, or nonqualified options, and will be designated as such. Options covering no more than 432,000 shares of Common Stock may be granted to any one employee in any twelve month period.

      The exercise price of incentive stock options may not be less than 100% of the fair market value of Intellicell's Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of Intellicell). The Code currently limits to $100,000 the aggregate value of Common Stock that may become exercisable in any one year pursuant to incentive stock options under the 1998 Plan or any other option plan adopted by Intellicell. Nonqualified options may be granted under the 1998 Plan at an exercise price less than the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may be acquired upon exercise of such options in any one year.

      In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (one year in the case of termination by reason of death or disability) following termination of employment.

      Options may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of Intellicell). Options granted under the 1998 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1998 Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1998 Plan is effective for ten years, unless sooner terminated or suspended.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      Incentive stock options under the 1998 Plan are afforded favorable federal income tax treatment under the Code. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee's sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

      All other options granted under the 1998 Plan are nonstatutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. Recently enacted legislation provides for reduced tax rates for long-term capital gains based on the taxpayer's income and the length of the taxpayer's holding period.

      Subject to the limits on deductibility of employee remuneration under
Section 162(m) of the Code, Intellicell will generally be entitled to a tax deduction in the amount that an optionee recognizes as ordinary income with respect to an option. Options granted to executive officers under the 1998 Plan are intended to qualify as performance-based compensation for purposes of
Section 162(m) of the Code, and Intellicell will generally be entitled to a tax deduction in the amount recognized by such officers upon exercise of the options. No tax authority or court has ruled on the applicability of Section 162(m) to the 1998 Plan and any final determination of the deductibility of amounts realized upon exercise of an option granted under the 1998 Plan could ultimately be made by the Internal Revenue Service or a court having final jurisdiction with respect to the matter. Intellicell retains the right to grant options under the 1998 Plan in accordance with the terms of the 1998 Plan regardless of any final determination as to the applicability of Section 162(m) of the Code to these grants.

      The Board may suspend, terminate, modify or amend the 1998 Plan, provided that any amendment that would increase the aggregate number of shares which may be issued under the 1998 Plan, materially increase the benefits accruing to participants under the 1998 Plan, or materially modify the requirements as to eligibility for participation in the 1998 Plan, will be subject to the approval of Intellicell's stockholders, except that any such increase or modification that may result from anti-dilution adjustments does not require stockholder approval. No suspension, termination, modification or amendment of the 1998 Plan may, without the consent of the participant to whom an option has already been granted, affect the rights of such participant under such option.

      The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or to Intellicell. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee's death.

PARTICIPATION IN THE 1998 PLAN

      In considering whether to vote for approval of the amendment to the 1998 Plan, you should be aware that Intellicell directors and executive officers are eligible for option grants under the 1998 Plan.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                   APPROVAL OF THE AMENDMENT TO THE 1998 PLAN


                                 PROPOSAL NO. 6
                      RATIFICATION OF INDEPENDENT AUDITORS

      The Board has appointed Hollander, Lumer & Co. LLP as independent auditors of Intellicell's financial statements for the fiscal year ending December 31, 1999, subject to ratification by the stockholders. A representative of Hollander, Lumer & Co. LLP is expected to be available at the Annual Meeting to respond to appropriate questions or make other statements such representative deems appropriate.

      Stockholder ratification of the selection of Hollander, Lumer & Co. LLP as Intellicell's independent auditors is not required by Intellicell's bylaws or otherwise. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of Intellicell and its stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF HOLLANDER,
                    LUMER & CO. LLP AS INDEPENDENT AUDITORS


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

      On April 9, 1997, Richard A. Eisner & Company, LLP ("Eisner"), the accounting firm that audited Intellicell's financial statements at December 31, 1994 and 1995, and for the years ended December 31, 1993, 1994 and 1995, resigned as Intellicell's independent auditor. The report of Eisner for the fiscal years ended December 31, 1993, 1994 and 1995 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the audit period for the fiscal years ended December 31, 1993, 1994 and 1995, and during the interim period prior to Eisner's resignation, there were no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. However, in its letter of resignation addressed to Intellicell's Board of Directors, Eisner concluded that it was "unable to rely on the integrity of management." In a subsequent letter filed as an Exhibit to Intellicell's Current Report on Form 8-K, Eisner stated that its resignation followed an expanded scope investigation in response to allegations with respect to the 1996 financial statements made to Eisner by Intellicell's controller, and that during Eisner's investigation evidence came to its attention that contradicted statements made to Eisner by management. The investigation was resolved favorably by independent auditors hired by Intellicell's audit committee.

      Effective April 19, 1997, Intellicell engaged BDO Seidman, LLP ("BDO Seidman") as independent auditors to audit Intellicell's annual financial statements. During Intellicell's two fiscal years and the subsequent interim period prior to the engagement of BDO Seidman, neither Intellicell nor any person acting on behalf of Intellicell consulted BDO Seidman regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Intellicell's financial statements or (ii) any matters that were either the subject of a disagreement or a reportable event.

      On May 20, 1998, the Audit Committee of Intellicell and BDO Seidman agreed that BDO Seidman would not stand for reelection as Intellicell's independent accountants. Intellicell's decision was in furtherance of its cost cutting strategies. BDO Seidman's report on Intellicell's financial statements during the two most recent fiscal years contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years, there were no disagreements between Intellicell and BDO Seidman on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

      On May 20, 1998, Intellicell engaged the services of Hollander, Lumer & Co. LLP as independent auditors to audit Intellicell's financial statements. The financial statements for 1996 and 1997 were reaudited by Hollander, Lumer and filed as part of Intellicell's annual report on Form 10-K/A No. 2 for the year ended December 31, 1998.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of Intellicell's Common Stock as of July 31, 1999, by (i) each person who is known by Intellicell to own beneficially more than 5% of Intellicell's outstanding Common Stock; (ii) each named executive officer (as defined below) who continued to serve as an officer as of July 31, 1999; (iii) each of Intellicell's directors; and (iv) all executive officers and directors of Intellicell as a group.

                                                  Amount and
                                                  Nature of
                                                  Beneficial       Percent of
   Name and Address(1)                            Ownership        Ownership(9)
-------------------------------------------       ---------------- ------------
Ben Neman...................................      1,375,000(2)          19.6%
Paul Skojdt.................................      1,116,667(3)          15.5%
Michael Hedge...............................               --              --
John Swinehart..............................        200,000(4)           2.8%
J. Sherman Henderson........................        120,000(5)           1.7%
Mark M. Laisure.............................        200,000(6)           2.8%
Vinay Sharma................................        100,000(7)           1.4%

All executive officers and directors
 as a group (8 persons).....................        646,666(8)           8.5%

------------------------


(1) Unless otherwise indicated, the address of each stockholder is c/o Intellicell at 9314 Eton Avenue, Chatsworth, California 91311.

(2)  Mr. Neman's address is 2180 Stradella Road, Los Angeles, California 90077.

(3) Includes 200,000 shares issuable upon the exercise of currently exercisable stock options. Mr. Skojdt's address is 25 West 9th Street, Indianapolis, Indiana 96204.

(4) Includes 200,000 shares issuable upon the exercise of currently exercisable stock options.

(5) Includes 100,000 shares issuable upon the exercise of currently exercisable stock options. Mr. Henderson's address is 9931 Corporate Campus Drive, Louisville, Kentucky 40223.

(6) Includes 200,000 shares issuable upon the exercise of currently exercisable stock options.

(7) Includes 100,000 shares issuable upon the exercise of currently exercisable stock options.

(8) Includes 626,666 shares issuable upon the exercise of currently exercisable options and warrants.

(9) Based on 7,014,893 shares of Common Stock outstanding on July 31, 1999. Shares issuable pursuant to currently exercisable stock options or warrants are added to the number of outstanding shares for the purpose of calculating each individual's percentage of ownership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Cellular Specialists, a company controlled by Ben Neman's brother, has been a customer of Intellicell. For the year ended December 31, 1998, Intellicell sold $307,696 of wireless products to this Company. As of June 30, 1999, $109,320 remains unpaid and is over 300 days past due.

      Digicell International Inc. ("Digicell"), a company controlled by two of Mr. Neman's cousins, is a customer and a supplier to Intellicell. For the year ended December 31, 1998, Intellicell sold to Digicell $1,577,000 and purchased from Digicell $817,000 of cellular products on terms no less favorable to Intellicell than could be obtained from an unaffiliated third party.

      Vinay Sharma, a director of Intellicell, is a partner with the law firm Sharma & Herron, one of Intellicell's attorneys. Intellicell paid the firm approximately $28,518 during the year ended December 31, 1998, for legal services rendered. In March 1998, options to purchase an aggregate of 100,000 shares of Common Stock at $3.81 per share were granted to Mr. Sharma under the 1998 Plan and later repriced to $1.00 per share. At the time, options to purchase 50,000 shares of Common Stock (3,000 shares at $5.00 granted in 1996, and 47,000 shares at $8.25 granted in 1997) under the 1996 Plan were canceled.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth the compensation for the years ended December 31, 1996, 1997 and 1998 paid by Intellicell to its chief executive officers and to one other executive officer of Intellicell who received compensation in excess of $100,000 for the year ended December 31, 1998 (the "named executive officers"). No other executive officers received compensation exceeding $100,000 during the last fiscal year.

                                                                                   Long-Term
                                                                                  Compensation
                               Annual Compensation(1)                                Awards
                               ----------------------                             ------------
                                                                     Other         Securities
        Name and                                                     Annual        Underlying
   Principal Position          Fiscal Year   Salary($)    Bonus   Compensation    Options (#)
   ------------------          -----------   ---------    -----   ------------    -----------
Ben Neman                        1998         70,170         --        --                --
  Chairman of the Board,         1997         72,000         --        --                --
  President, and Chief           1996         72,000         --        --            12,000(4)
  Executive Officer(2)

John Swinehart                   1998          5,210         --        --           200,000(5)
  Chief Executive Officer
  and Director(3)

Stephen Jarrett                  1998        115,000     20,000        --           100,000(6)
  Executive Vice President

----------------------


(1) The compensation described in this table does not include medical insurance, retirement benefits and other benefits received by the executive officers which are available generally to all employees of Intellicell and perquisites and other personal benefits received by these executive officers of Intellicell, the value of which does not exceed the lesser of $50,000 or 10% of the executive officer's cash compensation in the table.

(2) Mr. Neman served in the capacity of Chief Executive Officer only through November 1998.

(3)  Mr. Swinehart became Chief Executive Officer in November 1998.

(4) The options have an exercise price of $5.50 per share and vest one-third each year for three years. These options expired in July 1999.

(5) The options have an exercise price of $1.00 per share. Of these options, 166,666 were immediately exercisable and 33,334 were to vest upon exercise of the warrants issued upon the conversion of the notes offered in the November 1998 private placement. These warrants were exercised in full in March 1999, making all of these options currently exercisable.

(6) The options were granted in two separate grants of options to purchase 50,000 shares of Common Stock. The first grant was made with an exercise price of $4.375, a ten year expiration, and vesting one-third each year for three years. These options were later repriced to $1.00. The second grant was made with an exercise price of $0.375 per share, a five year expiration, and vesting one-third each year for three years. In April 1999, Intellicell accelerated the vesting of all these options, which were then exercised by Mr. Jarrett.

STOCK OPTION GRANTS AND EXERCISES IN 1998

      The following table sets forth the grants of stock options to the named executive officers during 1998.

                               Percentage
                               of Total
                   Number of   Options                          Potential Realizable Value at
                   Securities  Granted to                       Assumed Annual Rates of Stock Price
                   Underlying  Employees  Exercise              Appreciation for Option Term(3)
                   Options     During     Price Per Expiration ------------------------------------
Name               Granted     1998       Share     Date           0%           5%          10%
------             ---------- ---------- ---------  ---------- ----------- ------------ -----------
Ben Neman..........       0       --        --           --         --          --           --
John Swinehart(1).. 200,000       50%       $1.00   10/14/08    $50,000    $207,224      $448,436
Stephen Jarrett(2).  50,000       12.5%     $1.00    1/08/08   $168,750(4) $306,321(4)   $517,381(4)
                     50,000       12.5%     $0.375  10/14/03    $43,750     $61,018       $81,907

(1) The options have an exercise price of $1.00 per share and were granted on October 14, 1998. Of these options, 166,666 were immediately exercisable and 33,334 were to vest upon exercise of the warrants issued upon the conversion of the notes offered in the November 1998 private placement. These warrants were exercised in full in March 1999, making all of these options currently exercisable.
(2) The options were granted in two separate grants of options to purchase 50,000 shares of Common Stock. The first grant was made on January 9, 1998 with an exercise price of $4.375, a ten year expiration, and vesting one-third each year for three years. These options were later repriced to $1.00. The second grant was made on October 14, 1998 with an exercise price of $0.375 per share, a five year expiration, and vesting one-third each year for three years. In April 1999, Intellicell accelerated the vesting of all of these options, which were then exercised by Mr. Jarrett.
(3) Potential realizable values are computed by multiplying the number of shares of Common Stock subject to a given option by the closing market price on the date of grant for a share of Common Stock, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire five or ten-year term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Intellicell's estimate or projection of future Common Stock prices.
(4) Although these options were granted at the fair market value of $4.375 on January 8, 1998, these numbers assume that the exercise price was $1.00 on January 8, 1998 in order to reflect the value of the repricing.

      There were no stock options exercised by Messrs. Neman, Swinehart, or Jarrett during 1998.

AGGREGATE FISCAL YEAR-END OPTION VALUES

      The following table sets forth information concerning the value of unexercised stock options held by the named executive officers as of December 31, 1998:

                          Number of Securities
                         Underlying Unexercised         Value of Unexercised
                                Options                In-the-Money Options At
                       Held At Fiscal Year-End(#)      Fiscal Year-End ($) (1)
                       ---------------------------   ---------------------------
Name                   Exercisable   Unexercisable   Exercisable   Unexercisable
------                 -----------   -------------   -----------   -------------
Ben Neman                 8,000          4,000              $0              $0
John Swinehart          200,000              0        $400,000              $0
Stephen Jarrett               0        100,000              $0        $231,250

-------------------


(1) Based on the difference between the exercise price and the fair market value (the closing price of $3.00 reported by the Nasdaq SmallCap Market on December 31, 1998).

TEN-YEAR REPRICING OF OPTIONS

      The following table sets forth certain information concerning the repricing of the options of any executive officer during the last ten fiscal years:

                                                                                     Length
                           Number of                                                 of Original
                           Securities     Market Price    Exercise                   Option Term
                           Underlying     of Stock at     Price at     New           Remaining at
                           Options        Time of         Time of      Exercise      Date of
Name               Date    Repriced(#)    Repricing($)    Repricing    Price         Repricing
----------------  -----    ------------   -------------   ----------   -----------   ---------------
Stephen Jarrett  10/14/98    50,000          1.25          $4.375        $1.00        9.2 years

EMPLOYMENT AGREEMENTS

      Intellicell entered into a three-year employment agreement with Ben
Neman, Intellicell's then Chairman of the Board, Chief Executive Officer and President, effective December 1996, which was automatically renewable and provided for an annual base salary of $72,000 per year and bonus as determined by the Board. In November 1998, Intellicell entered into a new employment agreement with Mr. Neman (the "Neman Agreement") that superseded the prior employment agreement. Pursuant to the Neman Agreement, Mr. Neman was to serve as the Chairman of the Board and President of Intellicell, but no longer serve as its Chief Executive Officer. Mr. Neman was to receive an annual salary of $72,000 and bonuses as determined by the Board. The term of the Neman Agreement was to expire in November 2001; provided, however, that the Neman Agreement could be terminated by Intellicell under certain circumstances. Upon a termination without cause as defined in the Neman Agreement, Intellicell would be obligated to make a severance payment to Mr. Neman of $500,000.

      On April 21, 1999, Intellicell and Mr. Neman entered into an agreement pursuant to which Mr. Neman resigned as Chairman of the Board and President, and the parties terminated Mr. Neman's existing employment agreement. Intellicell paid Mr. Neman $250,000 upon signing of the termination agreement and will pay him 24 monthly payments of $14,583,33 each, with the first payment commencing on May 1, 1999. The termination agreement also provides for some limitations on Mr. Neman's public sales of the balance of his shares of Intellicell Common Stock.

      Intellicell entered into a two-year employment agreement with Stephen Jarrett, effective January 1998, for employment as Vice President of Business Development, with automatic renewals for successive one year periods, unless either party gave notice Under the agreement, Mr. Jarrett received a salary of $120,000 per year and incentive bonuses/commissions based on quantity purchase criteria.

      On April 30, 1999, Intellicell and Mr. Jarrett entered into an agreement pursuant to which Mr. Jarrett resigned as an officer and director, and the parties terminated Mr. Jarrett's existing employment agreement. Intellicell paid Mr. Jarrett $68,750, accelerated the vesting of Mr. Jarrett's stock options to purchase 100,000 shares of Intellicell Common Stock, loaned Mr. Jarrett $20,000 to assist him with taxes, and deferred repayment of $10,000 that he owed Intellicell for expense advances. Mr. Jarrett granted an irrevocable proxy to the Chief Executive Officer of Intellicell until April 30, 2000 for his shares of Common Stock. The termination agreement also provides for certain limitations on Mr. Jarrett's public sales of shares he obtained upon the exercise of the foregoing stock options.

      Intellicell entered into a three-year employment agreement with Michael Hedge, effective January 1999, for employment as Executive Vice President--General Manager for a period of three years. Under the agreement, Mr. Hedge will receive a salary of $150,000 per year. In addition, he received a $36,000 signing bonus and Intellicell agreed to loan him up to $500,400 to assist him in the exercise of stock options from his previous employer, with the loan to be repaid upon the earlier of the sale of these shares acquired or February 28, 2000. To date, Intellicell has loaned Mr. Hedge approximately $150,000 under this arrangement. In April 1999, Mr. Hedge became the
President and Chief Executive Officer of Intellicell, with all of the other provisions of his employment agreement continuing in effect.

STOCK OPTION PLANS

      Pursuant to the 1996 Plan and 1998 Plan, 460,000 and 540,000 shares of Common Stock, respectively, were authorized for issuance upon the exercise of options designated as either (1) options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended or (2) non-qualified options. Under the 1996 Plan and the 1998 Plan, incentive stock options may be granted to employees and officers of Intellicell. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of Intellicell.

              REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE INTELLICELL'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT") THAT MIGHT INCORPORATE THIS PROXY STATEMENT OR FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH WHICH FOLLOWS WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILING.


      The following Report of the Board on Executive Compensation describes the compensation policies and rationale applicable to Intellicell's executive officers with respect to compensation paid to such executive officers for the year ended December 31, 1998. It has not been updated to discuss events after December 31, 1998, including the subsequent resignations of Mr. Neman and Mr. Jarrett.

         The full Board decided all matters related to the compensation of the executive officers of Intellicell, except for grants of options to executive officers under Intellicell's stock option plans that were made after formation of a committee to oversee such grants. The current Board consists of Ben Neman, John Swinehart, Vinay Sharma, Stephen Jarrett, J. Sherman Henderson and Mark M. Laisure. Messrs. Swinehart and Laisure became directors in November 1998, Mr. Jarrett became a director in March 1998 and Mr. Henderson became a director in February 1998. Mr. Neman served as the Chairman of the Board and President of Intellicell. Mr. Swinehart served as the Chief Executive Officer of Intellicell. Mr. Jarrett served as Executive Vice President of Intellicell.

           Intellicell entered into a three-year employment agreement with Ben Neman, Intellicell's then Chairman of the Board, Chief Executive Officer and President, effective December 1996 (the "1996 Agreement"). Mr. Neman's compensation for 1997 was governed by such agreement, which agreement was superseded by a new three-year employment agreement in November 1998. Under the

      1996 Agreement, Mr. Neman received an annual salary of $72,000 per year and such bonus as determined by the Board. In determining the salary and bonus for the Chief Executive Officer, the Board based its decisions upon the performance of Intellicell, as well as a review of the performance of the Chief Executive Officer. During 1998, Intellicell performed substantially below its performance during 1997, and the Board did not award any bonus to Mr. Neman for 1998. Mr. Neman did not participate in any decisions by the Board concerning his compensation.

           Intellicell entered into a three-year employment agreement with James Bunting, Intellicell's then Chief Operating Officer and Executive Vice President, effective July 1996. Mr. Bunting's compensation for 1998 was governed by agreement, which provided for an annual salary of $70,000 per year and such bonus as determined by the Board. In determining the salary and bonus for the Chief Operating Officer, the Board based its decisions upon the performance of Intellicell, as well as a review of the performance of the Chief Operating Officer. During 1998, Intellicell performed substantially below its performance during 1997, and the Board did not award Mr. Bunting any bonus for 1998. Mr. Bunting did not participate in any decisions by the Board concerning his compensation. In March 1998, Mr. Bunting's employment as Chief Operating Officer and Executive Vice President terminated and he resigned from the Board.

           Intellicell entered into a three-year employment agreement with John
      C. Snyder II, Intellicell's then Chief Financial Officer and Vice President, effective April 1997. Mr. Snyder's compensation for 1997 was governed by such agreement, which provided for an annual salary of $70,000 per year and an annual bonus of $50,000. In providing for this salary and bonus for the Chief Financial Officer, the Board based its decisions upon the market rate of compensation for chief financial officers in similarly situated companies and upon the experience and qualifications of Mr. Snyder. In March 1998, Mr. Snyder's employment as Chief Financial Officer terminated.

           Intellicell entered into a two-year employment agreement with Stephen Jarrett, effective January 1998, for employment as Vice President of Business Development with automatic renewals for successive one year periods, unless either party gives notice otherwise. Under the agreement, Mr. Jarrett will receive a salary of $120,000 per year and incentive bonuses/commissions based on quantity purchase criteria. The repricing of the exercise price for 50,000 of Mr. Jarrett's options on October 14, 1998 from $4.375 to $1.00 was intended to provide an appropriate incentive to Mr. Jarrett, because the Board believed his salary was below the comparable industry level.

           Intellicell believes that equity ownership by executive officers provides an incentive to build stockholder value and aligns the interests of executive officers with the interests of stockholders. Upon the hiring of executive officers and other key employees, the Board will typically recommend stock option grants to those persons under Intellicell's stock option plans, subject to applicable vesting periods. Thereafter, the Board will consider awarding grants on a periodic basis. The Board believes that these additional grants will provide an incentive for executive officers to remain with Intellicell. Generally, options will be granted at the market price of the Common Stock on the date of grant and, consequently, will have value only if the price of the Common Stock increases over the exercise price. In determining the size of the periodic grants, the Board will consider various factors, including the amount of any prior option grants, the executive's or employee's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year.

           Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the stockholders.

           The compensation paid to Intellicell's executive officers for the year ended December 31, 1998 did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to Intellicell's executive officers for 1999 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of Intellicell's executive officers in the foreseeable future will approach the $1 million limit, the Board has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to Intellicell's executive officers. The Board will continue to monitor the compensation levels potentially payable under Intellicell's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, Intellicell's compensation philosophy and Intellicell's best interests.

      The foregoing report on executive compensation is provided by the Board in connection with Intellicell's Form 10-K/A, which was filed with the SEC on April 29, 1999. The report was prepared by the following directors: John Swinehart, Michael Hedge, Stephen Jarrett, J. Sherman Henderson, Mark M. Laisure and Vinay Sharma.


                               PERFORMANCE GRAPH

      The chart below sets forth a line graph comparing the performance of Intellicell's Common Stock against Nasdaq Market Index and the Media General Financial Service's Electronics Wholesale Index ("MG Group Index") for the period from December 18, 1996 (the date on which the market price of the Company's shares was first quoted by the Nasdaq SmallCap Market following Intellicell's initial public offering) through December 31, 1998. The indices assume that the value of an investment in Intellicell's Common Stock and each index was 100 on December 18, 1996 and that dividends, if any, were reinvested.

                     [GRAPHIC INSERTED FOR PRINTED VERSION]

                            12/18/96      12/31/96      12/31/97      12/31/98
--------------------------------------------------------------------------------
   Intellicell Corp.          100.00        111.32         75.47         45.28
--------------------------------------------------------------------------------
   MG Group Index             100.00        100.00        108.94         89.74
--------------------------------------------------------------------------------
   Nasdaq Market Index        100.00        100.00        122.32        172.52
--------------------------------------------------------------------------------

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires Intellicell's directors and certain of its officers, and persons who own more than 10% of a registered class of Intellicell's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish Intellicell with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to Intellicell and the representations made by the reporting persons to Intellicell, Intellicell believes that during the year ended December 31, 1998, its directors, officers and 10% stockholders complied with all filing requirements under
Section 16(a) of the Exchange Act, with the exception of the following:
Stephen Jarrett made two late filings reporting four transactions, Michael King made one late filing reporting one transaction, Michael Hedge made one late filing reporting one transaction, Paul Skojdt made one late filing reporting one transaction, Mark M. Laisure made two late filings reporting his initial beneficial ownership and one transaction, John Swinehart made two late filings reporting his initial beneficial ownership and one transaction, David Kane made two late filings reporting two transactions, J. Sherman Henderson made one late filing reporting three transactions, and Vinay Sharma made one late filing reporting four transactions.

        STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS

      Stockholder proposals submitted for inclusion in Intellicell's Proxy Statement and form of proxy relating to Intellicell's 2000 Annual Meeting of Stockholders must be received by ___________, 2000. Stockholders submitting proposals should direct them to David Kane of Intellicell, and utilize certified mail, return-receipt requested in order to ensure timely delivery.


                                    EXPERTS

      The financial statements of Intellicell as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998, and the related schedule, have been incorporated by reference in this Proxy Statement in reliance upon the reports of Hollander, Lumer & Co. LLP, independent auditors, and upon their authority as experts in accounting and auditing.

      The financial statements of CWI as of September 30, 1998 and September
30, 1997, and for each of the years in the three-year period ended September 31, 1998, and the related schedule, have been incorporated by reference in this Proxy Statement in reliance upon the reports of Altschuler, Melvoin and Glasser LLP, independent auditors, and upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS

      Intellicell knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

                      WHERE YOU CAN FIND MORE INFORMATION

      Intellicell files annual, quarterly and special reports, proxy statements and other information with the SEC. Stockholders may read and copy any reports, statements or other information that Intellicell files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Intellicell's public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

      The SEC allows Intellicell to "incorporate by reference" information into this Proxy Statement, which means that Intellicell can disclose important information to stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly herein. This Proxy Statement incorporates by reference the documents set forth below that Intellicell has previously filed with the SEC. These documents contain important information about Intellicell and its financial condition.

      o the Intellicell Annual Report on Form 10-K/A No. 2 for the year ended December 31, 1998.

      o the Intellicell Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

      o the Intellicell Current Reports on Form 8-K, filed on February 8, 1999, April 20, 1999, April 28, 1999 and August 6, 1999.

      Additional documents that Intellicell may file with the SEC between the date of this Proxy Statement and the date of the Annual Meeting are also incorporated by reference. These include any periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any proxy statements.

      You can obtain any of the documents incorporated by reference in, but not included with, this Proxy Statement from Intellicell without charge, excluding all exhibits unless Intellicell has specifically incorporated by reference an exhibit in this Proxy Statement, by requesting them in writing or by telephone from the following address:

                    Intellicell Corp.
                    Attn: David Kane
                    9314 Eton Avenue
                    Chatsworth, California 91311
                    Telephone: (818) 709-2300

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST ___, 1999. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF INTELLICELL STOCK IN THE CWI MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                              CAUTIONARY STATEMENT
                     CONCERNING FORWARD-LOOKING STATEMENTS

      When used in this Proxy Statement with respect to Intellicell, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under the heading "Proposal No. 2--Risks Related to the Merger." Intellicell does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     THE STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE
                  ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                   By Order of the Board of Directors


                                   Michael Hedge
                                   Chief Executive Officer
August ___, 1999

                               INTELLICELL CORP.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 29, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned hereby revokes all prior proxies, appoints Michael Hedge and David Kane, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated below, all the shares of Intellicell Corp. held of record by the undersigned on August 13, 1999 at the Annual Meeting of Stockholders to be held on September 29, 1999 at 10:00 A.M. or any and all adjournments thereof.

      1.    ELECTION OF DIRECTORS:

            |_| FOR all nominees listed below (except as marked to the contrary below).

            |_|   WITHHOLD AUTHORITY to vote for all nominees listed below.

      (INSTRUCTION: To withhold authority to vote for any nominee, draw a line through such nominee's name.)

                       Michael Hedge
                       John Swinehart
                       J. Sherman Henderson
                       Mark M. Laisure
                       Vinay Sharma

      2. Proposal to approve the issuance of shares of Intellicell common stock to the stockholders of Cellular Wholesalers, Inc. ("CWI"), in accordance with the Agreement and Plan of Merger dated as of July 23, 1999, among Intellicell, CWI, the principal stockholders of CWI, and a wholly owned subsidiary of Intellicell called Intellicell Merger Sub, Inc. ("Merger Sub"), pursuant to which CWI will be merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Intellicell.

            |_|   FOR          |_|   AGAINST        |_|   ABSTAIN

      3. To approve an amendment to Intellicell's certificate of incorporation to change Intellicell's name to "Focus Affiliates, Inc."

            |_|   FOR          |_|   AGAINST        |_|   ABSTAIN


      4. To approve an amendment to Intellicell's certificate of incorporation to increase the number of shares of common stock Intellicell is authorized to issue.

            |_|   FOR          |_|   AGAINST        |_|   ABSTAIN

      5. To approve an amendment to Intellicell's 1998 Stock Option Plan to increase the number of shares of common stock Intellicell can issue upon the exercise of options granted under the plan.

            |_|   FOR          |_|   AGAINST        |_|   ABSTAIN

      6. To ratify the appointment by the Board of Directors of Hollander, Lumer & Co. LLP as Intellicell's independent auditors for the fiscal year ending December 31, 1999.

            |_|   FOR          |_|   AGAINST        |_|   ABSTAIN

      7. In their discretion, the proxy holders are authorized to vote upon such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3, 4, 5 AND 6 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. IN THE EVENT ANY OF THE NOMINEES IS UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

                                    Dated:  ________________, 1999



                                    --------------------------------------------
                                                    Signature



                                    --------------------------------------------
                                            (Signature, if held jointly)

                                    Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner.


             PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS PROXY
                          USING THE ENCLOSED ENVELOPE.

                                                                     APPENDIX A

                             AGREEMENT AND PLAN OF MERGER





                                        among





                                  INTELLICELL CORP.

                               INTELLICELL MERGER SUB,


                              CELLULAR WHOLESALERS, INC.


                                         AND


                              PRINCIPAL CWI STOCKHOLDERS









                              Dated as of July 23, 1999

                                  TABLE OF CONTENTS

                                                                                 Page
I.     CWI MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

       1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
       1.2    Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . . .  1
       1.3    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.4    Certificate of Incorporation and Bylaws of the
              Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . .  2
       1.5    Directors of the Surviving Corporation; Voting Trust
              Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.6    Officers of the Surviving Corporation. . . . . . . . . . . . . . . .  2
       1.7    Conversion of CWI Shares . . . . . . . . . . . . . . . . . . . . . .  2
       1.8    Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       1.9    Merger Sub Common Stock Represents Surviving
              Corporation Common Stock . . . . . . . . . . . . . . . . . . . . . .  4
       1.10   Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . .  4
       1.11   Intellicell to Reserve Shares. . . . . . . . . . . . . . . . . . . .  4
       1.12   Further Documents. . . . . . . . . . . . . . . . . . . . . . . . . .  4
       1.13   Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

II.    INTELLICELL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

       2.1    Directors of Intellicell . . . . . . . . . . . . . . . . . . . . . .  5
       2.2    Officers of Intellicell. . . . . . . . . . . . . . . . . . . . . . .  5

III.   BOARD AND SHAREHOLDER APPROVALS . . . . . . . . . . . . . . . . . . . . . .  5

       3.1    CWI Board and Stockholder Approval . . . . . . . . . . . . . . . . .  5
       3.2    Merger Sub Board and Shareholder Approval. . . . . . . . . . . . . .  5
       3.3    Intellicell Board and Stockholder Approval . . . . . . . . . . . . .  5
       3.4    Intellicell Proxy Statement. . . . . . . . . . . . . . . . . . . . .  6

IV.    REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . .  6

       4.1    Representations and Warranties of CWI. . . . . . . . . . . . . . . .  6
              (a)    Due Incorporation, Good Standing and Qualification. . . . . .  6
              (b)    Corporate Authority . . . . . . . . . . . . . . . . . . . . .  7
              (c)    Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .  7
              (d)    Options, Warrants and Rights. . . . . . . . . . . . . . . . .  7
              (e)    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .  7
              (f)    Financial Statements. . . . . . . . . . . . . . . . . . . . .  7
              (g)    Actions in the Ordinary Course of Business. . . . . . . . . .  8
              (h)    No Material Adverse Change. . . . . . . . . . . . . . . . . .  8
              (i)    Real Estate Rights. . . . . . . . . . . . . . . . . . . . . .  8
              (j)    Title to Properties . . . . . . . . . . . . . . . . . . . . .  9
              (k)    Condition of Assets and Properties. . . . . . . . . . . . . .  9
              (l)    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  9
              (m)    Intellectual Property . . . . . . . . . . . . . . . . . . . .  9
              (n)    Consents and Approvals; No Violation. . . . . . . . . . . .   10
              (o)    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
              (p)    Accounts Receivable . . . . . . . . . . . . . . . . . . . .   10
              (q)    Contracts . . . . . . . . . . . . . . . . . . . . . . . . .   10
              (r)    Compliance with Law and Other Regulations . . . . . . . . .   11
              (s)    Employee Benefit and Employment Matters . . . . . . . . . .   12
              (t)    Insurance . . . . . . . . . . . . . . . . . . . . . . . . .   13
              (u)    Conflicting Interest. . . . . . . . . . . . . . . . . . . .   13


              (v)    No Payments to Directors, Officers, Stockholders
                     or Others . . . . . . . . . . . . . . . . . . . . . . . . .   13
              (w)    No Prohibited Payments. . . . . . . . . . . . . . . . . . .   14
              (x)    Minute Books. . . . . . . . . . . . . . . . . . . . . . . .   14
              (y)    Accuracy of Statements. . . . . . . . . . . . . . . . . . .   14
              (z)    Information Supplied for Proxy Statement. . . . . . . . . .   14
              (aa)   Brokers and Finders . . . . . . . . . . . . . . . . . . . .   14
              (ab)   Related Party Transactions. . . . . . . . . . . . . . . . .   15
              (ac)   Year 2000 Compliance. . . . . . . . . . . . . . . . . . . .   15
              (ad)   Inventory . . . . . . . . . . . . . . . . . . . . . . . . .   15
       4.2    Representations and Warranties of CWI and the
              Principal CWI Stockholders . . . . . . . . . . . . . . . . . . . .   15
              (a)    Ownership of Shares . . . . . . . . . . . . . . . . . . . .   15
              (b)    Investment Representations. . . . . . . . . . . . . . . . .   16
              (c)    Appraisal Rights. . . . . . . . . . . . . . . . . . . . . .   16
       4.3    Representations and Warranties of Intellicell and
              Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
              (a)    Due Incorporation, Good Standing and Qualification. . . . .   16
              (b)    Corporate Authority . . . . . . . . . . . . . . . . . . . .   16
              (c)    Capital Stock . . . . . . . . . . . . . . . . . . . . . . .   17
              (d)    Options, Warrants and Rights. . . . . . . . . . . . . . . .   17
              (e)    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .   17
              (f)    Intellicell SEC Reports . . . . . . . . . . . . . . . . . .   17
              (g)    Financial Statements. . . . . . . . . . . . . . . . . . . .   18
              (h)    Actions in the Ordinary Course of Business. . . . . . . . .   18
              (i)    No Material Adverse Change. . . . . . . . . . . . . . . . .   19
              (j)    Real Estate Rights. . . . . . . . . . . . . . . . . . . . .   19
              (k)    Title to Properties . . . . . . . . . . . . . . . . . . . .   19
              (l)    Condition of Assets and Properties. . . . . . . . . . . . .   20
              (m)    Litigation. . . . . . . . . . . . . . . . . . . . . . . . .   20
              (n)    Intellectual Property . . . . . . . . . . . . . . . . . . .   20
              (o)    Consents and Approvals; No Violation. . . . . . . . . . . .   20
              (p)    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
              (q)    Accounts Receivable . . . . . . . . . . . . . . . . . . . .   21
              (r)    Contracts . . . . . . . . . . . . . . . . . . . . . . . . .   21
              (s)    Compliance with Law and Other Regulations . . . . . . . . .   22
              (t)    Employee Benefit and Employment Matters . . . . . . . . . .   22
              (u)    Insurance . . . . . . . . . . . . . . . . . . . . . . . . .   24
              (v)    Conflicting Interest. . . . . . . . . . . . . . . . . . . .   24
              (w)    No Payments to Directors, Officers, Stockholders
                     or Others . . . . . . . . . . . . . . . . . . . . . . . . .   24
              (x)    No Prohibited Payments. . . . . . . . . . . . . . . . . . .   24
              (y)    Minute Books. . . . . . . . . . . . . . . . . . . . . . . .   24
              (z)    Accuracy of Statements. . . . . . . . . . . . . . . . . . .   25
              (aa)   The Proxy Statement . . . . . . . . . . . . . . . . . . . .   25
              (ab)   Brokers and Finders . . . . . . . . . . . . . . . . . . . .   25
              (ac)   Status of Intellicell Common Stock to be Issued . . . . . .   25
              (ad)   No Activities . . . . . . . . . . . . . . . . . . . . . . .   25
              (ae)   Year 2000 Compliance. . . . . . . . . . . . . . . . . . . .   25
              (af)   Inventory . . . . . . . . . . . . . . . . . . . . . . . . .   25

V.     COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

       5.1    Covenants of CWI . . . . . . . . . . . . . . . . . . . . . . . . .   26
              (a)    Truth of Representations and Warranties . . . . . . . . . .   26
              (b)    Preservation of Business. . . . . . . . . . . . . . . . . .   26
              (c)    Ordinary Course . . . . . . . . . . . . . . . . . . . . . .   26
              (d)    Books and Records . . . . . . . . . . . . . . . . . . . . .   27
              (e)    No Organic Change . . . . . . . . . . . . . . . . . . . . .   27
              (f)    No Issuance by CWI of Shares, Options, or
                     Other Securities. . . . . . . . . . . . . . . . . . . . . .   27
              (g)    Compensation. . . . . . . . . . . . . . . . . . . . . . . .   27



              (h)    Dividends . . . . . . . . . . . . . . . . . . . . . . . . .   27
              (i)    Right of Inspection . . . . . . . . . . . . . . . . . . . .   27
              (j)    Confidentiality . . . . . . . . . . . . . . . . . . . . . .   28
              (k)    Satisfaction of Obligations and Liabilities . . . . . . . .   28
              (l)    Reasonable Efforts. . . . . . . . . . . . . . . . . . . . .   28
       5.2    Covenants of Intellicell . . . . . . . . . . . . . . . . . . . . .   29
              (a)    Truth of Representations and Warranties . . . . . . . . . .   29
              (b)    Preservation of Business. . . . . . . . . . . . . . . . . .   29
              (c)    Ordinary Course . . . . . . . . . . . . . . . . . . . . . .   29
              (d)    Books and Records . . . . . . . . . . . . . . . . . . . . .   29
              (e)    No Organic Change . . . . . . . . . . . . . . . . . . . . .   30
              (f)    No Issuance by Intellicell of Shares, Options
                     or Other Securities . . . . . . . . . . . . . . . . . . . .   30
              (g)    Compensation. . . . . . . . . . . . . . . . . . . . . . . .   30
              (h)    Dividends . . . . . . . . . . . . . . . . . . . . . . . . .   30
              (i)    Right of Inspection . . . . . . . . . . . . . . . . . . . .   30
              (j)    Confidentiality . . . . . . . . . . . . . . . . . . . . . .   31
              (k)    Satisfaction of Obligations and Liabilities . . . . . . . .   31
              (l)    Recommendation of Board of Directors. . . . . . . . . . . .   31
              (m)    Reasonable Efforts. . . . . . . . . . . . . . . . . . . . .   31
              (n)    Employee Benefits . . . . . . . . . . . . . . . . . . . . .   32
              (o)    Third Party Beneficiaries . . . . . . . . . . . . . . . . .   32
              (p)    Voting Trust Agreement. . . . . . . . . . . . . . . . . . .   32
              (q)    Operation of Merger Sub . . . . . . . . . . . . . . . . . .   32

VI.    CONDITIONS PRECEDENT TO OBLIGATIONS . . . . . . . . . . . . . . . . . . .   32

       6.1    Conditions Precedent to the Obligations of Intellicell
              and Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . .   32
              (a)    Accuracy of Representations and Warranties. . . . . . . . .   33
              (b)    Performance of Agreements . . . . . . . . . . . . . . . . .   33
              (c)    Opinion of Financial Advisor. . . . . . . . . . . . . . . .   33
              (d)    Stockholder Approvals . . . . . . . . . . . . . . . . . . .   33
              (e)    Opinion of Counsel for CWI. . . . . . . . . . . . . . . . .   33
              (f)    No Material Adverse Change. . . . . . . . . . . . . . . . .   34
              (g)    Litigation. . . . . . . . . . . . . . . . . . . . . . . . .   34
              (h)    Certificate of CWI. . . . . . . . . . . . . . . . . . . . .   34
              (i)    Proceedings Satisfactory to Counsel . . . . . . . . . . . .   34
              (j)    Consents and Approvals. . . . . . . . . . . . . . . . . . .   34
              (k)    Delivery of Documents . . . . . . . . . . . . . . . . . . .   35
              (l)    Employment Agreement. . . . . . . . . . . . . . . . . . . .   35
              (m)    Intellicell Common Stock Trading Price. . . . . . . . . . .   35
              (n)    Additional Financing. . . . . . . . . . . . . . . . . . . .   35
              (o)    Related Party Agreements. . . . . . . . . . . . . . . . . .   35
              (p)    Insurance Letter. . . . . . . . . . . . . . . . . . . . . .   35
       6.2    Conditions Precedent to the Obligations of CWI . . . . . . . . . .   36
              (a)    Accuracy of Representations and Warranties. . . . . . . . .   36
              (b)    Performance of Agreements . . . . . . . . . . . . . . . . .   36
              (c)    Stockholder Approval. . . . . . . . . . . . . . . . . . . .   36
              (d)    Opinion of Counsel for Intellicell. . . . . . . . . . . . .   36
              (e)    No Material Adverse Change. . . . . . . . . . . . . . . . .   38
              (f)    Litigation. . . . . . . . . . . . . . . . . . . . . . . . .   38
              (g)    Certificates of Intellicell and Merger Sub. . . . . . . . .   38
              (h)    Proceedings Satisfactory to Counsel . . . . . . . . . . . .   38
              (i)    Delivery of Documents . . . . . . . . . . . . . . . . . . .   38
              (j)    Consents and Approvals. . . . . . . . . . . . . . . . . . .   38
              (k)    Amendment to Certificate of Incorporation . . . . . . . . .   39
              (l)    Amendment to Bylaws; Election of Directors. . . . . . . . .   39
              (m)    Intellicell Common Stock Trading Price. . . . . . . . . . .   39
              (n)    Employment Agreements . . . . . . . . . . . . . . . . . . .   39
              (o)    Voting Trust Agreement. . . . . . . . . . . . . . . . . . .   39



              (p)    Additional Financing. . . . . . . . . . . . . . . . . . . . . 39
              (q)    Insurance Letter. . . . . . . . . . . . . . . . . . . . . .   39

VII.   AMENDMENT, WAIVER, TERMINATION. . . . . . . . . . . . . . . . . . . . . .   40

       7.1    Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
       7.2    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
       7.3    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
       7.4    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .   41

VIII.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
       INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

       8.1    Survival of Representations and Warranties . . . . . . . . . . . .   41
       8.2    Indemnification by CWI and Principal CWI Stockholders. . . . . . .   41
       8.3    Indemnification by Intellicell . . . . . . . . . . . . . . . . . .   42
       8.4    Procedures for Indemnification . . . . . . . . . . . . . . . . . .   42
       8.5    Defense of Third Party Claims. . . . . . . . . . . . . . . . . . .   43
       8.6    Settlement of Third Party Claims . . . . . . . . . . . . . . . . .   43

IX.    OPERATION OF INTELLICELL FOLLOWING MERGER . . . . . . . . . . . . . . . .   44

       9.1    Election of Directors. . . . . . . . . . . . . . . . . . . . . . .   44
       9.2    Operational Facilities . . . . . . . . . . . . . . . . . . . . . .   44

X.     GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

       10.1   Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   44
       10.2   Indemnity Against Finders. . . . . . . . . . . . . . . . . . . . .   44
       10.3   Controlling Law. . . . . . . . . . . . . . . . . . . . . . . . . .   45
       10.4   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
       10.5   Binding Nature of Agreement; No Assignment . . . . . . . . . . . .   47
       10.6   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .   47
       10.7   Section Headings . . . . . . . . . . . . . . . . . . . . . . . . .   47
       10.8   Public Announcements . . . . . . . . . . . . . . . . . . . . . . .   47
       10.9   Construction of Agreement. . . . . . . . . . . . . . . . . . . . .   47
       10.10  Documents and Exhibits . . . . . . . . . . . . . . . . . . . . . .   47
       10.11  Indulgences, Not Waivers . . . . . . . . . . . . . . . . . . . . .   47
       10.12  Execution in Counterparts. . . . . . . . . . . . . . . . . . . . .   48
       10.13  Provisions Separable . . . . . . . . . . . . . . . . . . . . . . .   48
       10.14  Number of Days . . . . . . . . . . . . . . . . . . . . . . . . . .   48
       10.15  Liquidated Damages . . . . . . . . . . . . . . . . . . . . . . . .   48
       10.16  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . .   48
       10.17  Nonsolicitation. . . . . . . . . . . . . . . . . . . . . . . . . .   48


                             AGREEMENT AND PLAN OF MERGER


       THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of July 23, 1999, by and among Intellicell Corp., a Delaware corporation ("INTELLICELL"), Intellicell Merger Sub, Inc., a Delaware corporation ("MERGER SUB"), Cellular Wholesalers, Inc., an Illinois corporation ("CWI"), and Ronald Goldberg, Philip Leavitt, Sherwin Geitner, and Cary Maimon (the "PRINCIPAL CWI STOCKHOLDERS") with reference to the following facts and subject to the condition that Cary Maimon will only continue for purposes of this Agreement to be one of the Principal CWI Stockholders if he is a shareholder of CWI at the time of the merger of CWI into the Merger Sub:

       WHEREAS, Intellicell has formed Merger Sub as a wholly-owned subsidiary for the purpose of effectuating the merger of CWI with and into Merger Sub as provided herein; and

       WHEREAS, the respective Boards of Directors of Intellicell, Merger Sub, and CWI (collectively, the "COMPANIES") deem it to be in the best interests of the Companies and their respective stockholders that CWI merge with and into Merger Sub on the terms and subject to the conditions set forth in this Agreement (the "Merger"); and

       WHEREAS, the Principal CWI Stockholders approve of the Merger and desire to facilitate the Merger by their agreements contained herein; and

       WHEREAS, the parties intend that the transactions contemplated hereby qualify for nonrecognition treatment under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

       NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, the parties agree as follows:

I.     CWI MERGER

       1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), CWI shall be merged with and into Merger Sub, with Merger Sub as the corporation (the "SURVIVING CORPORATION") surviving the Merger, and the separate existence of CWI shall cease.

       1.2 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Chapter 805 of the Illinois Compiled Statutes (the "ILLINOIS ACT") and Subchapter IX of the Delaware General Corporation Law (the "DELAWARE ACT").

       1.3 CLOSING. Subject to Article VI, the consummation of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Kamensky & Rubinstein, 7250 North Cicero Avenue, Suite 200, Lincolnwood, Illinois 60646-1693, or such other place as the parties hereto shall agree, at 10:00 A.M. on September 30, 1999 or such other time and date as shall be determined by the parties (the "CLOSING DATE"). Contemporaneously with the Closing, the Companies shall cause an agreement of merger between Merger Sub and CWI, in a form that is acceptable to each of the Companies and otherwise conforms to the requirements of the Illinois Act (the "AGREEMENT OF MERGER"), to be filed with the Secretary of State of the State of Illinois as provided in Sections 5/11.25 and 5/11.35 of Chapter 805 of the Illinois Act and with the Secretary of State of the State of Delaware as provided in Section 252 of Subchapter IX of the Delaware Act. The Agreement of Merger shall specify that the Merger shall become effective on the Closing Date or such other time as the parties shall agree (the "EFFECTIVE TIME").

       1.4 CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. The Certificate of Incorporation and Bylaws of Merger Sub shall be provided to CWI's counsel prior to the Closing Date and shall be reasonably acceptable to such counsel.

       1.5    DIRECTORS OF THE SURVIVING CORPORATION; VOTING TRUST AGREEMENT.
As of the Effective Time, the individuals identified on Exhibit A to the Agreement shall be elected by Intellicell as the directors of the Surviving Corporation (the "INITIAL SURVIVING CORPORATION DIRECTORS"), in each case to serve until their respective successors are elected or appointed in accordance with the Bylaws of the Surviving Corporation. The Initial Surviving Corporation Directors shall be the individuals who are all of Intellicell's directors immediately following the appointment of additional Intellicell directors pursuant to Section 2.1. Subject to Article VI, at the Closing the Principal CWI Stockholders shall enter into the Voting Trust Agreement referred to in
Section 5.2(p).

       1.6 OFFICERS OF THE SURVIVING CORPORATION. As of the Effective Time, the individuals identified on Exhibit B to this Agreement shall be appointed as the officers of the Surviving Corporation, to serve in each case until their respective successors are appointed in accordance with the Bylaws of the Surviving Corporation.

       1.7 CONVERSION OF CWI SHARES. The total consideration to be received by the shareholders of CWI in connection with the conversion of all of the then outstanding capital stock of CWI in connection with the Merger shall be $11,000,000 (the "BASE CONSIDERATION"), plus an additional amount (the "ADDITIONAL CONSIDERATION") in the event the total stockholders' equity of CWI as of the Closing Date (the "Closing Date Equity") exceeds $177,667. The Base Consideration shall consist of $5,000,000 in cash and $6,000,000 of shares of Intellicell common stock, $.01 par value per share (the "INTELLICELL COMMON STOCK"), valued as hereinafter described (the $6,000,000 of shares of Intellicell Common Stock being hereinafter referred to as the "BASE SHARES"). For purposes of this Agreement, the shares of Intellicell Common Stock shall have a value (the "SHARE VALUE") equal to $2.666666 per share. The Additional Consideration, if any, shall consist of an additional number of shares of Intellicell Common Stock (the "ADDITIONAL SHARES") as equals (i) the amount by which the Closing Date Equity exceeds $177,667, divided by (ii) $4. Notwithstanding the foregoing, the cash portion of the Base Consideration will be reduced by the amount, if any, by which the Closing Date Equity is less than $1,177,667, although Additional Shares will then be issued in an amount equal to
(i) the amount, if any, by which the Closing Date Equity exceeds $177,667, divided by (ii) $4. The Closing Date Equity shall be determined within 30 days following the Closing Date by Intellicell's and CWI's independent certified public accountants in accordance with generally accepted accounting principles, using assumptions that are mutually acceptable to such accountants and including a reserve against accounts receivable that is acceptable to Intellicell and CWI, and such determination shall be binding on all of the parties to this Agreement. At the Effective Time, all of the issued and outstanding shares of capital stock of CWI ("CWI STOCK") shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted pro rata into and thereafter represent the number of Base Shares described above ($6,000,000 divided by the Share Value) and the holders of such shares shall concurrently receive on a pro rata basis (unless directed otherwise as described below) $4,500,000 of the cash portion of the Base Consideration. The Additional Shares and, subject to
Section 1.8, the remaining cash portion of the Base Consideration, if any, will be distributed pro rata (unless directed otherwise as described below) to the holders of the Base Shares as of the Closing Date within 15 days following the determination of the Closing Date Equity. Fractional shares shall not be issued, and in lieu thereof Intellicell shall pay cash in an amount equal to the Share Value times the applicable fraction of a share. Notwithstanding the foregoing, the Base Shares, Additional Shares and cash portion of the Base Consideration will be allocated among the CWI stockholders in accordance with a written allocation agreement signed by all of the CWI stockholders, provided that a copy of this allocation agreement is delivered to Intellicell at least 10 days prior to the Closing.

       1.8 ESCROW. $500,000 of the cash portion of the Base Consideration shall not be distributed at the Closing but shall be held in escrow with an escrow agent and on such terms as shall be agreed to by the parties to this Agreement (the "Escrow Agreement"), pending determination of the Closing Date Equity. In the event the Closing Date Equity is determined to exceed $677,667, a portion of the escrowed funds (up to the entire $500,000) equal to the amount by which such equity exceeds $677,667 shall be delivered to the CWI stockholders and the remainder of such escrowed funds will be returned to Intellicell. In the event the Closing Date Equity is determined to not exceed $677,667, all of the escrowed funds shall be returned to Intellicell and the CWI stockholders shall be required to pay Intellicell in cash an amount equal to (i) $677,667 less (ii) the amount of the Closing Date Equity, with such payment to be made within 15 days following the determination of such equity.

       1.9 MERGER SUB COMMON STOCK REPRESENTS SURVIVING CORPORATION COMMON STOCK. At the Effective Time, each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Intellicell as the holder thereof, represent one share of common stock, $.01 par value, of the Surviving Corporation.

       1.10 EXCHANGE OF CERTIFICATES. After the Effective Time, any holder of an outstanding certificate or certificates (the "CWI STOCK CERTIFICATES") theretofore representing any of the shares of CWI Stock, upon surrender thereof to Intellicell or the transfer agent for Intellicell Common Stock, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Intellicell Common Stock as provided in
Section 1.7. Until so surrendered, the outstanding CWI Stock Certificates shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Intellicell Common Stock, to represent that certain number of shares of Intellicell Common Stock as set forth in Section
1.7. No dividend or distribution, if any, payable to holders of shares of Intellicell Common Stock shall be paid to the holders of CWI Stock Certificates; provided, however, that upon surrender and exchange of such CWI Stock Certificates, there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor, the amount, without interest thereon, of dividends or other distributions, if any, which theretofore but subsequent to the Effective Time have been declared and become payable with respect to the number of whole shares of Intellicell Common Stock into which the shares of CWI Stock theretofore represented thereby shall have been converted.

       1.11 INTELLICELL TO RESERVE SHARES. At or prior to the Closing Date, Intellicell shall reserve for the benefit of the holders of the CWI Stock Certificates such number of shares of Intellicell Common Stock as shall be required for conversion of CWI Stock in accordance with this Agreement.

       1.12 FURTHER DOCUMENTS From time to time, on and after the Closing Date (i), as and when requested by Intellicell, the appropriate officers and directors of CWI as of the Closing Date shall, for and on behalf and in the name of CWI, execute and deliver all such instruments, and shall take or cause to be taken such further or other actions as Intellicell may reasonably request in order to confirm of record or otherwise to Intellicell title to all of the outstanding shares of CWI and otherwise to carry out fully the provisions and purposes of this Agreement, and (ii) as and when requested by CWI's counsel, Intellicell shall execute and deliver all such instruments and shall take or cause to be taken such further or other actions as CWI's counsel may reasonably request in order to carry out fully the provisions and purposes of this Agreement.

       1.13 REORGANIZATION. This Agreement constitutes a plan of reorganization within the meaning of the Treasury Regulations under the Code and has been duly adopted by each party hereto as such. The parties hereto intend that the transactions contemplated by this Agreement shall qualify for nonrecognition treatment under Section 368(a) of the Code, and each party hereto will take all commercially reasonable actions in order to accomplish such intent.

II.    INTELLICELL

       2.1 DIRECTORS OF INTELLICELL. At or prior to the Closing, Intellicell shall cause the authorized number of directors of Intellicell to be increased from six to eight and shall elect or appoint, or cause to be elected or appointed, of the eight directors three individuals (at least one of whom is not an officer, director, employee or significant shareholder of CWI) designated by CWI in writing at least ten days prior to the Closing, provided that each such designated director shall be reasonably acceptable to Intellicell. It is currently contemplated that the three CWI designees will be Cary Maimon, Ronald Goldberg and David Segneri. The authorized number of directors of Intellicell will be fixed at eight by Intellicell's Board of Directors and the five incumbent directors of Intellicell will then fill the vacancies with the CWI designees at a meeting of Intellicell's Board of Directors that will be held on or before the Closing Date.

       2.2 OFFICERS OF INTELLICELL. At or prior to the Closing, Intellicell shall cause the persons indicated on Schedule 2.2 hereto to be appointed to the offices of Intellicell set forth on Schedule 2.2.

III.   BOARD AND SHAREHOLDER APPROVALS

       3.1 CWI BOARD AND STOCKHOLDER APPROVAL. CWI hereby represents that its Board of Directors has duly authorized the execution and delivery of this Agreement and approved this Agreement, the Merger and related matters, and all of the stockholders of CWI have executed and delivered to CWI their written consents under Sections 5/11.20 and 5/7.10 of Chapter 805 of the Illinois Act approving the execution, delivery and performance by CWI of this Agreement, the Merger and related matters.

       3.2 MERGER SUB BOARD AND SHAREHOLDER APPROVAL. Merger Sub hereby represents that its Board of Directors has duly authorized the execution and delivery of this Agreement and approved this Agreement, the Merger and related matters, and Intellicell, in its capacity as the sole shareholder of Merger Sub, has executed and delivered to the Merger Sub a written consent under Section 252 of Subchapter IX of the Delaware Act approving the execution, delivery and performance by Merger Sub of the Agreement of Merger and the approval of this Agreement.

       3.3 INTELLICELL BOARD AND STOCKHOLDER APPROVAL. Intellicell hereby represents that its Board of Directors has duly authorized the execution and delivery of this Agreement and approved this Agreement, the Merger and related matters. As soon as is practicable following the execution of this Agreement, Intellicell shall duly call, give notice of, convene and hold a meeting (the "INTELLICELL STOCKHOLDERS MEETING") of the stockholders of Intellicell (the "INTELLICELL STOCKHOLDERS") for the purpose of voting upon this Agreement, the Merger and related matters. Intellicell shall, through its Board of Directors, recommend that the Intellicell Stockholders approve of such matters and shall use its commercially reasonable best efforts to hold such meeting as soon as practicable after the date hereof and secure the approval of the Intellicell Stockholders of the transactions contemplated herein.

       3.4 INTELLICELL PROXY STATEMENT. As promptly as practicable after the execution of this Agreement, Intellicell shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement (the "PROXY STATEMENT") and related proxy materials to be used in connection with the Intellicell Stockholders Meeting. CWI shall furnish Intellicell for inclusion in the Proxy Statement such information regarding CWI as may be reasonably necessary to comply with the provisions of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the rules and regulations of the SEC thereunder. If, at any time prior to the Closing Date, it shall be necessary to amend or supplement the Proxy Statement to correct any statement or omission with respect to CWI in order to comply with any applicable legal requirements, CWI shall, at the request of Intellicell or its counsel, promptly supply the necessary information to Intellicell or its counsel. Intellicell's Board of Directors shall recommend in the Proxy Statement that the Merger be approved by the Intellicell stockholders.

IV.    REPRESENTATIONS AND WARRANTIES

       4.1 REPRESENTATIONS AND WARRANTIES OF CWI. CWI hereby represents and warrants to Intellicell, subject to such exceptions as are specifically disclosed by CWI to Intellicell in the disclosure letter of even date herewith relating to this Agreement and delivered by CWI to Intellicell herewith (the "CWI DISCLOSURE LETTER"), the matters set forth below. Any representation made to the "knowledge" of CWI shall be limited to the actual knowledge of Melvyn Cohen, Ronald Goldberg and Cary Maimon.

              (a) DUE INCORPORATION, GOOD STANDING AND QUALIFICATION. CWI is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. CWI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means, with respect to CWI or Intellicell, a material adverse effect on the business, operations, prospects, or condition, financial or otherwise, of CWI or Intellicell, as the case may be, and their respective subsidiaries, if any, taken as a whole. Section 4.1(a) of the CWI Disclosure Letter sets forth, as of the date of this Agreement, each jurisdiction in which CWI is qualified to do business. CWI has heretofore delivered to Intellicell accurate and complete copies of the charter and by-laws, as currently in effect, of CWI.

              (b) CORPORATE AUTHORITY. CWI has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement and the Merger have been approved by all of the stockholders of CWI. This Agreement has been duly authorized, executed and validly delivered by CWI, and constitutes a valid and binding agreement of CWI, enforceable against CWI in accordance with its terms.

              (c) CAPITAL STOCK. CWI has an authorized capital stock consisting of 10,000 shares of CWI Stock, of which 800 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of CWI Stock are owned by the persons identified on Schedule 4.1(c) to this Agreement in the amounts shown thereon, and there are no commitments or other agreements to which CWI is a party or by which it is bound relating to the issuance or sale by CWI of any of its securities. All of the issued and outstanding shares of capital stock of CWI have been validly authorized and issued and are fully paid and nonassessable and free of preemptive or similar rights.

              (d) OPTIONS, WARRANTS AND RIGHTS. There are no outstanding convertible securities, options, warrants or other rights to purchase or to convert any obligation into any shares of the capital stock of CWI or any subsidiary of CWI or commitments or agreements to issue any such securities, options, warrants or other rights.

              (e) SUBSIDIARIES. CWI does not have any subsidiaries, which for purposes of this Agreement shall include every other corporation, partnership, joint venture or other business association in which CWI directly, or indirectly through another entity or entities more than 50% owned by CWI, owns or controls at least 50% of the securities or other equity interests.

              (f) FINANCIAL STATEMENTS. The balance sheets of CWI as of September 30, 1998 and 1997, the statements of operations, stockholders' equity and cash flows of CWI for each of the three years ended September 30, 1998, and all related schedules and notes to the foregoing, copies of which are attached to the CWI Disclosure Letter, were prepared in accordance with generally accepted accounting principles and fairly and accurately present the financial position, results of operations and changes in financial position of CWI as of their respective dates and for the periods indicated. The foregoing for the three-year period ended September 30, 1998 has been audited by independent public accountants; and each of the foregoing financial statements for the three-month period ended December 31, 1998 and the seven-month period ended April 30, 1999 have been certified by the principal financial officer of CWI.
To CWI's knowledge, CWI does not have any material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of CWI as of April 30, 1999 or incurred since April 30, 1999 in the ordinary course of business.

              (g) ACTIONS IN THE ORDINARY COURSE OF BUSINESS. Except as set forth in Section 4.1(g) of the CWI Disclosure Letter, since April 30, 1999 CWI has not: (i) to CWI's knowledge taken any action outside the ordinary and usual course of business; (ii) borrowed any money or, to CWI's knowledge, become contingently liable for any obligations or liability of another; (iii) to CWI's knowledge, failed to pay all of its debts and obligations as they become due or prior to the imposition of any penalties or interest; (iv) incurred any debt or, to CWI's knowledge, any other liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business, none of which aggregate more than $100,000 with respect to the same supplier or customer; (v) failed to use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its employees and independent contractors, or to preserve its relationships with its customers, suppliers and others with which it deals; (vi) increased or committed to increase the salary or compensation of any officer; or (vii) made any material change in its practices, operations or policies with respect to the method for selling goods or services, or other method for accounting for sales, the conduct of accounts receivable collection or accounts payable payment activities or the maintenance of inventory levels.

              (h) NO MATERIAL ADVERSE CHANGE. Since April 30, 1999, there has not been and, to the knowledge of CWI, there is not threatened (i) any material adverse change in the financial condition, business, properties, assets or results of operations of CWI; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of CWI which materially affects or impairs its ability to conduct its business; (iii) any event or condition of any character which has materially and adversely affected the business or prospects (financial or otherwise) of CWI; or (iv) any mortgage or pledge of any material amount of the assets or properties of CWI, or any indebtedness incurred by CWI other than indebtedness, not material in the aggregate, incurred in the ordinary course of business. Notwithstanding the foregoing, Intellicell acknowledges that CWI's revenues between October 1, 1998 and June 30, 1999 were approximately $58,000,000 and that this does not constitute a material adverse change in the business condition of CWI.

              (i) REAL ESTATE RIGHTS. Section 4.1(i) of the CWI Disclosure Letter contains a list of each piece of real property owned, leased or occupied by CWI, including in each case the location thereof and a description of the use to which it is put by CWI. CWI has delivered to Intellicell a true and accurate copy of each deed, mortgage, lease, and other documents (collectively, the "CWI REAL ESTATE DOCUMENTS") pursuant to which CWI owns, leases, or otherwise occupies each of its real estate properties (collectively, the "CWI PROPERTIES"). CWI does not have any interest as owner, lessor, lessee, or otherwise in any real estate, other than as set forth in the CWI Disclosure Letter. CWI has not received notice from any mortgagee or landlord of any of the CWI Properties that CWI is in default of any terms, conditions, or provisions of any mortgage ("CWI MORTGAGE") or lease ("CWI LEASE") relating to any of the CWI Properties. The CWI Mortgages and CWI Leases are in good standing and, to the knowledge of CWI, no condition exists which, with the passage of time, giving of notice, or both, would lead to a default under any CWI Mortgage or CWI Lease.

              (j) TITLE TO PROPERTIES. To CWI's knowledge, it has good and marketable title to all of its real and personal properties, including the CWI Properties and all other properties reflected in CWI's balance sheet as of April 30, 1999, or acquired subsequent to April 30, 1999 (except properties disposed of subsequent to that date in the ordinary course of business). Except as disclosed in CWI's balance sheet as of April 30, 1999, such assets and properties are not, to CWI's knowledge, subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest or title retention or other security arrangement, except for liens for the payment of federal, state and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of CWI or the ownership of its assets or properties which were not incurred in connection with the borrowing of money or the obtaining of advances, and which do not in the aggregate materially detract from the value of the assets or properties of CWI or materially impair the use thereof in the operation of its business.

              (k) CONDITION OF ASSETS AND PROPERTIES. To CWI's knowledge, the buildings, equipment, fixtures, furniture, furnishings, office equipment and all other tangible personal assets and properties of CWI presently used in CWI's business do not require any material repairs other than normal maintenance and are in good operating condition, reasonable wear and tear excepted.

              (l) LITIGATION. There are no actions, suits, proceedings or other litigation pending or, to the knowledge of CWI, threatened against CWI or any of its officers, directors or material vendors or customers, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if determined adversely to CWI, would individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

              (m) INTELLECTUAL PROPERTY. No claim is pending or, to the knowledge of CWI, threatened to the effect that the present or past operations of CWI infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit CWI to conduct its business as now operated (the "CWI INTELLECTUAL PROPERTY") and no claim is pending or, to the knowledge of CWI, threatened to the effect that any of the CWI Intellectual Property is invalid or unenforceable. The CWI Disclosure Letter contains a list of all licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, and service marks of CWI. No contract, agreement or understanding between CWI and any other party exists which would impede or prevent the continued use by CWI of the entire right, title and interest of CWI in and to the CWI Intellectual Property.

              (n) CONSENTS AND APPROVALS; NO VIOLATION. Except for recordation of the Agreement of Merger as required by the Illinois Act and Delaware Act, no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the consummation by CWI of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by CWI and the consummation of the transactions contemplated hereby will not violate or result in a breach by CWI of, or constitute a default under, or conflict with, or cause any acceleration of any material obligation with respect to (i) any material provision or restriction of any charter, bylaw, loan, indenture or mortgage of CWI; or (ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance or regulation or any other restriction of any kind or character to which any assets or properties of CWI is subject or by which CWI is bound. Neither CWI, nor its ultimate parent entity and all entities which it controls directly or indirectly (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R ACT"), has total assets or annual net sales of $100,000,000 or more.

              (o) TAXES. CWI has filed all Federal, state, foreign, local and any other applicable tax returns and reports required to be filed, and have paid in full all taxes and assessments shown due thereon (together with all interest, penalties, assessments and deficiencies assessed in connection therewith due through the date hereof). To the knowledge of CWI, such tax returns and reports are correct in all material respects. Federal tax returns of CWI have not been audited by the Internal Revenue Service within the previous three years. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Federal or state income tax returns of CWI. No claim or assertion has been made against CWI by any tax authority in any jurisdiction in which CWI has not filed any tax return that CWI is or may be subject to taxation of any sort in that jurisdiction or is required to file a tax return in such jurisdiction.

              (p) ACCOUNTS RECEIVABLE. To CWI's knowledge, the accounts receivable of CWI have been acquired in the ordinary course of business, and are subject to no known defenses, set-offs or counterclaims, except to the extent of the reserve reflected in the financial statements of CWI. Subject to the foregoing and to Section 1.8, CWI is not guaranteeing the collectibility of its receivables nor is CWI representing or warranting that any of the receivables will actually be collected.

              (q) CONTRACTS. CWI is not a party to (i) any lease, installment purchase agreement or other contract with respect to any real property, used or proposed to be used in its operations, except, in each case, items reflected in CWI's April 30, 1999 financial statements; (ii) any contract or agreement for the purchase of any personal property, commodity, material, fixed asset or equipment in excess of $100,000; (iii) any mortgage, lease, contract or agreement creating an obligation of $100,000 or more; (iv) any contract or agreement involving payments in excess of $100,000 which by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof; (v) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of arrangement; (vi) any material license agreement; or (vii) any contract which could be reasonably be expected to result in a material loss or obligation to CWI. To the knowledge of CWI, each of the foregoing mortgages, leases, contracts, agreements and other arrangements to which CWI is a party are valid and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and
(ii) general principles of equity, whether asserted in a proceeding in equity or at law. CWI, and, to CWI's knowledge, all other parties to each of the foregoing mortgages, leasing contracts, agreements and other arrangements have performed all material obligations required to be performed to date thereunder; neither CWI, nor, to CWI's knowledge, any such other party is in default or in arrears under the terms of any of the foregoing, except as set forth in Section 4.1(q) of the CWI Disclosure Letter with respect to CWI's line of credit with American National Bank where CWI is out of compliance with the terms of such line of credit as of the date of this Agreement but will be in compliance as of the Closing Date; and, to CWI's knowledge, no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default under any of them.

              (r) COMPLIANCE WITH LAW AND OTHER REGULATIONS. To CWI's knowledge, CWI is in compliance with all requirements (including those relating to environmental matters) of Federal, state or local law, and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties and all premises occupied by it, except where the failure to comply would not be reasonably likely to have a Material Adverse Effect. To CWI's knowledge, there is no environmental contamination, toxic waste or other discharge, spill, construction component, structural element or condition, other than cleaning solvents and other substances normally used in day-to-day operations which is reasonably likely to have a Material Adverse Effect, nor has CWI received any official notice or citation that the CWI Properties in any way contravene any Federal, state or local law or regulation relating to environmental, health or safety matters, including without limitation any requirements of the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") or any OSHA requirements. Without limiting the foregoing, to CWI's knowledge, CWI has properly filed all reports, paid all monies and obtained all licenses, permits, certificates and authorizations needed or required and material to the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions and provisions of all of the foregoing. CWI has not received any notice from any Federal, state or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body.

              (s) EMPLOYEE BENEFIT AND EMPLOYMENT MATTERS. CWI and its "ERISA Affiliates" (as determined under Section 414(b), (c), (m) or (o) of the
Code) (i) maintain, administer or contribute to, or at any time during the past six years have maintained, administered or contributed to, only those employee pension benefit plans (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) described in Section 4.1(s) of the CWI Disclosure Letter (the "CWI Pension Plans"); and (ii) maintain, administer or contribute to only those employee welfare benefit plans (as defined in Section 3(l) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) described in Section 4.1(s) of the Disclosure Letter (the "CWI Welfare Plans"). CWI and all ERISA Affiliates maintain, administer or contribute to only those bonus, deferred compensation, stock purchase, stock option, severance plan, insurance or similar arrangements described in Section 4.1(s) of the CWI Disclosure Letter (the "CWI EMPLOYEE BENEFIT PLANS"). The Internal Revenue Service has determined that each CWI Pension Plan intended to be "qualified" under Section 401(a) of the Code is so qualified and that the trust forming a part thereof is tax exempt under Section 501(a) of the Code from the date of its establishment until the date hereof, and CWI does not know of any matter which would adversely affect such qualified or tax exempt status of such plan or trust. Full payment has been made, or will be made in accordance with

Sections 404(a)(6) and 412 of the Code, of all amounts which either CWI or any ERISA Affiliate is required to pay under the terms of each of the CWI Pension Plans and CWI Welfare Plans and all such amounts are properly accrued on CWI's April 30, 1999 consolidated balance sheet; and none of the CWI Pension Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Sections 302 of the ERISA and 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of such Plans ended prior to the date of this Agreement. Neither any CWI Pension Plan or CWI Welfare Plan nor any CWI Pension Plan or CWI Welfare Plan fiduciary has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) other than any such transaction which is exempt under Section 408 of ERISA or Section 4975(d) of the Code. CWI has furnished to Intellicell true and complete copies of each CWI Pension Plan, CWI Welfare Plan, and CWI Employee Benefit Plan and related trust agreements or annuity contracts, Internal Revenue Service determination letters and summary plan descriptions; all of the foregoing plans, agreements and commitments are valid, binding, in full force and effect, and there are no defaults thereunder; and none of the rights of CWI or any of its ERISA Affiliates thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement. CWI is not a party to any collective bargaining agreement and there is no request for union representation pending or, to the knowledge of CWI, threatened against CWI. Neither CWI nor any of its ERISA Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") as a result of the voluntary or involuntary termination of any CWI Pension Plan subject to Title IV of ERISA; there is currently no active filing by CWI or any of its ERISA Affiliates with the PBGC (and no proceeding has been commenced by the PBGC to terminate any CWI Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by CWI or any of its ERISA Affiliates); and neither CWI nor any of its ERISA Affiliates has made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA). The employment of each employee of CWI and its Subsidiaries is terminable at will, subject to applicable law; and no officer, director or employee of CWI is entitled to any severance payment upon termination of his or her employment with CWI, and any severance arrangement described in Section 4.1(s) of the CWI Disclosure Letter shall apply only in the event such termination is effected by CWI without cause. CWI has complied in all material respects with all other applicable Federal, state and local laws relating to the employment of labor including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, working conditions and payment of taxes of any kind, and CWI is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave or other compensatory time. All officers and independent contractors of CWI are paid salaries or other compensation in accordance with the amounts set forth in Section 4.1(s) of the CWI Disclosure Letter, and Section 4.1(s) of the CWI Disclosure Letter correctly and accurately sets forth all salaries, expenses and personal benefits paid to or accrued for all directors, officers and principal stockholders of CWI as of the date of this Agreement, all of which are reflected as appropriate in CWI's financial statements as of April 30, 1999.

              (t) INSURANCE. CWI maintains in full force and effect insurance coverage on its assets, properties, premises, operations and personnel in such amounts and against such risks and losses as are set forth in Section 4.1(t) of the CWI Disclosure Letter.

              (u) CONFLICTING INTEREST. Except as set forth in Section 4.1(u) of the CWI Disclosure Letter, no director or officer of CWI (i) has any pecuniary interest in any supplier or customer of CWI or in any other business with which CWI conducts business or with which CWI is in competition other than holdings of the publicly-traded securities of such entities; or (ii) is indebted to CWI for borrowed money.

              (v) NO PAYMENTS TO DIRECTORS, OFFICERS, STOCKHOLDERS OR OTHERS. Except as contemplated by Sections 5.1(c) and 5.1(h), there has not been, since April 30, 1999, any purchase or redemption of any shares of capital stock of CWI or any transfer, distribution or payment by CWI directly or indirectly, of any assets or properties to any director or officer or other person other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on April 30, 1999 and amounts paid in the normal course in reimbursement of reasonable expenses incurred on behalf of CWI.

              (w) NO PROHIBITED PAYMENTS. To the knowledge of CWI, no officer, director, employee, independent contractor or agent acting on behalf of CWI, has at any time (i) made any contributions to any candidate for political office in violation of law, or failed to disclose fully any contributions to any candidate for political office in accordance with any applicable statute, rule, regulation or ordinance requiring such disclosure; (ii) made any payment to any local, state, Federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; (iii) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which CWI sells products or renders services or from which CWI buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to CWI; or (iv) engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of CWI.

              (x) MINUTE BOOKS. CWI has furnished to Intellicell all minute books of CWI reflecting actions taken by its stockholders and directors and, to CWI's knowledge, such minute books are complete and correct in all material respects.

              (y) ACCURACY OF STATEMENTS. Except to the extent specifically qualified herein as being only to CWI's knowledge, neither this Agreement nor any statement, list, certificate, document or other information furnished or to be furnished by CWI to Intellicell in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of circumstances under which they are made, not misleading.

              (z) INFORMATION SUPPLIED FOR PROXY STATEMENT. The information supplied or to be supplied by CWI as required by the 1934 Act and applicable SEC regulations for inclusion in the Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to the Intellicell Stockholders or at the time of the Intellicell Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (aa) BROKERS AND FINDERS. Neither CWI nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

              (ab) RELATED PARTY TRANSACTIONS. Since September 30, 1998, there have been no transactions that CWI would have been required to disclose under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the "1933 ACT"), had CWI been subject to such regulations.

              (ac) YEAR 2000 COMPLIANCE. All of the computer hardware, software and information systems, including without limitation the financial, operational and manufacturing systems, used by CWI are, or prior to December 31, 1999 will be, Year 2000 Compliant, provided that Intellicell makes the remediation expenditures in accordance with the budget set forth in Section 4.1(ac) of the CWI Disclosure Letter. For purposes of this Agreement, "Year 2000 Compliant" shall mean that such systems: (1) are prior to, during, and after calendar year 2000 A.D. capable of operating without errors relating to date data, including errors relating to date data which represents or references different calendar centuries or more than one century, and of providing all date related functionalities, interfaces and data fields, including the indication of century; (ii) are able to accurately manage and process date and date-related data (including, but not limited to, calculating, comparing, sequencing and sorting) from, into and between the twentieth and twenty-first centuries, including single and multiple centuries and leap years; and (iii) shall not abnormally terminate or provide invalid or incorrect results due to date or date-related data, specifically including date data which represents or references different centuries or more than one century. CWI has not been informed by any of its vendors that any of the products sold by CWI are not Year 2000 Compliant.

              (ad) INVENTORY. With respect to inventories listed on CWI's balance sheet as of April 30, 1999, as of the date of such balance sheet: (i) inventories are stated at lower of cost or market, cost being determined on the basis of FIFO and consistent with the prior year, and due provision was made to reduce all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values; (ii) inventory quantities were determined from CWI's perpetual inventory records, which have been adjusted on the basis of physical counts taken by competent employees; (iii) liabilities, if unpaid, for all items included in inventories are recorded, and all quantities billed to customers are excluded from the inventory balances; (iv) commitments for future purchases are for quantities not in excess of anticipated requirements and at prices which will not result in loss; and (v) adequate provision has been made for any material loss to be sustained in the fulfillment of, or from the inability to fulfill, any commitment.

       4.2 REPRESENTATIONS AND WARRANTIES OF CWI AND THE PRINCIPAL CWI STOCKHOLDERS. Each of the Principal CWI Stockholders as to himself and CWI as to all of the Principal CWI Stockholders hereby represents and warrants to Intellicell as follows:

              (a) OWNERSHIP OF SHARES. Each of the shares of CWI Common Stock is owned by each of the CWI stockholders free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option or right to purchase of any kind.

              (b) INVESTMENT REPRESENTATIONS. Each of the CWI stockholders is either an "accredited investor" as defined under Rule 501 of Regulation D under the 1933 Act, or, alone or with his representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in Intellicell, and in any case is acquiring the Intellicell Common Stock solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Each of the Principal CWI Stockholders acknowledges that the Intellicell Common Stock will not be registered under the Securities Act or any state securities laws, and that such Intellicell Common Stock may not be transferred or sold except pursuant to the registration provisions of the 1933 Act, or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations, as applicable. Each of the Principal CWI Stockholders acknowledges that the certificate or certificates evidencing the Intellicell Common Stock will bear a legend or legends referring to the restrictions on the transferability thereof and any other legends required by applicable law.

              (c)    APPRAISAL RIGHTS.  Each of the Principal CWI
Stockholders hereby acknowledges and agrees that by signing this Agreement he is approving the Merger and is waiving his appraisal rights with respect to the Merger under the Illinois Act.

       4.3 REPRESENTATIONS AND WARRANTIES OF INTELLICELL AND MERGER SUB. Except as disclosed in the Intellicell SEC Reports (as hereinafter defined) and subject to such exceptions as are specifically disclosed in the disclosure letter of even date herewith relating to this Agreement and delivered by Intellicell to CWI herewith (the "INTELLICELL DISCLOSURE LETTER"), Intellicell and Merger Sub jointly and severally represent and warrant to CWI the matters set forth below. Any representation made to the "knowledge" of Intellicell or Merger Sub shall be limited to the actual knowledge of Michael Hedge, John Swinehart and David Kane.

              (a) DUE INCORPORATION, GOOD STANDING AND QUALIFICATION. Intellicell and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of Intellicell and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect. Intellicell has heretofore delivered to CWI accurate and complete copies of the charter and bylaws, as currently in effect, of Intellicell and each of its subsidiaries.

              (b) CORPORATE AUTHORITY. Each of Intellicell and Merger Sub has the corporate power and authority (subject to the requisite approval of the Intellicell Stockholders) to carry out the transactions contemplated hereby. The Boards of Directors of each of Intellicell and Merger Sub, and Intellicell, as the sole stockholder of Merger Sub, have duly authorized the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Intellicell and Merger Sub and constitutes a valid and binding agreement of each of Intellicell and Merger Sub, enforceable against Intellicell and Merger Sub in accordance with its terms.

              (c) CAPITAL STOCK. As of the date of this Agreement, Intellicell has an authorized capital stock consisting of 15,000,000 shares of Intellicell Common Stock, $.01 par value per share, of which 7,014,893 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $.01 par value per share, none of which shares have been issued or are outstanding. As of the date of this Agreement, an aggregate of 4,417,985 shares of Intellicell Common Stock were reserved for issuance upon (i) the exercise of outstanding Intellicell stock options or stock options that may be issued in the future under Intellicell's stock option plans, and (ii) the exercise of outstanding warrants to purchase shares of Intellicell Common Stock. Section 4.3(c) of the Intellicell Disclosure Letter sets forth a complete schedule of all the outstanding options and warrants or other rights to purchase Intellicell Common Stock. All of the issued and outstanding shares of capital stock of Intellicell and each of its Subsidiaries have been validly authorized and issued and are fully paid and nonassessable and free of preemptive or similar rights.

              (d) OPTIONS, WARRANTS AND RIGHTS. As of the date of this Agreement, neither Intellicell nor any of its Subsidiaries (as defined in Section 4.3(e)) has outstanding any options, warrants, or other rights to purchase or convert any obligation into any shares of the capital stock of Intellicell or any Subsidiary of Intellicell, other than those referred to in
Section 4.3(c).

              (e)    SUBSIDIARIES.  Section 4.3(e) of the Intellicell Disclosure

Letter sets forth, as of the date of this Agreement, (i) the name, jurisdiction of incorporation and list of stockholders of each Subsidiary of Intellicell; and (ii) the name and a description of every other person, corporation, partnership, joint venture or other business association in which Intellicell directly, or indirectly through another entity or entities more than 50% owned by Intellicell, owns or controls at least 50% of the securities or other equity interests. (The subsidiaries, corporations, partnerships, joint ventures or other business associations listed, or required to be listed in Section 4.3(e) of the Intellicell Disclosure Letter are herein referred to as the "Subsidiaries" of Intellicell.) The outstanding shares of capital stock and other equity securities of the Subsidiaries of Intellicell owned by Intellicell or any of its Subsidiaries are owned free and clear of all claims, liens, charges and encumbrances.

              (f) INTELLICELL SEC REPORTS. Intellicell has furnished to CWI all forms, reports, and documents filed by Intellicell with the SEC since June 30, 1998 (collectively, the "INTELLICELL SEC REPORTS"). Each Intellicell SEC Report at the time filed (or, if amended or superseded by a subsequent filing, then on the date of such filing), (i) complied in all material respects with the applicable requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Intellicell's Subsidiaries is required to file any forms, reports or other documents with the SEC.

              (g) FINANCIAL STATEMENTS. The consolidated balance sheets of Intellicell and its consolidated Subsidiaries as of December 31, 1998 and 1997, the consolidated statements of operations, stockholders' equity and cash flows of Intellicell and its consolidated Subsidiaries for each of the three years ended December 31, 1998 and for the three months ended March 31, 1999 and all related schedules and notes to the foregoing, as contained in the Intellicell SEC Reports, complied as to form in all material respects with the regulations of the SEC, were prepared in accordance with generally accepted accounting principles which were applied on a consistent basis, and fairly and accurately present the financial position, results of operations and changes in financial position of Intellicell and its consolidated Subsidiaries as of their respective dates and for the periods indicated. The foregoing financial statements as for the three years ended December 31, 1998 have been audited by Hollander, Lumer & Co. LLP, independent public accountants, and the foregoing financial statements as of March 31, 1999 and for the three months ended March 31, 1999, have been certified by the principal financial officer of Intellicell. To Intellicell's knowledge, neither Intellicell nor any of its Subsidiaries has any material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the consolidated balance sheet of Intellicell and its consolidated Subsidiaries as of March 31, 1999, or incurred since March 31, 1999 in the ordinary course of business.

              (h) ACTIONS IN THE ORDINARY COURSE OF BUSINESS. Except for the debt and equity financings contemplated by Section 6.1(n), since March 31, 1999, neither Intellicell nor any of its Subsidiaries has: (i) to Intellicell's knowledge, taken any action outside the ordinary and usual course of business; (ii) borrowed any money or, to Intellicell's knowledge, become contingently liable for any obligations or liability of another; (iii) to Intellicell's knowledge, failed to pay all of its debts and obligations as they become due or prior to the imposition of any penalties or interest; (iv) incurred any debt or, to Intellicell's knowledge, any other liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business, none of which aggregate more than $100,000 with respect to the same supplier or customer; (v) failed to use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its employees and independent contractors, or to preserve its relationships with its customers, suppliers and others with which it deals;
(vi) increased or committed to increase the salary or compensation of any officer; or (vii) made any material change in its practices, operations or policies with respect to the method for selling goods or services, or other method for accounting for sales, the conduct of accounts receivable collection or accounts payable payment activities or the maintenance of inventory levels.

              (i) NO MATERIAL ADVERSE CHANGE. Since March 31, 1999, there has not been and, to the knowledge of Intellicell, there is not threatened
(i) any material adverse change in the financial condition, business, properties, assets or results of operations of Intellicell and its Subsidiaries, taken as a whole; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Intellicell or its Subsidiaries which materially affects or impairs their ability to conduct their respective businesses; (iii) any event or condition of any character which has materially and adversely affected the business or prospects (financial or otherwise) of Intellicell or any of its Subsidiaries; or (iv) any mortgage or pledge of any material amount of the assets or properties of Intellicell or any of its Subsidiaries, or any indebtedness incurred by Intellicell or any of its Subsidiaries, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

              (j) REAL ESTATE RIGHTS. Section 4.3(j) of the Intellicell Disclosure Letter contains a list of each piece of real property owned, leased or occupied by Intellicell and its Subsidiaries. Intellicell has delivered to CWI a true and accurate copy of each deed, mortgage, lease, and other documents (collectively, the "INTELLICELL REAL ESTATE DOCUMENTS") pursuant to which Intellicell owns, leases, or otherwise occupies each of its properties (the "INTELLICELL PROPERTIES"). Neither Intellicell nor any of its Subsidiaries has any interest as owner, lessor, lessee, or otherwise in any real estate other than as set forth in Section 4.3(j) of the Intellicell Disclosure Letter. Intellicell has not received notice from any mortgagee or landlord of any of the Intellicell Properties that Intellicell or any of its Subsidiaries is in default of any terms, conditions, or provisions of any mortgage ("INTELLICELL MORTGAGE") or lease ("INTELLICELL LEASE") relating to any of the Intellicell Properties. The Intellicell Mortgages and Intellicell Leases are in good standing and, to the knowledge of Intellicell, no condition exists which, with the passage of time, giving of notice, or both, would lead to a default under any Intellicell Mortgage or Intellicell Lease.

              (k) TITLE TO PROPERTIES. To Intellicell's knowledge, Intellicell and its Subsidiaries have good and marketable title to all of their respective real and personal properties, including the Intellicell Properties and all other properties reflected in Intellicell's consolidated balance sheet as of March 31, 1999, or acquired subsequent to March 31, 1999 (except property disposed of subsequent to that date in the ordinary course of business). Except as disclosed in Intellicell's consolidated balance sheet as of March 31, 1999, such assets and properties are not, to Intellicell's knowledge, subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest or title retention or other security arrangement except for liens for the payment of federal, state and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Intellicell and its Subsidiaries or the ownership of their assets or properties which were not incurred in connection with the borrowing of money or the obtaining of advances, and which do not in the aggregate materially detract from the value of the assets or properties of Intellicell and its Subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses.

              (l) CONDITION OF ASSETS AND PROPERTIES. To Intellicell's knowledge, the buildings, equipment, fixtures, furniture, furnishings, office equipment and all other tangible personal assets and properties of Intellicell and its Subsidiaries presently used in Intellicell's business, do not require any material repairs other than normal maintenance and are in good operating condition, reasonable wear and tear excepted.

              (m) LITIGATION. There are no actions, suits, proceedings or other litigation pending or, to the knowledge of Intellicell, threatened against Intellicell or any of its Subsidiaries, or any of their officers, directors or material vendors or customers, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if determined adversely to Intellicell or its Subsidiaries, would individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

              (n) INTELLECTUAL PROPERTY. No claim is pending or, to the knowledge of Intellicell, threatened to the effect that the present or past operations of Intellicell or any Subsidiary of Intellicell infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit Intellicell and its Subsidiaries to conduct their businesses as now operated (the "INTELLICELL INTELLECTUAL PROPERTY") and no claim is pending or, to the knowledge of Intellicell, threatened to the effect that any of the Intellicell Intellectual Property is invalid or unenforceable. Section 4.3(n) of the Intellicell Disclosures Letter contains a list of all licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, and service marks of Intellicell and each of its Subsidiaries. No contract, agreement or understanding between Intellicell or any of its Subsidiaries and any other party exists which would impede or prevent the continued use by Intellicell and its Subsidiaries of the entire right, title and interest of Intellicell and its Subsidiaries in and to the Intellicell Intellectual Property.

              (o) CONSENTS AND APPROVALS; NO VIOLATION. Except for applicable requirements of the 1934 Act, state blue sky laws, and the filing and recordation of the Agreement of Merger, as required by the Illinois Act and Delaware Act, no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the consummation by Intellicell and Merger Sub of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Intellicell and the consummation of the transactions contemplated hereby will not violate or result in a breach by Intellicell or any of its Subsidiaries of, or constitute a default under, or conflict with or cause any acceleration of any obligation with respect to (i) any material provision or restriction of any charter, bylaw, loan, indenture or mortgage of Intellicell or any of its Subsidiaries; or (ii) any material provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance or regulation or any other restriction of any kind or character to which any assets or properties of Intellicell or any of its Subsidiaries is subject or by which Intellicell or any of its Subsidiaries is bound. To Intellicell's knowledge based, in part, upon CWI's representation set forth in the last sentence of Section 4.1(n), no filing under the H-S-R Act is required in connection with this Agreement or the Merger.

              (p) TAXES. Intellicell and its Subsidiaries have filed all federal, state, foreign, local and any other applicable tax returns and reports required to be filed, and have paid in full or adequately reserved for all taxes shown due thereon (together with all interest, penalties, assessments and deficiencies assessed in connection therewith due through the date hereof). To the knowledge of Intellicell, such tax returns and reports are correct in all material respects. Federal tax returns of Intellicell and its Subsidiaries have not been audited by the Internal Revenue Service.
There are no outstanding agreements
or waivers extending the statutory period of limitation applicable to any federal or state income tax returns of Intellicell or any of its Subsidiaries within the three previous years.

              (q) ACCOUNTS RECEIVABLE. To Intellicell's knowledge, the accounts receivable of Intellicell and its Subsidiaries have been acquired in the ordinary course of business, and are subject to no known defenses, setoffs or counterclaims, except to the extent of the reserve reflected in the consolidated financial statements of Intellicell and its Subsidiaries. Subject to the foregoing, Intellicell is not guaranteeing the collectibility of its receivables or the receivables of its Subsidiaries nor is Intellicell representing that any of those receivables will actually be collected.

              (r)    CONTRACTS.  Except for the transactions contemplated by
Section 6.1(n), neither Intellicell nor any of its Subsidiaries is a party to
(i) any lease, installment purchase agreement or other contract with respect to any real property used or proposed to be used in its operations, except, in each case, items reflected in Intellicell's March 31, 1999 financial statements; (ii) any contract or agreement for the purchase of any personal property, commodity, material, fixed asset or equipment in excess of $100,000
(iii) any mortgage, lease, contract or agreement creating an obligation of $100,000 or more; (iv) any contract or agreement involving payments in excess of $100,000 which by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof; (v) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of arrangement; (vi) any material license agreement; or (vii) any contract which could be reasonably be expected to result in a material loss or obligation to Intellicell and its Subsidiaries. To the knowledge of Intellicell, each of the foregoing mortgages, leases, contracts, agreements and other arrangements to which Intellicell or any of its Subsidiaries is a party are valid and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, whether asserted in a proceeding in equity or at law. Intellicell, its Subsidiaries and, to Intellicell's knowledge, all other parties to each of the foregoing mortgages, leases, contracts, agreements and other arrangements have performed all material obligations required to be performed to date thereunder; neither Intellicell, nor any of its Subsidiaries nor, to Intellicell's knowledge, any such other party is in default or in arrears under the terms of any of the foregoing; and, to Intellicell's knowledge, no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default under any of them.

              (s) COMPLIANCE WITH LAW AND OTHER REGULATIONS. Intellicell and each of its Subsidiaries is in compliance with all requirements (including those relating to environmental matters) of Federal, state or local law, and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties and all premises occupied by it except where the failure to comply would not be reasonably likely to have a Material Adverse Effect. There is no environmental contamination, toxic waste or other discharge, spill, construction component, structural element or condition, other than cleaning solvents and other substances normally used in day-to-day operations which is reasonably likely to have a Material Adverse Effect, nor has Intellicell received any official notice or citation that the Intellicell Properties in any way contravene any Federal, state or local law or regulation relating to environmental, health or safety matters, including without limitation any requirements of CERCLA or any OSHA requirements. Without limiting the foregoing, each of Intellicell and its Subsidiaries have properly filed all reports, paid all monies and obtained all licenses, permits, certificates and authorizations needed or required and material to the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions and provisions of all of the foregoing. Neither Intellicell nor any of its Subsidiaries has received any notice from any Federal, state or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body.

              (t) EMPLOYEE BENEFIT AND EMPLOYMENT MATTERS. Intellicell and its "ERISA Affiliates" (as determined under Section 414(b), (c), (m) or
(o) of the Code) (i) maintain, administer or contribute to, or at any time during the past six years have maintained, administered or contributed to, only those employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) described in Section 4.3(t) of the Intellicell Disclosure Letter (the "INTELLICELL PENSION PLANS"); and (ii) maintain, administer or contribute to only those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) described in Section 4.3(t) of Intellicell Disclosure Letter (the "INTELLICELL WELFARE PLANS"). Intellicell and all ERISA Affiliates maintain, administer or contribute to only those bonus, deferred compensation, stock purchase, stock option, severance plan, insurance or similar arrangements described in Section 4.3(t) of the Intellicell Disclosure Letter (the "INTELLICELL EMPLOYEE BENEFIT PLANS").
The Internal Revenue Service has determined that each Intellicell Pension Plan intended to be "qualified" under Section 401(a) of the Code is so qualified and that the trust forming a part thereof is tax exempt under
Section 501(a) of the Code from the date of its establishment until the date hereof, and Intellicell does not know of any matter which would adversely affect such qualified or tax-exempt status of such plan or trust. Full payment has been made, or will be made in accordance with Sections 404(a)(6) and 412 of the Code, of all amounts which either Intellicell or any ERISA Affiliate is required to pay under the terms of each of the Intellicell Pension Plans and Intellicell Welfare Plans and all such amounts are properly accrued on Intellicell's March 31, 1999 consolidated balance sheet; and none of the Intellicell Pension Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Sections 302 of ERISA and 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of such Plans ended prior to the date of this Agreement. Neither any Intellicell Pension Plan or Intellicell Welfare Plan nor any Intellicell Pension Plan or Intellicell Welfare Plan fiduciary has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) other than any such transaction which is exempt under Section 408 of ERISA or
Section 4975(d) of the Code. Intellicell has furnished to CWI true and complete copies of each Intellicell Pension Plan, Intellicell Welfare Plan, and Intellicell Employee Benefit Plan and related trust agreements or annuity contracts, Internal Revenue Service determination letters and summary plan descriptions; all of the foregoing plans, agreements and commitments are valid, binding, in full force and effect, and there are no defaults thereunder; and none of the rights of Intellicell or any of its ERISA Affiliates thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement. Neither Intellicell nor any of its Subsidiaries is a party to any collective bargaining agreement and there is no material request for union representation pending or, to the knowledge of Intellicell, threatened against Intellicell or any of its Subsidiaries. Neither Intellicell nor any of its ERISA Affiliates has incurred any liability to the PBGC as a result of the voluntary or involuntary termination of any Intellicell Pension Plan subject to Title IV of ERISA; there is currently no active filing by Intellicell or any of its ERISA Affiliates with the PBGC (and no proceeding has been commenced by the PBGC to terminate any Intellicell Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Intellicell or any of its ERISA Affiliates); and neither Intellicell nor any of its ERISA Affiliates has made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA). The employment of each employee of Intellicell and its Subsidiaries is terminable at will, subject to applicable law. Each of Intellicell and its Subsidiaries has complied in all material respects with all other applicable Federal, state and local laws relating to the employment of labor including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, working conditions and payment of taxes of any kind, and neither Intellicell nor any of its Subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave or other compensatory time.

              (u) INSURANCE. Intellicell and each of its Subsidiaries maintains in full force and effect insurance coverage on their respective assets, properties, premises, operations and personnel in such amounts and against such risks and losses as are set forth on Section 4.3(u) of the Intellicell Disclosure Letter.

              (v) CONFLICTING INTEREST. No director, officer or principal stockholder of Intellicell or any of its Subsidiaries (i) has any pecuniary interest in any supplier or customer of Intellicell or any of its Subsidiaries or in any other business with which Intellicell and its Subsidiaries conducts business or with which Intellicell and its Subsidiaries is in competition other than holdings of the publicly traded securities of such entities; or (ii) is indebted to Intellicell and its Subsidiaries for borrowed money.

              (w) NO PAYMENTS TO DIRECTORS, OFFICERS, STOCKHOLDERS OR OTHERS. Since March 31, 1999, there has not been any purchase or redemption of any shares of capital stock of Intellicell or any of its Subsidiaries or any transfer, distribution or payment by Intellicell and its Subsidiaries, directly or indirectly, of any assets or properties to any director, officer, principal stockholder or other person other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on March 31, 1999 and amounts paid in the normal course in reimbursement of reasonable expenses incurred on behalf of Intellicell.

              (x) NO PROHIBITED PAYMENTS. Neither Intellicell or its Subsidiaries nor, to the knowledge of Intellicell, any officer, director, employee, independent contractor or agent acting on behalf of Intellicell or its Subsidiaries has at any time (i) made any contributions to any candidate for political office in violation of law, or failed to disclose fully any contributions to any candidate for political office in accordance with any applicable statute, rule, regulation or ordinance requiring such disclosure;
(ii) made any payment to any local, state, Federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; (iii) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which Intellicell and its Subsidiaries sells products or renders services or from which Intellicell and its Subsidiaries buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to Intellicell and its Subsidiaries; or (iv) engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Intellicell and its Subsidiaries.

              (y) MINUTE BOOKS. Intellicell has furnished CWI all minute books of Intellicell and each of its Subsidiaries reflecting actions taken by their respective stockholders and directors.

              (z) ACCURACY OF STATEMENTS. Except to the extent specifically qualified herein as being only to Intellicell's knowledge, neither this Agreement nor any statement, list, certificate, document or other information furnished or to be furnished by Intellicell to CWI in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

              (aa) THE PROXY STATEMENT. The Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to the Intellicell Stockholders or at the time of the meeting of the Intellicell Stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with all applicable laws, including the provisions of the 1934 Act and the rules and regulations promulgated thereunder, except that no representation is made by Intellicell with respect to information supplied by CWI for inclusion therein.

              (ab) BROKERS AND FINDERS. Neither Intellicell or any of its Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement, except for Intellicell's agreement, dated June 2, 1999, with Sands Brothers & Co., Ltd. ("SANDS").

              (ac) STATUS OF INTELLICELL COMMON STOCK TO BE ISSUED. The shares of Intellicell Common Stock into which the shares of CWI Common Stock will be converted pursuant to this Agreement will be, when issued, validly authorized and issued, fully paid, nonassessable and not subject to any preemptive rights.

              (ad) NO ACTIVITIES. Merger Sub has not conducted any operations or incurred any liabilities or obligations other than in connection with its formation and the transactions contemplated hereby.

              (ae) YEAR 2000 COMPLIANCE. To Intellicell's knowledge, all of the computer hardware, software and information systems, including without limitation the financial, operational and manufacturing systems, used by Intellicell and each of its Subsidiaries are, or on or before December 31, 1999 will be, Year 2000 Compliant. To Intellicell's knowledge, products sold by Intellicell to customers are Year 2000 Compliant.

              (af) INVENTORY. With respect to inventories listed on Intellicell's balance sheet as of March 31, 1999, as of the date of such balance sheet: (i) inventories are stated at lower of cost or market, cost being determined on the basis of FIFO and consistent with the prior year, and due provision was made to reduce all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values; (ii) inventory quantities were determined from Intellicell's perpetual inventory records, which have been adjusted on the basis of physical counts taken by competent employees; (iii) liabilities, if unpaid, for all items included in inventories are recorded, and all quantities billed to customers are excluded from the inventory balances; (iv) commitments for future purchases are for quantities not in excess of anticipated requirements and at prices which will not result in loss; and (v) adequate provision has been made for any material loss to be sustained in the fulfillment of, or from the inability to fulfill, any commitment.

V.     COVENANTS

       5.1 COVENANTS OF CWI. CWI agrees that, unless Intellicell otherwise consents in writing, prior to the Closing:

              (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. CWI and CWI's Subsidiaries shall not take or suffer or permit any action which would render untrue any of the representations or warranties of CWI herein contained, and CWI shall not omit to take any action, the omission of which would render untrue any such representation or warranty.

              (b) PRESERVATION OF BUSINESS. CWI shall use commercially reasonable efforts to (i) preserve intact the present business organization of CWI; (ii) preserve the present goodwill and advantageous relationships of CWI with vendors, customers and all other persons having business dealings with CWI; and (iii) preserve and maintain in force all CWI Intellectual Property. CWI shall not enter into any employment agreements with any of its officers or management personnel which may not be cancelled without penalty upon notice not exceeding 90 days, except for those severance agreements with specified individuals described in Section 5.1(b) of the CWI Disclosure Letter. CWI shall maintain in force all property, casualty, directors and officers and other forms of insurance which it is presently carrying and shall refrain from making any change in any insurance coverage.

              (c) ORDINARY COURSE. CWI shall operate its business only in the usual, regular and ordinary course and manner consistent with past practice. Without limiting the foregoing, CWI shall not (i) encumber or mortgage any property or assets; (ii) except for those severance agreements described in Section 5.1(b) of the CWI Disclosure Letter, incur any obligation (contingent or otherwise), or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment except in the ordinary course of business or, whether or not in the ordinary course of business, which involve obligations in excess of $100,000 or which extend beyond six months from the date of this Agreement; (iii) amend, modify or terminate any presently existing lease, contract, agreement or other obligation; or (iv) acquire any stock or other equity interest in any corporation, trust or other entity. CWI will retain its $1,500,000 term loan with American National Bank and will continue to make payments on this loan through the Closing Date in the ordinary course of business. Notwithstanding the foregoing, CWI may make distributions, issue shares of CWI Stock as contemplated by this Agreement or pay compensation to its officers, directors and shareholders that are not in the ordinary course of business, provided that such distributions or payments do not result in CWI having total stockholders' equity as of the Closing Date of less than $1,177,667.

              (d) BOOKS AND RECORDS. CWI shall maintain its books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with prior years.

              (e) NO ORGANIC CHANGE. Except as contemplated by this Agreement, CWI shall not (i) amend its charter or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization or otherwise; or (iii) merge or consolidate with any other corporation, trust or entity or change the character of its business.

              (f) NO ISSUANCE BY CWI OF SHARES, OPTIONS, OR OTHER SECURITIES. CWI shall not (i) issue any shares of capital stock (except for issuances to its existing officers, directors and shareholders); or (ii) grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

              (g) COMPENSATION. CWI shall not (i) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of the date of this Agreement; or (ii) introduce or change any pension or profit sharing plan, or any other employee benefit arrangement, except as a result of collective bargaining negotiations, except for insubstantial changes necessary to comply with the minimum requirements of the Code or ERISA.

              (h) DIVIDENDS. CWI shall not (i) declare, make or pay any dividend or other distribution with respect to shares of CWI Common Stock or otherwise; (ii) purchase, redeem or otherwise acquire any shares of CWI Common Stock; or (iii) transfer, distribute or pay, directly or indirectly, any assets or properties to any stockholders of CWI or its Subsidiaries or to any other person, except as permitted by this Agreement. Notwithstanding the foregoing, CWI may pay or prepay CWI stockholder loans and other related-party indebtedness, pay dividends, redeem or repurchase shares of CWI Common Stock, or make other distributions to or cancel obligations owing from its shareholders, provided that such payments, prepayments, dividends, redemptions, repurchases, distributions or cancellations do not violate any covenants or restrictions under any agreement with American National Bank or other contract or agreement of CWI and do not result in CWI having total stockholders' equity as of the Closing Date of less than $1,177,667.

              (i) RIGHT OF INSPECTION. Subject to the confidentiality agreement, dated February 9, 1999, entered into by and between Intellicell and CWI (the "CONFIDENTIALITY AGREEMENT"), CWI shall make available to Intellicell and its representatives for inspection at all reasonable times all of the assets, properties, facilities, records, agreements (including all documents of any description evidencing any right or obligation of CWI) and the financial statements of CWI and allow Intellicell and its representatives the right to make whatever copies of such materials they require, and CWI shall permit Intellicell and its independent accountants to audit or make such audit tests respecting the accounts of CWI as Intellicell or its accountants consider appropriate.

              (j) CONFIDENTIALITY. CWI shall not reveal, orally or in writing, to any person, other than Intellicell and its representatives and CWI's own officers, directors, agents, representatives and employees, any of the business procedures or practices followed by it in the conduct of its business or any other information of a confidential nature. All information obtained by CWI from Intellicell, shall be kept confidential in accordance with the Confidentiality Agreement.

              (k)    SATISFACTION OF OBLIGATIONS AND LIABILITIES.  CWI shall
(i) pay or cause to be paid all of the obligations and liabilities arising out of its business as they mature, except for those obligations and liabilities as to which nonpayment will not result in any interest or penalties and those which are disputed in good faith with the written approval of Intellicell, which approval shall not be unreasonably withheld and shall be presumed to be given by Intellicell unless objection is delivered by Intellicell within three business days after CWI's written request for approval delivered in accordance with the notice requirement of
Section 10.4; (ii) maintain in all material respects and perform its obligations under all agreements and contracts to which it is bound in accordance with their terms; and (iii) comply in all material respects with all requirements of applicable federal, state and local laws, regulations and rules.

              (l) REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, CWI shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) assisting Intellicell with the prompt preparation and filing with the SEC of the Proxy Statement; (ii) assisting Intellicell with such actions as may be required to have the Proxy Statement cleared by the SEC as promptly as practicable, including by consulting with Intellicell as to any SEC comments with respect thereto; (iii) assisting Intellicell with such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of the shares of Intellicell Common Stock contemplated hereby; and (iv) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, and waivers by any public or private third parties. Intellicell shall reimburse CWI for reasonable out-of-pocket expenses incurred by CWI in assisting Intellicell with any filings required to be made by Intellicell, provided that Intellicell's obligations to reimburse CWI under this Section 5.1(l) and under Section 10.1 shall not exceed in the aggregate $25,000, or 50% of the cost to CWI to obtain the audited financial statements to be prepared by its independent public accountants for the Proxy Statement and to satisfy SEC regulations, whichever is less, and except that no such reimbursement shall be required if Intellicell terminates this Agreement due to CWI's breach of any of its covenants under this Agreement or CWI's failure to satisfy any condition precedent for the benefit of Intellicell by no later than October 30, 1999. In this regard, Intellicell agrees that it shall be responsible for all SEC filing fees in connection with the Proxy Statement.

       5.2 COVENANTS OF INTELLICELL. Intellicell agrees that, unless CWI otherwise consents in writing, prior to the Closing:

              (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. Intellicell and its Subsidiaries shall not take or suffer or permit any action which would render untrue any of the representations or warranties of Intellicell herein contained, and Intellicell shall not omit to take any action, the omission of which would render untrue any such representation or warranty.

              (b) PRESERVATION OF BUSINESS. Intellicell shall use commercially reasonable efforts to (i) preserve intact the present business organization of Intellicell and its Subsidiaries; (ii) preserve the present goodwill and advantageous relationships of Intellicell and its Subsidiaries with investors and all other persons having business dealings with Intellicell and its Subsidiaries; and (iii) preserve and maintain in force all Intellicell Intellectual Property. Intellicell and its Subsidiaries shall maintain in force all property, casualty, directors and officers and other forms of insurance which they are presently carrying and shall refrain from making any change in any insurance coverage.

              (c) ORDINARY COURSE. Intellicell and its Subsidiaries shall operate their businesses only in the usual, regular and ordinary course and manner consistent with past practice. Without limiting the foregoing, Intellicell shall not, except in connection with the transactions contemplated by Section 6.1(n) (i) encumber or mortgage any material property or assets; (ii) incur any obligation (contingent or otherwise), or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment except in the ordinary course of business or, whether or not in the ordinary course of business, which involve obligations in excess of $100,000 or which extend beyond six months from the date of this Agreement; (iii) amend, modify or terminate any presently existing material lease, contract, agreement or other obligation; or (iv) acquire any stock or other equity interest in any corporation, trust or other entity.

              (d) BOOKS AND RECORDS. Intellicell and its Subsidiaries shall maintain their books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with prior years.

              (e) NO ORGANIC CHANGE. Except as contemplated by this Agreement, neither Intellicell nor its Subsidiaries shall (i) amend their charter or bylaws; (ii) make any change in their capital stock by reclassification, subdivision, reorganization or otherwise; or (iii) merge or consolidate with any other corporation, trust or entity or change the character of their business.

              (f) NO ISSUANCE BY INTELLICELL OF SHARES, OPTIONS OR OTHER SECURITIES. Except for (i) shares of Intellicell Common Stock issued upon the exercise of any options or warrants that are outstanding on the date of this Agreement, (ii) grants of options under stock option plans or similar arrangements in effect on the date hereof, (iii) the distribution of warrants to the Intellicell Stockholders approved by the Intellicell Stockholders in December 1998, or (iv) the issuance of any shares, options or other securities in connection with the transactions contemplated by Section 6.1(n), neither Intellicell nor its Subsidiaries shall issue any shares of capital stock or grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

              (g) COMPENSATION. Except as set forth in Section 4.3(g) of the Intellicell Disclosure Letter, Neither Intellicell nor its Subsidiaries shall (i) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of the date of this Agreement, except in accordance with normal and customary practice; or (ii) introduce or change any pension or profit sharing plan, or any other employee benefit arrangement (other than as a result of collective bargaining negotiations), except for insubstantial changes necessary to comply with the minimum requirements of the Code or ERISA and a contemplated increase of 500,000 in the number of shares covered by options that may be granted under Intellicell's qualified option plans pursuant to either an amendment to the existing plans or the adoption of a new plan. Any options granted with respect to such increase in the number of shares available under Intellicell's option plans shall be described in Schedule 4.3(d) of the Intellicell Disclosure Letter.

              (h) DIVIDENDS. Intellicell shall not (i) declare, make or pay any dividend or other distribution with respect to shares of Intellicell Common Stock; (ii) purchase, redeem or otherwise acquire any shares of Intellicell Common Stock; or (iii) transfer, distribute or pay, directly or indirectly, any assets or properties to any stockholders of Intellicell or its Subsidiaries or to any other person, except for the distribution of warrants to the Intellicell Stockholders approved by the Intellicell Stockholders in December 1998 and described in Section 5.2(h) of the Intellicell Disclosure Letter and as otherwise permitted by this Agreement.

              (i) RIGHT OF INSPECTION. Intellicell shall make available to CWI and its representatives for inspection at all reasonable times all of the assets, properties, facilities, records, agreements (including all documents of any description evidencing any right or obligation of Intellicell or any of its Subsidiaries) and the financial statements of Intellicell and allow CWI and its representatives the right to make whatever copies of such materials they require, and Intellicell shall permit CWI and its independent accountants to audit or make such audit tests respecting the accounts of Intellicell and its Subsidiaries as CWI or its accountants consider appropriate.

              (j) CONFIDENTIALITY. Neither Intellicell nor any of its Subsidiaries shall reveal, orally or in writing, to any person, other than CWI and its representatives, any of the business procedures or practices followed by it in the conduct of its business or any other information of a confidential nature. All information obtained by Intellicell and its Subsidiaries from CWI, other than information obtained for inclusion in the Proxy Statement, shall be kept confidential in accordance with the Confidentiality Agreement.

              (k) SATISFACTION OF OBLIGATIONS AND LIABILITIES. Intellicell and each of its Subsidiaries shall (i) pay or cause to be paid all of the obligations and liabilities arising out of its business as they mature, except for those which are in good faith disputed with the written approval of CWI; (ii) maintain in all material respects and perform its obligations under all agreements and contracts to which it is bound in accordance with their terms; and (iii) comply in all material respects with all requirements of applicable Federal, state and local laws, regulations and rules.

              (l) RECOMMENDATION OF BOARD OF DIRECTORS. Except to the extent required by fiduciary duty under applicable law, the Board of Directors of Intellicell shall not modify its action taken on or prior to the date of this Agreement approving the Merger and recommending approval of the
Merger by the Intellicell Stockholders,   except that no such recommendation
shall be required if Intellicell terminates this Agreement due to CWI's breach of any of its covenants under this Agreement or CWI's failure to satisfy any condition precedent for the benefit of Intellicell by no later than October 30, 1999.

              (m) REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Intellicell shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) with the assistance of CWI, the prompt preparation and filing with the SEC of the Proxy Statement; (ii) with the assistance of CWI, such actions as may be required to have the Proxy Statement cleared by the SEC as promptly as practicable, including by consulting with CWI as to, and responding promptly to, any SEC comments with respect thereto; (iii) with the assistance of CWI, such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of the shares of Intellicell Common Stock contemplated hereby; and (iv) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, and waivers by any public or private third parties. Notwithstanding the foregoing, Intellicell shall not be required to agree, as a condition to any governmental approval of or consents to the transactions contemplated hereby, to divest itself of any Subsidiary, division or business units which is material to Intellicell and its Subsidiaries taken as a whole, or the divestiture of which would be reasonable likely to have a Material Adverse Effect.

              (n) EMPLOYEE BENEFITS. Intellicell shall cause the Surviving Corporation and its subsidiaries to provide employees of the Surviving Corporation and its subsidiaries with benefits, including 401(k), deferred compensation, health and welfare and paid time-off benefits, which are no less favorable in the aggregate than those generally provided by CWI to its employees. To the extent that any employees of CWI become eligible to participate in any employee benefit plan of Intellicell after the Closing, Intellicell, the Surviving Corporation and their subsidiaries, to the extent such employee benefit plan permits, shall credit such employee's service with CWI for purposes of determining such employee's eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan.

              (o) THIRD PARTY BENEFICIARIES. The provisions of Section 5.2(n) will survive the consummation of the Merger, are intended to benefit and may be enforced by each of the persons who participate in any of the employee benefits plans referred to therein, and will be binding on all successors and assigns of Intellicell and Surviving Corporation.

              (p) VOTING TRUST AGREEMENT. Intellicell shall use its commercially reasonable efforts to cause officers, directors, and shareholders of Intellicell (the "MINIMUM HOLDERS") who own, in the aggregate, a specified minimum number of shares of Intellicell Common Stock that will be agreed to by Intellicell and CWI to enter into a Voting Trust Agreement, with the Principal CWI Stockholders (the "VOTING TRUST AGREEMENT"), with the terms of such agreement to be agreed to by Intellicell and CWI prior to the Closing.

              (q) OPERATION OF MERGER SUB. With the exception of CWI's computer hardware and software systems, Merger Sub intends to use a significant portion of CWI's assets in its business and, with the exception of such hardware and software, Merger Sub currently does not intend or plan to dispose of more than an insignificant portion of CWI's assets or to liquidate or merge Merger Sub into Intellicell.

VI.    CONDITIONS PRECEDENT TO OBLIGATIONS

       6.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF INTELLICELL AND MERGER SUB. The obligations of Intellicell and Merger Sub under this Agreement are subject to the satisfaction of the following conditions on or before the Closing, which may be waived in whole or in part by Intellicell and Merger Sub at their sole discretion:

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of CWI and the Principal CWI Stockholders herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of the Closing, except as specifically affected by transactions contemplated hereby.

              (b) PERFORMANCE OF AGREEMENTS. CWI shall have in all material respects performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing.

              (c) OPINION OF FINANCIAL ADVISOR. Sands, the financial advisor to Intellicell, shall have delivered to Intellicell its written opinion to the effect that the Merger is fair to the stockholders of Intellicell from a financial point of view.

              (d) STOCKHOLDER APPROVALS. All necessary action on the part of the CWI's stockholders adopting this Agreement and approving the transactions contemplated hereby shall have been taken, and no stockholder of CWI shall have exercised any appraisal right that he may have with respect to the Merger.

              (e) OPINION OF COUNSEL FOR CWI. At the Closing, Intellicell shall have received an opinion of Kamensky & Rubinstein, counsel for CWI, dated the Closing Date, in form and substance reasonably satisfactory to Intellicell and its counsel, to the effect that:

                     (i) CWI is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power under the laws of such state to own, lease and operate its properties, to carry on its business as currently conducted and to consummate the Merger;

                     (ii) All necessary corporate proceedings of the Board of Directors of CWI to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the Merger have been duly and validly taken;

                     (iii) CWI has the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and delivered by CWI and constitutes its legal, valid and binding obligation except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and

                     (iv) Except as disclosed in the CWI Disclosure Letter, such counsel knows of no actions, suits or proceedings pending or threatened against or affecting CWI, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality that relate to the transactions contemplated by this Agreement, or would, if determined adversely to CWI, individually or in the aggregate have a Material Adverse Effect.

       In rendering the above opinions, such counsel may rely on opinions of other counsel and certificates of officers and employees of CWI delivered in connection with this Agreement, with copies of such opinions and certificates to be furnished to Intellicell.

              (f) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business, properties, prospects or financial condition of

CWI.

              (g) LITIGATION. No action or proceeding before any court or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would in the reasonable judgment of Intellicell make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

              (h) CERTIFICATE OF CWI. At the Closing, Intellicell shall have received from CWI a certificate of the chairman or president and the secretary of CWI, dated the date of the Closing, certifying that all representations and warranties set forth in this Agreement are true, complete and correct in all material respects at and as of the Closing as if made at that time, and that CWI has performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by CWI on or prior to the Closing.

              (i) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by CWI and all instruments executed and delivered by CWI on or prior to the Closing in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to counsel for Intellicell.

              (j) CONSENTS AND APPROVALS. CWI shall have obtained all consents and approvals of other persons, mortgagees, lessors, and governmental authorities necessary to the performance by CWI of the transactions hereunder. CWI shall have made all filings, applications, statements and reports to all Federal, state, and local governmental agencies or entities required to be made prior to the Closing by or on behalf of CWI pursuant to any statute, rule or regulation in connection with the transactions contemplated hereunder.

              (k) DELIVERY OF DOCUMENTS. All other documents required to be delivered by CWI on or prior to the Closing shall be delivered or shall be tendered by the Closing.

              (l) EMPLOYMENT AGREEMENT. Intellicell or the Surviving Corporation shall have entered into employment agreements with Ronald Goldberg and Cary Maimon and made any other severance or employment arrangements with other CWI employees that Intellicell deems necessary on terms that are acceptable to Intellicell in its sole discretion and to such employees. Philip Leavitt and Sherwin Geitner shall have terminated their employment with CWI as of the Closing Date.

              (m) INTELLICELL COMMON STOCK TRADING PRICE. The average closing price on Nasdaq of the Intellicell Common Stock for any five consecutive trading day period ending at least three trading days prior to the Closing Date shall not be below $2.50 per share; provided that Intellicell may only terminate this Agreement pursuant to this Section 6.1(m) by giving written notice of such termination to CWI within three business days following the end of such five-day trading period.

              (n) ADDITIONAL FINANCING. Intellicell shall have received the approval from its current lender, Nationscredit Commercial Corporation ("NATIONSCREDIT"), to this Agreement and shall have obtained an additional line of credit on terms acceptable to Intellicell in its sole discretion for at least $15,000,000 from either Nationscredit, CWI's current lender or another commercially recognized lender. Intellicell shall also have obtained additional debt or equity financing on terms acceptable to Intellicell in its reasonable discretion for at least $5,500,000 (exclusive of the exercise price of any currently outstanding warrants or options to purchase Intellicell Common Stock).

              (o) RELATED PARTY AGREEMENTS. CWI and Intellicell shall have entered into agreements with Leavitt Communications, Inc. ("LCI"), Continental Mobile Telephone Company, Inc. and any other parties related to CWI covering LCI's right of first refusal to purchase any CWI computer hardware or software that may be sold by CWI, LCI's tenancy, management and LCI's access to CWI's resources and any other existing relationships between CWI and any of its related parties, all on terms acceptable to Intellicell in its sole discretion.

              (p) INSURANCE LETTER. Intellicell shall have received a letter from CWI's insurance carrier confirming that the insurance coverage described in Section 4.1(t) of the CWI Disclosure Letter is customary for the business engaged in by CWI.

       6.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CWI. The obligations of CWI under this Agreement are subject to the satisfaction of the following conditions on or before the Closing, which may be waived in whole or in part by CWI at its sole discretion:

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Intellicell and Merger Sub herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of the Closing, except as specifically affected by transactions contemplated hereby.

              (b) PERFORMANCE OF AGREEMENTS. Intellicell and Merger Sub shall have in all material respects performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Closing.

              (c) STOCKHOLDER APPROVAL. All necessary action on the part of the Intellicell Stockholders adopting this Agreement and approving the transactions contemplated hereby shall have been taken.

              (d) OPINION OF COUNSEL FOR INTELLICELL. At the Closing, CWI shall have received an opinion of Troy & Gould Professional Corporation, counsel for Intellicell, dated the Closing Date, in form and substance reasonably satisfactory to CWI and its counsel, to the effect that:

                     (i) Intellicell is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power under the laws of such state to own, lease and operate its properties, to carry on its business as described in the Proxy Statement, and to consummate the Merger;

                     (ii) Each of the Subsidiaries of Intellicell is a corporation, partnership or joint venture incorporated, validly existing and in good standing under the laws of the state of its incorporation or organization, and has all requisite corporate power under the laws of such state to own, lease and operate its properties and to carry on its business as described in the Proxy Statement and, with respect to Merger Sub, to consummate the Merger.

                     (iii) All necessary corporate proceedings of the Boards of Directors and the stockholders of Intellicell and Merger Sub to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the Merger have been duly and validly taken;

                     (iv) Each of Intellicell and Merger Sub has the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and delivered by each of Intellicell and Merger Sub and constitutes its legal, valid and binding obligation except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

                     (v) Except as disclosed in the Intellicell Disclosure Letter, such counsel knows of no actions, suits or proceedings pending or threatened against or affecting Intellicell or any of its Subsidiaries, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality that would, if determined adversely to Intellicell, individually or in the aggregate, have a Material Adverse Effect, or which would require disclosure in the Proxy Statement pursuant to the 1934 Act or the rules and regulations promulgated thereunder;

                     (vi) The shares of Intellicell Common Stock to be issued in accordance with this Agreement are duly authorized, and will be, upon the effectiveness of the Merger, validly issued, fully paid and nonassessable.

                     (vii)  The method of computing the Share Value set forth in
Section 1.7 will not violate the 1933 Act, the 1934 Act or any rules or regulations promulgated thereunder or any rules or regulations of the National Association of Securities Dealers, Inc.

                     (viii) Based solely upon the representations of Intellicell and CWI, no filing is required by the parties to this Agreement under the H-S-R Act.

                     (ix) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

                     (x) The Intellicell Stockholders will not have any appraisal rights in connection with the Merger.

                     (xi) The transactions contemplated by this Agreement will not violate the registration requirements of the 1933 Act.

       In rendering the above opinions, such counsel may rely on opinions of other counsel and certificates of officers and employees of Intellicell delivered in connection with this Agreement, with copies of such opinions and certificates to be delivered to CWI.

              (e) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business, properties, prospects or financial condition of Intellicell and its Subsidiaries, taken as a whole.

              (f) LITIGATION. No action or proceeding before any court or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would in the reasonable judgment of CWI make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

              (g) CERTIFICATES OF INTELLICELL AND MERGER SUB. At the Closing, CWI shall have received from Intellicell and Merger Sub certificates of the president and secretary of Intellicell and Merger Sub, dated the Closing
Date, certifying that all representations and warranties set forth in this Agreement are true, complete and correct in all material respects at and as of the Closing Date as if made at that time, and that Intellicell and Merger Sub each has performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Intellicell and Merger Sub, respectively, on or prior to the Closing.

              (h) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by Intellicell and Merger Sub and all instruments executed and delivered by Intellicell and Merger Sub on or prior to the Closing in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to counsel for CWI.

              (i) DELIVERY OF DOCUMENTS. All other documents required to be delivered by Intellicell or Merger Sub on or prior to the Closing shall be delivered or shall be tendered by the Closing.

              (j) CONSENTS AND APPROVALS. Intellicell and Merger Sub shall have obtained all consents and approvals of other persons, mortgagees, lessors, and governmental authorities necessary to the performance by Intellicell and Merger Sub of the transactions hereunder. Intellicell and Merger Sub shall have made all filings, applications, statements and reports to all Federal, state, and local governmental agencies or entities required to be made prior to the Closing by or on behalf of Intellicell or its Subsidiaries pursuant to any statute, rule or regulation in connection with the transactions contemplated hereunder.

              (k) AMENDMENT TO CERTIFICATE OF INCORPORATION. On or before the Closing, Intellicell shall have amended its Certificate of Incorporation to increase the number of shares of Common Stock it is authorized to issue to 25,000,000 and to change Intellicell's name to Focus Affiliates, Inc. or such other similar name as may be determined by Intellicell's Board of Directors.

              (l) AMENDMENT TO BYLAWS; ELECTION OF DIRECTORS. Intellicell shall have amended its Bylaws to increase the authorized number of seats on its Board of Directors to eight, and three designees of CWI (who shall be reasonably acceptable to Intellicell and at least one of whom is not an officer, director, employee or significant shareholder of CWI) shall have been duly elected to the Intellicell Board of Directors.

              (m) INTELLICELL COMMON STOCK TRADING PRICE. The average closing price on Nasdaq of the Intellicell Common Stock for any five consecutive trading day period ending at least three trading days prior to the Closing Date shall not be below $2.50 per share; provided that CWI may only terminate this Agreement pursuant to this Section 6.2(m) by giving written notice of such termination to Intellicell within three business days of such five-day trading period.

              (n) EMPLOYMENT AGREEMENTS. Intellicell or the Surviving Corporation shall have entered into employment agreements with Ronald Goldberg and Cary Maimon and made such other severance or employment arrangements with other CWI employees on terms that are acceptable to CWI in its sole discretion and to such employees.

              (o) VOTING TRUST AGREEMENT. The Voting Trust Agreement shall have been executed and delivered to the Principal CWI Shareholders by not less than the Minimum Holders.

              (p) ADDITIONAL FINANCING. Intellicell shall have received the approval of Nationscredit to this Agreement and shall have obtained an additional line of credit on terms acceptable to CWI in its sole discretion for at least $15,000,000 from either Nationscredit, CWI's current lender or another commercially recognized lender. Intellicell shall also have obtained additional debt or equity financing on terms acceptable to CWI in its reasonable discretion for at least $5,500,000 (exclusive of the exercise price of any currently outstanding warrants or options to purchase Intellicell Common Stock).

              (q) INSURANCE LETTER. CWI shall have received a letter from Intellicell's insurance carrier confirming that the insurance coverage described in Section 4.2(u) of the Intellicell Disclosure Letter is customary for the business engaged in by Intellicell.

VII.   AMENDMENT, WAIVER, TERMINATION

       7.1 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the Intellicell Stockholders, provided that after any such approval, no amendment shall be made which (i) increases the number of shares of Intellicell Common Stock or improves the formula that determines the number of shares to be received by the stockholders of CWI pursuant to this Agreement; (ii) in any way materially adversely affects the rights of the Intellicell Stockholders; or (iii) changes any of the principal terms of this Agreement, in each case without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       7.2    WAIVER.  At any time prior to the Closing, the parties hereto may
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party hereto to any extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

       7.3 TERMINATION. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with the Merger by the Intellicell Stockholders:

              (i)    by mutual consent of CWI and Intellicell;

              (ii) by either CWI or Intellicell, if the Merger shall not have been consummated before October 30, 1999 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

              (iii) by either CWI or Intellicell, if (a) the conditions to such party's obligations shall have become commercially impracticable to satisfy and such conditions have not been waived; or (b) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

              (iv) by either CWI or Intellicell, if the issuance of the shares of Intellicell Common Stock issuable in connection with the Merger is not duly approved by the Intellicell Stockholders; or

              (v) by either CWI or Intellicell if (a) an SEC or Nasdaq proceeding is pending or threatened against Intellicell or (b) the financing commitments described in Sections 6.1(n) and 6.2(p) have not been obtained.

       7.4 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.3 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders. Nothing contained in this Section 7.4 shall relieve any party from liability for any willful breach of this

Agreement.

VIII.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
       INDEMNIFICATION

       8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. If the Merger occurs, all of the representations and warranties contained in Article IV shall survive the Closing for a period of 18 months from the Closing Date.

       8.2    INDEMNIFICATION BY CWI AND PRINCIPAL CWI STOCKHOLDERS.

              (a) Subject to the terms and conditions herein, CWI, jointly and severally with the Principal CWI Stockholders, and the Principal CWI Stockholders, pro rata (based on their proportionate ownership of CWI Stock prior to the Closing), agree to indemnify, defend and hold harmless Intellicell, its stockholders, officers, directors and employees, the Merger Sub, and its officers, directors and employees (all such persons and entities being collectively referred to as the "INTELLICELL GROUP") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Intellicell Group may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by CWI or the Principal CWI Stockholders in this Agreement (collectively, the "INTELLICELL LOSSES"); provided, however, that (a) the foregoing indemnification shall not include lost profits or other consequential damages and (b) following completion of the Merger, the foregoing indemnification (including without limitation with respect to CWI's representations and warranties) shall be provided solely by the Principal CWI Stockholders pro rata (based on their proportionate ownership of CWI Stock prior to the Closing), and the foregoing indemnified parties shall neither be permitted nor required to seek indemnification from CWI.

              (b) The obligations of CWI and the Principal CWI Stockholders to indemnify members of the Intellicell Group with respect to any Intellicell Loss is subject to the condition that CWI and the Principal CWI Stockholders shall have received a claim for such Intellicell Loss prior to the expiration of 18 months following the Closing Date.

              (c) Notwithstanding any term or condition of this Section 8.2, the liability of CWI and the Principal CWI Stockholders shall be limited as follows: (i) the maximum aggregate liability of CWI and the Principal CWI Stockholders for all claims pursuant to this Section 8.2 shall not exceed $2,500,000; and (ii) CWI and the Principal CWI Stockholders shall only be obligated with respect to any claim of indemnification pursuant to this Section
8.2 to the extent the aggregate Intellicell Losses exceed $100,000, in which case CWI and the Principal CWI Stockholders shall be obligated for all Intellicell Losses up to the $2,500,000 maximum.

       8.3    INDEMNIFICATION BY INTELLICELL.

              (a) Subject to the terms and conditions contained herein, Intellicell agrees to indemnify, defend and hold harmless CWI, its stockholders, officers, directors, and employees (all such persons being collectively referred to as the "CWI GROUP") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the CWI Group may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Intellicell in this Agreement (collectively, the "CWI LOSSES"); provided however, that the foregoing indemnification shall not include lost profits or other consequential damages. Intellicell, however, shall have no liability or obligation to CWI or any of CWI's stock holders should the transactions contemplated by this Agreement not qualify for nonrecognition treatment under the Code for any reason.

              (b) The obligation of Intellicell to indemnify members of the CWI Group with respect to any CWI Loss is subject to the condition that Intellicell shall have received a claim for such CWI Loss prior to the expiration of 18 months following the Closing Date.

              (c) Notwithstanding any term or conditions of this Section 8.3, the liability of Intellicell shall be limited as follows: (i) the maximum liability of Intellicell for all claims pursuant to this Section 8.3 shall not exceed $2,500,000; and (ii) Intellicell shall only be obligated with respect to any claim of indemnification pursuant to this Section 8.3 to the extent the aggregate CWI Losses exceed $100,000, in which case Intellicell shall be obligated for all CWI Losses up to the $2,500,000 maximum.

       8.4    PROCEDURES FOR INDEMNIFICATION.

              (a) As used in this Article VIII, the term "INDEMNITOR" means the party or parties against whom indemnification hereunder is sought, and the term "INDEMNITEE" means the party or parties seeking indemnification hereunder.

              (b) A claim for indemnification hereunder (an "INDEMNIFICATION CLAIM") shall be made by Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Intellicell Losses or CWI Losses, as the case may be, and, in the case of a Third Party Claim (as defined in Section 8.5), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

              (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 8.5 hereof shall be observed by Indemnitee and Indemnitor.

       8.5 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made or any suit or proceeding instituted by a third party against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee would be entitled to indemnification under this Article VIII (a "THIRD PARTY CLAIM"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

              (a) Indemnitee shall give Indemnitor written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor will undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. If Indemnitor fails or refuses to undertake the defense of such Third Party Claim within 15 days after written notice of such claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 8.6, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 8.4(b), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to Indemnitor of a Third Party Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

              (b) Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

       8.6 SETTLEMENT OF THIRD PARTY CLAIMS. Unless Indemnitor has failed to fulfill its obligations under this Article VIII, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor has assumed the defense of a Third Party Claim as contemplated by Section 8.5(a), no settlement of such Third Party Claim may be made by Indemnitor without the prior written consent by or on behalf of Indemnitee, unless such settlement includes a complete release of all claims against Indemnitee.

IX.    OPERATION OF INTELLICELL FOLLOWING MERGER

       9.1 ELECTION OF DIRECTORS. During the two-year period following the Closing Date, Intellicell and Merger Sub each shall have an eight-member Board of Directors and will use their commercially reasonable best efforts to cause the election of three persons to the Intellicell Board of Directors and Merger Sub Board of Directors who have been designated by the CWI stockholders (at least one whom was not an officer, director, employee or significant stockholder of CWI and all of whom shall be reasonably acceptable to Intellicell). Thereafter, Intellicell and Merger Sub each shall have a seven-member Board of Directors and will use their commercially reasonable best efforts to cause the election of two persons to the Intellicell Board of Directors and Merger Sub Board of Directors who have been designated by the CWI stockholders (and who are reasonably acceptable to Intellicell), provided that the CWI stockholders continue to own in the aggregate at least 50% of the shares of Intellicell Common Stock issued to them by Intellicell in connection with the Merger, including Base Shares and Additional Shares.

       9.2 OPERATIONAL FACILITIES. It is currently contemplated that Intellicell's Chatsworth, California, facility will serve as its West Coast warehousing facility and the headquarters for Intellicell's corporate functions; Intellicell's Chief Executive Officer, Chief Financial Officer and Marketing and Business Development functions will be based in Dallas, Texas; and CWI's current Chicago area and Miami facilities will continue to be maintained, all subject to the discretion of Intellicell's Board of Directors.

X.     GENERAL

       10.1 FEES AND EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the costs and expenses incurred in connection with preparing, printing and mailing of the Proxy Statement, shall be borne separately by Intellicell for its costs and expenses and by the Principal CWI Stockholders for the expenses of CWI and the Principal CWI Stockholders; provided, however, that (i) the Principal CWI Stockholders will not be required to reimburse CWI for expenses relating to the Merger that are incurred by CWI and paid before the Closing and (ii) subject to the limitations set forth in
Section 5.1(l), Intellicell shall reimburse CWI for up to 50% of any payments made by CWI to its independent certified public accountants for preparing the audited financial statements for the Proxy Statement and to satisfy SEC regulations.

       10.2 INDEMNITY AGAINST FINDERS. Each party hereto shall indemnify and hold the other party harmless against any claim for finders' fees based on alleged retention of a finder by it.

       10.3 CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary.

       10.4 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt, upon receipt of a facsimile transmission or three days following deposit in the United States mails, first class postage prepaid, addressed as set forth below:

       If to Intellicell or Merger Sub:

       Intellicell Corp.
       9314 Eton Street
       Chatsworth, California  91311
       Facsimile:  (818) 882-2707
       Attention:  Chief Executive Officer

       with a copy given in the manner prescribed above, to:

       Troy & Gould Professional Corporation
       1801 Century Park East
       Suite 1600
       Los Angeles, California 90067
       Facsimile:  (310)  201-4746
       Attention:  Sanford J. Hillsberg, Esq.

       If to CWI:
       Cellular Wholesalers, Inc.
       600 Knightsbridge Parkway
       P.O. Box 1492
       Lincolnshire, Illinois  60069-1492
       Facsimile:  (847) 955-2447
       Attention:  Melvyn Cohen

       If to CWI Principal Stockholders:
       Melvyn Cohen
       600 Knightsbridge Parkway
       P.O. Box 1492
       Lincolnshire, Illinois 60069-1492
       Facsimile:  (847) 955-2447

       Ronald Goldberg
       11 Lakewood
       Bannockburn, IL  60015
       Facsimile:  (847) 676-8889

       Philip Leavitt
       65 South Deere Park
       Highland Park, IL  60035
       Facsimile:  (847) 676-8744

       Sherwin Geitner
       3239 Maple Leaf Drive
       Glenview, IL  60025
       Facsimile:  (847) 676-8866

       Cary Maimon
       1819 Brandywyn
       Buffalo Grove, IL  60089
       Facsimile:  (847) 955-2428

       in every case, with a copy given in the manner prescribed above, to:

       Kamensky & Rubinstein
       7250 North Cicero Avenue
       Suite 200
       Lincolnwood, Illinois 60646-1693
       Facsimile: (847) 982-1676
       Attention:  Sherwin Rubinstein, Esq.

       and in the case of a CWI Principal Stockholder, with a copy given in the manner prescribed above, to:

       Melvyn Cohen
       600 Knightsbridge Parkway
       P.O. Box 1492
       Lincolnshire, Illinois 60069-1492
       Facsimile:  (847) 955-2447

       Any party may alter the address to which communications or copies are to be sent by giving notice to the other parties of such change of address in conformity with the provisions of this paragraph for the giving of notice.

       10.5 BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

       10.6 ENTIRE AGREEMENT. Except as set forth in the Confidentiality Agreement, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

       10.7 SECTION HEADINGS. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

       10.8 PUBLIC ANNOUNCEMENTS. Except as contemplated by this Agreement or as may be required, in the opinion of Intellicell's counsel, by applicable law or the rules and regulations or the SEC or the National Association of Securities Dealers, Inc., none of the parties hereto shall make any press release or other public announcement or filings with respect to this Agreement or the transactions contemplated hereby without the prior approval of both Intellicell and CWI, which approvals shall not be unreasonably withheld or delayed.

       10.9 CONSTRUCTION OF AGREEMENT. Each party and counsel for each party (including the Principal CWI Stockholders) has reviewed and cooperated in the drafting and preparation of this Agreement. As a jointly produced document, this Agreement and its language shall in all cases be simply construed according to its fair meaning and not strictly for or against any party or the drafter hereof.

       10.10 DOCUMENTS AND EXHIBITS. All documents, schedules, writings and exhibits referred to herein or delivered pursuant hereto are hereby incorporated by reference into, and made a part of, this Agreement.

       10.11 INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

       10.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any photographic or xerographic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

       10.13 PROVISIONS SEPARABLE. The provisions of this Agreement are independent and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part, provided, however, that the provisions of this Agreement are not separable to the extent that doing so would materially deprive any party of the benefit of its bargain as provided for by this Agreement.

       10.14 NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

       10.15 LIQUIDATED DAMAGES. In the event CWI or Intellicell and Merger Sub fail to complete the Merger for any reason (except if such party is in compliance with the terms and conditions of this Agreement), (i) the sole remedy for Intellicell and Merger Sub in the case of such a failure by CWI will be a cash payment by CWI to Intellicell of $175,000 and (ii) the sole remedy of CWI in the case of such a failure by Intellicell or Merger Sub will be a cash payment by Intellicell to CWI of $175,000. The foregoing payment is intended to serve as a liquidated damages penalty by the defaulting party.

       10.16 DISPUTE RESOLUTION. In the event of any dispute under the terms of this Agreement, such dispute shall be resolved by binding arbitration under the rules of the American Arbitration Association in Los Angeles, California. The prevailing party in any arbitration shall be entitled to recover its reasonable attorneys fees and costs.

       10.17 NONSOLICITATION. If this Agreement is terminated for any reason (including with cause), Intellicell and CWI shall not solicit at any time prior to June 1, 2001 for employment any current officer or employee who is in a policy making role or is responsible or shares responsibility for the execution of any marketing, sales, finance or other signification function of the other

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   INTELLICELL CORP.



                                       By: /s/ Michael Hedge
                                       ---------------------
                                       Name:  Michael Hedge
                                       Title: Chief Executive Officer

                                   INTELLICELL MERGER SUB, INC.



                                       By: /s/ Michael Hedge
                                       ---------------------
                                       Name:  Michael Hedge
                                       Title: Chief Executive Officer


                                   CELLULAR WHOLESALERS, INC.



                                       By: /s/ Melvyn Cohen
                                       --------------------
                                       Name:  Melvyn Cohen
                                       Title: Secretary-Treasurer

                                       /s/ Ronald Goldberg*
                                       --------------------
                                       Ronald Goldberg


                                       /s/ Philip Leavitt*
                                       -------------------
                                       Philip Leavitt


                                       /s/ Sherwin Geitner*
                                       --------------------
                                       Sherwin Geitner


                                       /s/ Cary Maimon
                                       ---------------
                                       Cary Maimon

                                       * By Melvyn Cohen pursuant to a power of attorney

                                     EXHIBIT A

                                 INTELLICELL, INC.
                                    Post-Merger
                                     DIRECTORS





     John Swinehart        -    Chairman
     Michael Hedge
     Sherman Henderson
     Vinay Sharma
     Mark Laisure
     Ronald Goldberg       -    CWI appointee
     Cary Maimon           -    CWI appointee
     David Segneri         -    CWI appointee

                                     EXHIBIT B


                                 INTELLICELL CORP.
                                    Post-Merger
                                      OFFICERS







Michael Hedge       -     Chief Executive Officer, President
John Swinehart      -     Chief Operating Officer
Ronald Goldberg     -     Senior Vice President - U.S. Operations
David M. Kane       -     Chief Financial Officer
Mark Fruehan        -     Executive Vice President - Business Development
                                and Strategic Planning
Mel Cohen           -     Vice President Finance and Administration
Cary Maimon         -     Vice President - General Manager
Michael King        -     Vice President - Sales and Marketing

                                   AMENDMENT TO
                           AGREEMENT AND PLAN OF MERGER




     This Amendment to Agreement and Plan of Merger (this "Amendment") is made and entered into as of July 23, 1999 by and among Intellicell Corp., a Delaware Corporation ("Intellicell"), Intellicell Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Cellular Wholesalers, Inc., an Illinois corporation ("CWI"), and Ronald Goldberg, Philip Leavitt, Sherwin Geitner, and Cary Maimon (the "Principal CWI Stockholders") with reference to the following facts and subject to the condition that Cary Maimon will only continue for purposes of this Amendment to be one of the Principal CWI Stockholders if he is a shareholder of CWI at the time of the merger of CWI into the Merger Sub:

     Whereas, the parties to this Amendment entered into an Agreement and Plan of Merger, dated as of July 23, 1999 (the "Agreement"); and

     Whereas, the parties to this Amendment desire to amend Section 1.7 of the Agreement to increase the Share Value (as defined in Section 1.7 of the Agreement) and to correspondingly increase the Base Consideration (as defined in
Section 1.7 of the Agreement);

     Now, therefore, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

     1. AMENDMENT TO SECTION 1.7 Section 1.7 of the Agreement is hereby amended to read in full as follows:

          "1.7 CONVERSION OF CWI SHARES. The total consideration to be received by the shareholders of CWI in connection with the conversion of all of the then outstanding capital stock of CWI in connection with the Merger shall be $14,000,000 (the "BASE CONSIDERATION"), plus an additional amount (the "ADDITIONAL CONSIDERATION") in the event the total stockholders' equity of CWI as of the Closing Date (the "Closing Date Equity") exceeds $177,667. The Base Consideration shall consist of $5,000,000 in cash and $9,000,000 of shares of Intellicell common stock, $.01 par value per share (the "INTELLICELL COMMON STOCK"), valued as hereinafter described (the $9,000,000 of shares of Intellicell Common Stock being hereinafter referred to as the "BASE SHARES"). For purposes of this Agreement, the shares of Intellicell Common

          Stock shall have a value (the "SHARE VALUE") equal to $4 per share. The Additional Consideration, if any, shall consist of an additional number of shares of Intellicell Common Stock (the "ADDITIONAL SHARES") as equals (i) the amount by which the Closing Date Equity exceeds $177,667, divided by (ii) $4. Notwithstanding the foregoing, the cash portion of the Base Consideration will be reduced by the amount, if any, by which the Closing Date Equity is less than $1,177,667, although Additional Shares will then be issued in an amount equal to
          (i) the amount, if any, by which the Closing Date Equity exceeds $177,667, divided by (ii) $4. The Closing Date Equity shall be determined within 30 days following the Closing Date by Intellicell's and CWI's independent certified public accountants in accordance with generally accepted accounting principles, using assumptions that are mutually acceptable to such accountants and including a reserve against accounts receivable that is acceptable to Intellicell and CWI, and such determination shall be binding on all of the parties to this Agreement. At the Effective Time, all of the issued and outstanding shares of capital stock of CWI ("CWI STOCK") shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted pro rata into and thereafter represent the number of Base Shares described above ($9,000,000 divided by the Share Value) and the holders of such shares shall concurrently receive the Base Shares on a pro rata basis (unless directed otherwise as described below) and shall concurrently receive on a pro rata basis (unless directed otherwise as described below) $4,500,000 of the cash portion of the Base Consideration. The Additional Shares and, subject to Section 1.8, the remaining cash portion of the Base Consideration, if any, will be distributed pro rata (unless directed otherwise as described below) to the holders of the Base Shares as of the Closing Date within 15 days following the determination of the Closing Date Equity. Notwithstanding the foregoing, the Base Shares, Additional Shares and cash portion of the Base Consideration will be allocated among the CWI stockholders in accordance with a written allocation agreement signed by all of the CWI stockholders, provided that a copy of this allocation agreement is delivered to Intellicell at least three business days prior to the Closing. Fractional shares shall not be issued, and in lieu thereof Intellicell shall pay cash in an amount equal to the Share Value times the applicable fraction of a share."

     2. AGREEMENT IN FULL FORCE AND EFFECT. The Agreement, as modified pursuant to Section 1 above, shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                                        INTELLICELL CORP.



                                        By: /s/ Michael Hedge
                                           -------------------------------------
                                            Name:   Michael Hedge
                                            Title:  Chief Executive Officer



                                        INTELLICELL MERGER SUB, INC.



                                        By: /s/ Michael Hedge
                                           -------------------------------------
                                            Name:   Michael Hedge
                                            Title:  Chief Executive Officer



                                        CELLULAR WHOLESALERS, INC.



                                        By: /s/ Ronald Goldberg
                                           -------------------------------------
                                            Name:   Ronald Goldberg
                                            Title:  President


                                         /s/ Ronald Goldberg
                                        ----------------------------------------
                                        Ronald Goldberg


                                         /s/ Philip Leavitt
                                        ----------------------------------------
                                        Philip Leavitt


                                         /s/ Sherwin Geitner
                                        ----------------------------------------
                                        Sherwin Geitner


                                         /s/ Cary Maimon
                                        ----------------------------------------
                                        Cary Maimon

                                                                     APPENDIX B

                         SANDS BROTHERS & CO., LTD.
                             INVESTMENT BANKERS
                                 MEMBER NYSE
                    90 PARK AVENUE, NEW YORK, N.Y. 10016
         (212) 697-5200 Toll Free (800) 866-6116 Fax (212) 697-1096


                                            July 23, 1999


The Board of Directors
Intellicell Corp.
9314 Eton Avenue
Chatsworth, California  91311

Gentlemen:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Intellicell Corp. ("Intellicell" or the "Company") of the consideration to be paid by the Company pursuant to the Transaction (as hereinafter defined) with Cellular Wholesalers, Inc. ("CWI"). For the purposes of this opinion, the "Transaction" means the transaction described in the Agreement and Plan of Merger dated July 23, 1999 (the "Agreement") by and among the Company, CWI, Principal CWI Stockholders and Intellicell Merger Sub, a wholly-owned subsidiary of the Company.

As more specifically set forth in the Agreement, and subject to certain terms and conditions thereof, the Company has agreed to acquire CWI, through a merger of CWI with and into Intellicell Merger Sub. In the Merger, the Company will pay to the shareholders of CWI total consideration expected to be approximately $16.3 million, consisting of cash of approximately $5 million, stock of approximately $10 million, and the assumption of certain debt. The stock consideration of $10 million includes an estimated amount of $1 million (the "Additional Consideration"), the exact amount of which will be determined by the net worth of CWI at closing. This estimated amount of Additional Consideration has been derived from estimates provided to us by the Company of CWI's expected net worth at closing, and the actual purchase price paid by Intellicell for CWI may differ from the amount stated above, as per the terms set forth in the Agreement.

In the ordinary course of its business, Sands Brothers & Co., Ltd. ("Sands Brothers") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

In arriving at our opinion, Sands Brothers has:

(1) reviewed the Agreement and discussed with the Company's management the terms of the Agreement and the proposed Transaction;

The Board of Directors
Intellicell Corp.
July 23, 1999
Page 2 of 4


(2)   reviewed the board minutes of the Company with respect to the Transaction;

(3)   discussed the proposed Transaction with members of management at CWI;

(4) held discussions with certain senior officers, directors and other representatives and advisors of the Company regarding its business, operations, and proposed business strategy;

(5) discussed with management of the Company trends within the wireless communications industry, specifically within the logistics services industry segment;

(6) visited the offices of CWI to observe its operations and meet firsthand with members of the management team;

(7) held meetings and discussions with the management of CWI and the Company to discuss the business, operations, historical financial results and future prospects of CWI, the Company and the combined company;

(8) reviewed certain financial and other data with respect to CWI provided by the Company, including audited financial statements for the fiscal years ended September 30, 1997 and 1998, and certain other relevant financial and operating data of CWI, including financial ratios;

(9) reviewed certain financial and other data with respect to the Company provided by management, including audited and interim financial statements for the years 1997 and 1998, certain publicly available filings with the Securities and Exchange Commission, and certain other relevant financial and operating data of the Company, including financial ratios;

(10) reviewed financial projections furnished to us by the Company, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of Intellicell we deemed relevant, and discussed at length the assumptions behind said projections in detail with the Company's management to determine the realism and achievability of said projections;

(11) reviewed financial projections furnished to us by CWI and reviewed by the Company, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of CWI we deemed relevant, and discussed at length the assumptions behind said projections with management of CWI to determine the realism and achievability of said projections;

The Board of Directors
Intellicell Corp.
July 23, 1999
Page 3 of 4

(12) evaluated possible levels of financial performance for the Company, both continuing as a stand-alone company and operating as the combined company upon completion of the Transaction;

(13) reviewed the pro-forma effects of the Transaction on Intellicell's forecasted business plan;

(14) reviewed CWI's contribution to revenues and earnings of the combined company;

(15) reviewed the trading history of the Company's publicly-traded equity securities, and evaluated the possible future performance of the Company's stock both continuing as a stand-alone company and operating as the combined company upon completion of the Transaction;

(16) reviewed and analyzed the valuation of companies in the wireless communications industry that we deemed comparable;

(17) reviewed and analyzed the valuation of companies in the electronic commerce business-to-business industry segment to assess valuations that might be comparable to the future operations of the combined company upon implementation of its proposed business strategy;

(18) compared the purchase price of CWI from a financial point of view, including the evaluation of purchase price multiples, with the recent stock price of Intellicell and the associated financial ratios at which Intellicell's stock is trading;

(19) compared the purchase price of CWI from a financial point of view with the recent public market statistics of certain other publicly traded companies deemed comparable;

(20) compared the financial terms of the Transaction contemplated by the Agreement with the financial terms, to the extent publicly available, of other similar transactions deemed to be comparable in whole or in part;

(21) discussed with management of the Company potential market reaction to the Transaction; and

(22) conducted such other studies, analyses, inquiries and examinations and considered such other financial, economic and market data as we deemed appropriate.

In arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information as described above without assuming any responsibility for independent verification of such information. In arriving at our opinion, we have not obtained any evaluations or appraisals of the assets of CWI, nor have we conducted a physical inspection of

The Board of Directors
Intellicell Corp.
July 23, 1999
Page 4 of 4


the properties or facilities of CWI. Our opinion is necessarily based upon information and conditions as they exist and can be evaluated as of the date of this letter.

We are engaged as a financial advisor to the Board of Directors and will receive a fee for our services in acting as an advisor in this Transaction and in rendering this opinion, contingent upon the consummation of the transaction. In the ordinary course of business, Sands Brothers makes a market in the equity securities of the Company and, accordingly, it may at any time hold a long or short position in such securities.

On the basis of our review and analysis, as described above, it is our opinion as investment bankers that, as of the date hereof, the consideration paid pursuant to the Transaction is fair, from a financial point of view, to the Company. This opinion is directed to and may be relied upon only by the addressees hereto and may not be provided to or relied on by any other person without the prior written consent of Sands Brothers & Co., Ltd.

                                        Sincerely,
                                        Sands Brothers & Co., Ltd.



                                        ----------------------
                                        By:    Alan M. Bluestine
                                               Managing Director
                                               Investment Banking

                                                                     APPENDIX C

                           CELLULAR WHOLESALERS, INC.


                                TABLE OF CONTENTS

                                                                                Page
INDEPENDENT AUDITORS' REPORT                                                     F-2


FINANCIAL STATEMENTS:
        Balance Sheets, September 30, 1998 and 1997
           (Exhibit A)                                                           F-3

        Statements of Operations, Fiscal Years Ended
           September 30, 1998, 1997 and 1996 (Exhibit B)                         F-4

        Statements of Changes in Stockholders' Equity (Deficiency),
           Fiscal Years Ended September 30, 1998, 1997 and 1996
           (Exhibit C)                                                           F-5

        Statements of Cash Flows, Fiscal Years Ended
           September 30, 1998, 1997 and 1996 (Exhibit D)                         F-6

        Notes to the Financial Statements                                    F-7 - F-12

[LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
Cellular Wholesalers, Inc.

We have audited the accompanying balance sheets of CELLULAR WHOLESALERS, INC. as of September 30, 1998 and 1997, and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cellular Wholesalers, Inc. as of September 30, 1998 and 1997, and the results of its operations and cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

ALTSCHULER, MELVOIN AND GLASSER LLP


/s/ Altschuler, Melvoin and Glasser LLP



Chicago, Illinois
June 22, 1999

                                                                       Exhibit A


                           CELLULAR WHOLESALERS, INC.

                                 Balance Sheets
                           September 30, 1998 and 1997

                  Assets (Pledged--Notes 3, 4 and 5)                                  1998                 1997
                                                                               ------------------   ------------------
Current Assets:
        Cash                                                                   $         743,879    $         295,048
        Receivables (net of allowance for doubtful accounts of $424,163
           and $179,461, respectively)                                                 7,186,282            3,907,306
        Inventories (Note 1)                                                           6,077,978            3,806,063
        Investment (Note 1)                                                               25,534                    0
        Due from related parties (Note 2)                                                236,226               12,077
        Other current assets                                                              81,610               58,515
                                                                                -----------------    -----------------
                                                                                      14,351,509            8,079,009
Property and Equipment (net of accumulated
   depreciation and amortization--Note 3)                                              1,055,616              884,033

Other Assets                                                                             178,209               39,044
                                                                                -----------------    -----------------

                                                                               $      15,585,334    $       9,002,086
                                                                                -----------------    -----------------
                                                                                -----------------    -----------------

                  Liabilities and Stockholders' Equity (Deficiency)

Current Liabilities:
        Accounts payable and accrued expenses                                  $       7,466,490    $       5,450,227
        Current portion of long-term debt (Note 5)                                       450,743               22,227
        Due to related parties (Note 2)                                                  342,931            3,698,246
                                                                                -----------------    -----------------
                                                                                       8,260,164            9,170,700
                                                                                -----------------    -----------------
Long-term Liabilities:
        Long-term debt (net of current portion) (Note 5)                               7,120,000              770,029
        Deferred compensation (Note 7)                                                   100,000              100,000
                                                                                -----------------    -----------------
                                                                                       7,220,000              870,029
                                                                                -----------------    -----------------
Stockholders' Equity (Deficiency):
        Common stock (authorized 10,000 shares, $1 par value, 800 shares
           issued and outstanding)                                                           800                  800
        Retained earnings (deficit) (Exhibit C)                                          104,370           (1,039,443)
                                                                                -----------------    -----------------
                                                                                         105,170           (1,038,643)
                                                                                -----------------    -----------------

                                                                               $      15,585,334    $       9,002,086
                                                                                -----------------    -----------------
                                                                                -----------------    -----------------



         The accompanying notes are an integral part of this statement.

                                                                       Exhibit B



                           CELLULAR WHOLESALERS, INC.

                            Statements of Operations
              Fiscal Years Ended September 30, 1998, 1997 and 1996



                                                                 1998                 1997                 1996
                                                          ------------------    -----------------    -----------------
Net Sales                                                $       81,031,293    $      53,265,009    $      40,134,595

Cost of Sales                                                    73,137,796           47,673,246           36,014,101
                                                          ------------------    -----------------    -----------------

Gross Profit                                                      7,893,497            5,591,763            4,120,494

Selling, General and Administrative Expenses                      5,842,584            4,042,970            3,364,754
                                                          ------------------    -----------------    -----------------

Income from Operations                                            2,050,913            1,548,793              755,740
                                                          ------------------    -----------------    -----------------

Other Expense (Income):
        Interest expense                                            856,707              658,445              518,698
        Loss on disposition of equipment                              8,360                    0                    0
        Discretionary 401(k) contribution (Note 6)                   40,000               16,400                    0
        Management fee income (Note 2)                                    0             (550,000)                   0
        Other income (net)                                (          12,967)    (          3,206)    (         12,762)
                                                          ------------------    -----------------    -----------------
                                                                    892,100              121,639              505,936
                                                          ------------------    -----------------    -----------------

Income before Provision (Benefit) for Income Taxes                1,158,813            1,427,154              249,804

Provision (Benefit) for Income Taxes                                 15,000                    0     (         12,870)
                                                          ------------------    -----------------    -----------------
Net Income                                               $        1,143,813    $       1,427,154    $         262,674
                                                          ------------------    -----------------    -----------------
                                                          ------------------    -----------------    -----------------


         The accompanying notes are an integral part of this statement.

                                                                       Exhibit C



                           CELLULAR WHOLESALERS, INC.

           Statements of Changes in Stockholders' Equity (Deficiency)
              Fiscal Years Ended September 30, 1998, 1997 and 1996

                                                      Common Stock                    Retained
                                                 Shares                               Earnings
                                              Outstanding           Amount            (Deficit)             Total
                                           -----------------  ------------------  ------------------  -----------------
Balances, October 1, 1995                               800   $              800  $(     2,729,271)   $(    2,728,471)

Net Income for Fiscal Year                                                                 262,674            262,674
                                           -----------------  ------------------  ------------------  -----------------

Balances, September 30, 1996                            800                  800   (     2,466,597)    (    2,465,797)

Net Income for Fiscal Year                                                               1,427,154          1,427,154
                                           -----------------  ------------------  -----------------   ----------------

Balances, September 30, 1997                            800                  800   (     1,039,443)    (    1,038,643)

Net Income for Fiscal Year                                                               1,143,813          1,143,813
                                           -----------------  ------------------  -----------------   ----------------

Balances, September 30, 1998                            800   $              800  $        104,370   $        105,170
                                           -----------------  ------------------  -----------------   ----------------
                                           -----------------  ------------------  -----------------   ----------------



         The accompanying notes are an integral part of this statement.

                                                                       Exhibit D



                           CELLULAR WHOLESALERS, INC.

                            Statements of Cash Flows
              Fiscal Years Ended September 30, 1998, 1997 and 1996

                                                                 1998                 1997                 1996
                                                          ------------------    -----------------    -----------------
Cash Flows from Operating Activities:
        Net income                                        $       1,143,813     $      1,427,154     $        262,674
        Adjustments to reconcile net income to net
            cash provided by (used in) operating
            activities:
               Depreciation and amortization                        203,454              113,536              122,157
               Loss from disposition of property and
                  equipment                                           8,360                    0                    0
               Deferred compensation                                      0              100,000                    0
               Increase (Decrease) in cash from
                  changes in:
                      Receivables (net)                   (       3,278,976)    (        992,994)             533,071
                      Inventories                         (       2,271,914)    (        645,468)             175,520
                      Investment                          (          25,534)                   0                    0
                      Other assets                        (         162,260)             106,876     (         73,911)
                      Accounts payable and accrued
                         expenses                                 2,016,262            1,376,151            1,302,045
                                                          ------------------    -----------------    -----------------

        Net cash provided by (used in) operating
           activities                                     (       2,366,795)           1,485,255            2,321,556
                                                          ------------------    -----------------    -----------------

Cash Flows from Investing Activities:
        Purchases of property and equipment               (         388,288)    (        200,824)    (         32,729)
        Proceeds from sale of property and equipment                  5,355                    0                    0
                                                          ------------------    -----------------    -----------------

        Net cash used in investing activities             (         382,933)    (        200,824)    (         32,729)
                                                          ------------------    -----------------    -----------------

Cash Flows from Financing Activities:
        Proceeds from long-term debt                                      0                    0              320,000
        Payments of long-term debt                        (          21,977)    (         23,407)    (         47,915)
        Increase in line of credit                                6,800,000                    0                    0
        Decrease in due to related parties (net)          (       3,579,464)    (      1,255,819)    (      2,380,291)
                                                          ------------------    -----------------    -----------------

        Net cash provided by (used in) financing
           activities                                             3,198,559     (      1,279,226)    (      2,108,206)
                                                          ------------------    -----------------    -----------------

Net Increase in Cash                                                448,831                5,205              180,621

Cash, Beginning of Fiscal Year                                      295,048              289,843              109,222
                                                          ------------------    -----------------    -----------------

Cash, End of Fiscal Year                                  $         743,879     $        295,048     $        289,843
                                                          ------------------    -----------------    -----------------
                                                          ------------------    -----------------    -----------------
        Supplemental Disclosures of Cash Flow
           Information:
               Cash paid during fiscal year for:
                      Interest                            $         854,677     $        658,419     $        529,258
                                                          ------------------    -----------------    -----------------
                                                          ------------------    -----------------    -----------------


         The accompanying notes are an integral part of this statement.

                           CELLULAR WHOLESALERS, INC.

                        Notes to the Financial Statements
                           September 30, 1998 and 1997


NOTE 1--NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Cellular Wholesalers, Inc. (the "Company") is a wholesaler of wireless communications equipment and related supplies, serving customers primarily throughout the United States from its Lincolnshire, Illinois and Miami, Florida warehouses. The Company's operations are managed primarily from leased facilities in Lincolnshire, Illinois (Notes 9 and 10).

Until February 1999, the Company had significant transactions with Continental Mobile Telephone Company, Inc. d/b/a Continental Communications ("CMT") and shared certain employees, space and other certain administrative costs with CMT, with whom the Company had common ownership (Note 2). In February 1999, substantially all the assets of CMT were sold to an unrelated party.

The Company has purchased approximately 60%, 62% and 53% of its purchases from two vendors during each of the fiscal years ended September 30, 1998, 1997 and 1996. In addition, amounts outstanding to a vendor are secured by the inventory purchased from this vendor.

In May 1999, the Company executed a letter of intent with Intellicell Corp., a publicly traded company, whereby Intellicell Corp. intends to purchase all the outstanding shares of stock of the Company. Such transaction is proposed to close in August 1999.

A summary of significant accounting policies followed by the Company is as follows:

        REVENUE RECOGNITION--The Company recognizes (i) revenue as goods or services are delivered and (ii) certain incentives and co-op advertising as the items are earned.

        INVENTORIES--Inventories, consisting primarily of finished goods, are valued at the lower of cost (determined under specific identification or the "first-in, first-out" (FIFO) basis) or market.

        SHORT-TERM INVESTMENT--The Company has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Management determines the appropriate classification of its investments in equity securities at the time of purchase and re-evaluates such determination at each balance sheet date. The Company has classified all investments held at September 30, 1998, consisting of certain mutual funds, as trading and, accordingly, they are recorded at their market value. Income or loss from such investments (originally acquired during fiscal 1998) is immaterial.

        DEPRECIATION AND AMORTIZATION--Provisions for depreciation and amortization of property and equipment are computed, for both financial and income tax reporting purposes, primarily under accelerated methods over the estimated useful lives of the assets. The Company has determined that no permanent impairment of the value of long-lived assets existed at September 30, 1998.

        INCOME TAXES--The Company is not liable for federal or state income taxes pursuant to its election as an S corporation under the Internal Revenue Code, whereby taxable income is allocated to and included in the individual returns of its stockholders. Accordingly, no provision for federal or state income taxes is reflected in the financial statements. However, the Company is subject to the Illinois Replacement Tax (based on Illinois taxable income) which is reflected in the financial statements.

        All items of income and expense are accounted for in the same manner for financial and income tax purposes, except for bad debts, capitalization of certain inventory costs and deferred compensation. No deferred income taxes have been recognized, because of the S corporation election.

        Upon the proposed closing of the sale of the Company's stock (Note 1), such S corporation election will be terminated.

        ESTIMATES--In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--RELATED-PARTY TRANSACTIONS

The Company shares certain administrative activities and costs with CMT (through February, 1999--Note 1) and Leavitt Communications, Inc. ("Leavitt"), which is owned by one of the Company's stockholders. Administrative expenses allocated and charged directly to Leavitt by the Company amounted to $16,296 for fiscal 1998 and $0 each for fiscal 1997 and 1996. Subsequent to the sale of CMT to an unrelated party, the expenses associated with some of the aforementioned shared activities may be borne by the Company or shared on a new arrangement with Leavitt.

In addition, management fee income from Leavitt was $550,000 during fiscal 1997. The purchases from Leavitt approximated 2.8%, 3.8% and .8% of the the Company's purchases during fiscal 1998, 1997 and 1996, respectively. The sales to Leavitt approximated 1.3%, 0% and 2% of the Company's sales during fiscal 1998, 1997 and 1996, respectively.

At September 30, 1998 and 1997, amounts owed to the Company by Leavitt and certain other related parties (Note 10) were $236,226 and $12,077, respectively. At September 30, 1998 and 1997, the Company owed $342,931 and $3,698,246 to CMT (Note 4), Leavitt and certain other related parties.

Subsequent to September 30, 1998, the Company borrowed funds from and loaned funds to various related parties. At June 22, 1999, amounts due to all related parties approximated $2,300,000 and amounts due from all related parties approximated $3,000,000.

NOTE 3--PROPERTY AND EQUIPMENT
Property and equipment, stated at cost, consisted of the following:

                                                                     1998              1997
                                                              -----------------  -----------------
               Land                                           $         117,962  $         117,962
               Building                                                 684,000            684,000
               Office equipment                                         339,535            291,181
               Computer equipment and software                          833,867            517,789
               Warehouse equipment                                       66,255             43,809
               Leasehold improvements                                    34,381             37,051
               Property held under capital leases                             0             15,783
                                                               ----------------   ----------------
                                                                      2,076,000          1,707,575
               Less accumulated depreciation and
                  amortization                                        1,020,384            823,542
                                                               ----------------   ----------------

                                                              $       1,055,616  $         884,033
                                                               ----------------   ----------------
                                                               ----------------   ----------------

Subsequent to September 30, 1998, approximately $1,500,000 has been incurred for equipment, furniture, leasehold improvements, certain data processing costs and certain moving related costs in connection with the new Lincolnshire facility (Note 10). These expenditures have been financed under a term loan agreement (Note 4).

Additionally, the Company commenced a program, expected to cost $2,000,000, to upgrade and improve its management information systems, including compliance with the "year 2000 computer issue."

Depreciation and amortization of property and equipment for fiscal 1998, 1997 and 1996 amounted to $203,454, $113,536 and $122,157.

Land and building, which were pledged as collateral for a mortgage loan (Note
5), were sold subsequent to September 30, 1998 (Note 10). The remaining property and equipment have been pledged to secure a bank line of credit (Note 4).

NOTE 4--BANK LOAN PAYABLE

On February 28, 1998, the Company entered into a line of credit agreement with American National Bank and Trust Company of Chicago (the "Bank"). Prior to this date, CMT (Note 1) had a line of credit with the Bank and would concurrently loan amounts to the Company as funds were required.

At September 30, 1998, the Company was indebted to the Bank for an amount of $6,800,000 under a $9,000,000 line of credit. The amounts outstanding were due February 28, 1999. Since the line was extended at maturity to February 28, 2000, the debt has been classified as long-term at September 30, 1998 (Note 5).

The Company's borrowings (including the mortgage loan described in Note 5) under the credit agreement are limited to (i) 75% of eligible accounts receivable (as defined) and (ii) 40% of eligible inventory (as defined) to a maximum of $4,000,000, and bear interest at the Bank's prime rate. The line of credit is secured by all the Company's assets and is guaranteed by the stockholders of the Company.

During fiscal 1999, an additional $1,500,000 was borrowed from the Bank under a term loan agreement requiring monthly principal payments of $41,667 plus interest at the Bank's prime rate plus .5% with the final payment being due May, 2002. The loan is secured under the same agreement as described above. Such loan was used to finance certain property and equipment (Note 3).

NOTE 5--LONG-TERM DEBT

Long-term debt consisted of the following:

                                                                                        1998                1997
                                                                                 -----------------    ---------------
        Bank loan payable (Note 4)                                               $       6,800,000    $             0

        Mortgage loan payable to Bank in monthly installments of
           $5,390, including interest of 7.75% per annum; repaid
           in full in February 1999 upon sale of land and building
           securing such loan (Note 10)                                                    450,743            470,902

        Unsecured demand notes payable to stockholders; bearing
           interest at prime (see below)                                                   320,000            320,000
                                                                                  ----------------     --------------

        Total, forward                                                           $       7,570,743    $       790,902
                                                                                  ----------------     --------------
                                                                                  ----------------     --------------

                                                                                    1998             1997
                                                                               -------------    --------------
        Total, forwarded                                                       $   7,570,743    $      790,902

        Capital lease obligations payable in monthly installments
           of $10,202; final payments made during fiscal 1998;
           secured by related equipment                                                    0             1,354
                                                                                ------------     -------------
                                                                                   7,570,743           792,256
        Less current portion                                                         450,743            22,227
                                                                                ------------     -------------

                                                                               $   7,120,000    $      770,029
                                                                                ------------     -------------
                                                                                ------------     -------------

Since all of the holders of the unsecured demand notes to stockholders consider the notes subordinate to outstanding bank debt and such note holders and the Company have agreed that demand of the notes will not be made prior to fiscal 2000, such obligations have been classified as noncurrent at September 30, 1998 and 1997. The Company's buy/sell agreements (Note 8) provide for repayment of certain stockholder and related party notes and loans as a result of a triggering event (as defined) under the buy/sell agreements, including the proposed sale of the Company's stock (Note 1).

Interest expense to stockholders and CMT (Note 1) amounted to $488,405, $611,626 and $467,040 during fiscal 1998, 1997 and 1996, respectively.

Future maturities of long-term debt are as follows:

            Fiscal Years
              Ending
            September 30,                                                              Amount
           ---------------                                                       ------------------
               1999                                                              $         450,743
               2000                                                                      6,800,000
               2001                                                                        320,000
                                                                                  -----------------
                                                                                 $       7,570,743
                                                                                  -----------------
                                                                                  -----------------

NOTE 6--EMPLOYEE BENEFIT PLAN

The Company maintains a "401(k)" retirement plan for qualified employees. Eligible employees may make contributions to the plan in amounts up to 15% of their compensation to the allowable maximum. The Company further provides discretionary matching contributions. During the plan's fiscal years ended July 31, 1998, 1997 and 1996, such discretionary contributions of $40,000, $16,400 and $0, respectively, were made by the Company.

NOTE 7--DEFERRED COMPENSATION

During fiscal 1997, the Company entered into an equity appreciation rights plan with a key employee. This plan entitles the employee (upon certain defined events) to certain incentive compensation based upon the Company's financial performance (as defined). Deferred compensation expense included in the operating expenses of the Company for fiscal 1998 and 1997 was $0 and $100,000, respectively.

Subsequent to September 30, 1998, the Company and key employee are expected to cancel such plan and in lieu thereof, such employee will be issued shares of Company stock. Such issuance is expected to be valued at approximately $500,000 with a charge to expense of $400,000 during fiscal 1999.

NOTE 8--BUY/SELL AGREEMENT

The Company has a buy/sell agreement with its stockholders. Depending upon the nature of the event triggering a sale of stock (death, disability, termination of employment or retirement of a shareholder or offer from an outside party), either of the remaining stockholders or the Company has the option and/or the requirement to purchase the stock. The purchase price of the Company's stock for each stockholder's fractional ownership under each of the agreements is determined by an annual valuation. The buy/sell agreements also refer to repayment terms of any stockholder and related-party loans (Note 5). Such agreements will be canceled upon the proposed closing of the sale of the Company's stock (Note 1) and any stockholder loans will be repaid.

NOTE 9--COMMITMENTS AND CONTINGENCIES

The Company leased, until February 1999, its administrative and warehousing facility in Skokie, Illinois from CMT (Note 1). In addition, the Company leases a sales and warehouse facility in Miami, Florida under a lease expiring in October 2002. Subsequent to September 30, 1998, the Company entered into a lease for a new facility (Note 10). Rent expense for these facilities totaled $181,171, $157,539 and $138,525 ($116,220, $113,475 and $99,810 to a related party) during fiscal 1998, 1997 and 1996, respectively.

In addition, the Company entered into a computer hardware lease subsequent to September 30, 1998. Such lease requires monthly installments of $11,620 for 36 months.

Future minimum lease payments under operating leases (inclusive of the leases entered into subsequent to September 30, 1998, but exclusive of the terminated Skokie lease) are as follows:

            Fiscal Year
              Ending
           September 30,
          ---------------
               1999                                                                 $      542,000
               2000                                                                        628,000
               2001                                                                        628,000
               2002                                                                        562,000
               2003                                                                        423,000
               Thereafter                                                                2,264,000
                                                                                     --------------

                                                                                    $    5,047,000
                                                                                     --------------
                                                                                     --------------

At September 30, 1998, the Company was contingently liable under a letter of credit issued by the Bank (Note 4) in the amount of $500,000 to ensure payments to a vendor.

NOTE 10--SUBSEQUENT EVENTS

Subsequent to September 30, 1998, the following events have occurred:

        SALE OF BUILDING--During November 1998, the Company entered into a real estate contract to sell its land and building. Such contract closed during February 1999. Proceeds were used to repay the outstanding mortgage (Note 5). Remaining proceeds were used for working capital purposes.

        LEASE OF NEW FACILITY--During November 1998, the Company entered into an operating lease with a related company controlled by the stockholders of the Company (Note 9). Such lease, expiring December 31, 2008, is for a new facility located in Lincolnshire, Illinois. Annual rentals under such lease are approximately $396,000. All sales, warehouse and administrative activities of the Company were moved from the previous Skokie, Illinois facilities during February 1999. During fiscal 1998, $145,000 was advanced by the Company to the new lessor entity and is included as a related-party receivable (Note 2).

                                                                      APPENDIX D

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


The following Unaudited Pro Forma Combined Balance Sheet of Intellicell and CWI as of March 31, 1999, and the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1998, and the three months ended March 31, 1999, have been prepared to reflect the effect on the historical results of Intellicell of the acquisition of all issued and outstanding capital stock of CWI.

The Unaudited Pro Forma Combined Balance Sheet has been prepared as if the transactions occurred on March 31, 1999; the Unaudited Pro Forma Combined Statements of Operations have been prepared as if the transactions occurred on January 1, 1998. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that would actually have occurred if the transactions had been consummated as of March 31, 1999, or January 1, 1998, or the results which may be obtained in the future.

The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Financial Information, are based on available information and upon certain assumption that management believes are reasonable. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with Intellicell and CWI historical financial statements, including the related notes thereto.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                  INTELLICELL        CELLULAR
                                                                     CORP.        WHOLESALERS, INC.   PRO FORMA       PRO FORMA
                                                                 MARCH 31, 1999    MARCH 31, 1999    ADJUSTMENTS        TOTALS
                                                                 --------------   ----------------   ------------   ------------
                                ASSETS

CURRENT ASSETS
     Cash                                                         $ 1,495,000       $          -                     $ 1,495,000
     Accounts receivable, net                                       2,567,000          6,327,000                       8,894,000
     Inventories, net                                                 518,000          5,652,000                       6,170,000
     Deposits for purchase of inventory                               170,000                  -                         170,000
     Rebates and price protection receivable                                -            608,000                         608,000
     Due from related parties                                               -            840,000                         840,000
     Prepaid expenses and other current assets                        473,000            195,000                         668,000
                                                                 -------------    ---------------                   ------------
            TOTAL CURRENT ASSETS                                    5,223,000         13,622,000                      18,845,000

PROPERTY AND EQUIPMENT, Net                                           340,000          1,822,000                       2,162,000

OTHER ASSETS
    Goodwill                                                                -                  -     13,476,000       13,476,000
    Deposits, investment and others                                         -            252,000                         252,000
                                                                 -------------    ---------------                   ------------
            TOTAL OTHER ASSETS                                              -            252,000                      13,728,000
                                                                 -------------    ---------------                   ------------

                                                                  $ 5,563,000       $ 15,696,000                    $ 34,735,000
                                                                 -------------    ---------------                   ------------
                                                                 -------------    ---------------                   ------------

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Cash required to finance acquisition of CWI                  $         -       $          -      4,653,000      $ 4,653,000
     Accounts payable                                               2,027,000          4,558,000                       6,585,000
     Accrued expenses                                                 181,000            153,000                         334,000
     Current portion of long-term debt                                      -          7,554,000                       7,554,000
     Due to related parties                                                 -          2,427,000                       2,427,000
     Deferred compensation                                                  -            173,000                         173,000
                                                                 -------------    ---------------                   ------------
            TOTAL CURRENT LIABILITIES                               2,208,000         14,865,000                      21,726,000

SHAREHOLDERS' EQUITY
     Preferred stock                                                        -                  -                               -
     Common stock                                                      69,000              1,000         23,000           93,000
     Additional paid-in capital                                    12,368,000                  -      9,630,000       21,998,000
     Retained earnings (Accumulated deficit)                       (9,082,000)           830,000       (830,000)      (9,082,000)
                                                                 -------------    ---------------                   ------------
            TOTAL SHAREHOLDERS' EQUITY                              3,355,000            831,000                      13,009,000
                                                                 -------------    ---------------                   ------------

                                                                  $ 5,563,000       $ 15,696,000                    $ 34,735,000
                                                                 -------------    ---------------                   ------------
                                                                 -------------    ---------------                   ------------


                           See accompanying notes.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                          INTELLICELL        CELLULAR
                                                            CORP.       WHOLESALERS, INC.
                                                          YEAR ENDED        YEAR ENDED
                                                          DECEMBER 31,     SEPTEMBER 30,       PRO FORMA         PRO FORMA
                                                             1998              1998          ADJUSTMENTS          TOTALS
                                                         -------------   ----------------   --------------    --------------
NET SALES                                                $ 27,787,000       $ 81,031,000                      $ 108,818,000
                                                                                                                          -
COST OF SALES                                              26,152,000         73,138,000                         99,290,000
                                                         -------------   ----------------                     --------------

GROSS PROFIT                                                1,635,000          7,893,000                          9,528,000

OPERATING EXPENSES
    Selling, general and administrative expenses            4,167,000          5,842,000                         10,009,000
    Amortization of goodwill                                        -                  -        1,348,000         1,348,000
                                                         -------------   ----------------                     --------------
         TOTAL OPERATING EXPENSES                           4,167,000          5,842,000                         11,357,000
                                                         -------------   ----------------                     --------------

INCOME (LOSS) FROM OPERATIONS                              (2,532,000)         2,051,000                         (1,829,000)

OTHER INCOME (EXPENSE)                                       (237,000)          (892,000)                        (1,129,000)
                                                         -------------   ----------------                     --------------

INCOME (LOSS) BEFORE INCOME TAXES                          (2,769,000)         1,159,000                         (2,958,000)

INCOME TAXES                                                        -             15,000                             15,000
                                                         -------------   ----------------                     --------------

NET INCOME (LOSS)                                        $ (2,769,000)       $ 1,144,000       (1,348,000)     $ (2,973,000)
                                                         -------------   ----------------                     --------------
                                                         -------------   ----------------                     --------------

PRO FORMA:

BASIC AND DILUTED LOSS PER SHARE                                                                               $      (0.44)
                                                                                                              --------------
                                                                                                              --------------
WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING                                                                                            6,829,290
                                                                                                              --------------
                                                                                                              --------------


                           See accompanying notes.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                            INTELLICELL           CELLULAR
                                                               CORP.         WHOLESALERS, INC.
                                                            THREE MONTHS        THREE MONTHS
                                                          ENDED MARCH 31,      ENDED DEC. 31,     PRO FORMA         PRO FORMA
                                                               1999                1998          ADJUSTMENTS          TOTALS
                                                          ---------------   -----------------   --------------    ---------------
NET SALES                                                    $ 6,666,000        $ 21,412,000                        $ 28,078,000
                                                                                                                               -
COST OF SALES                                                  6,201,000          19,336,000                          25,537,000
                                                          ---------------   -----------------                     ---------------

GROSS PROFIT                                                     465,000           2,076,000                           2,541,000

OPERATING EXPENSES
    Selling, general and administrative expenses                 953,000           1,469,000                           2,422,000
    Amortization of goodwill                                           -                   -          337,000            337,000
                                                          ---------------   -----------------                     ---------------
         TOTAL OPERATING EXPENSES                                953,000           1,469,000                           2,759,000
                                                          ---------------   -----------------                     ---------------

INCOME (LOSS) FROM OPERATIONS                                   (488,000)            607,000                            (218,000)

OTHER INCOME (EXPENSE)                                            (5,000)           (211,000)                           (216,000)
                                                          ---------------   -----------------                     ---------------

INCOME (LOSS) BEFORE INCOME TAXES                               (493,000)            396,000                            (434,000)

INCOME TAXES                                                           -                   -                                   -
                                                          ---------------   -----------------                     ---------------

NET INCOME (LOSS)                                             $ (493,000)          $ 396,000         (337,000)        $ (434,000)
                                                          ---------------   -----------------                     ---------------
                                                          ---------------   -----------------                     ---------------

PRO FORMA:

BASIC AND DILUTED LOSS PER SHARE                                                                                         $ (0.05)
                                                                                                                  ---------------
                                                                                                                  ---------------

WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING                                                                                                 8,506,888
                                                                                                                  ---------------
                                                                                                                  ---------------


                           See accompanying notes.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                 INTELLICELL           CELLULAR
                                                                   CORP.         WHOLESALERS, INC.
                                                                THREE MONTHS        THREE MONTHS
                                                               ENDED MARCH 31,      ENDED DEC. 31,    PRO FORMA       PRO FORMA
                                                                     1998                1997        ADJUSTMENTS        TOTALS
                                                               --------------   -----------------   ------------    -------------
NET SALES                                                        $ 9,931,000        $ 19,575,000                    $ 29,506,000
                                                                                                                               -
COST OF SALES                                                      9,557,000          18,143,000                      27,700,000
                                                               --------------   -----------------                   -------------

GROSS PROFIT                                                         374,000           1,432,000                       1,806,000

OPERATING EXPENSES
    Selling, general and administrative expenses                   1,477,000             963,000                       2,440,000
    Amortization of goodwill                                               -                   -        337,000          337,000
                                                               --------------   -----------------                   -------------
         TOTAL OPERATING EXPENSES                                  1,477,000             963,000                       2,777,000
                                                               --------------   -----------------                   -------------

INCOME (LOSS) FROM OPERATIONS                                     (1,103,000)            469,000                        (971,000)

OTHER INCOME (EXPENSE)                                               (72,000)           (166,000)                       (238,000)
                                                               --------------   -----------------                   -------------

INCOME (LOSS) BEFORE INCOME TAXES                                 (1,175,000)            303,000                      (1,209,000)

INCOME TAXES                                                               -                   -                               -
                                                               --------------   -----------------                   -------------

NET INCOME (LOSS)                                               $ (1,175,000)       $    303,000       (337,000)    $ (1,209,000)
                                                               --------------   -----------------                   -------------
                                                               --------------   -----------------                   -------------

PRO FORMA:

BASIC AND DILUTED LOSS PER SHARE                                                                                    $      (0.18)
                                                                                                                    --------------
                                                                                                                    --------------

WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING                                                                                                 6,829,290
                                                                                                                    --------------
                                                                                                                    --------------


                           See accompanying notes.

                INTELLICELL CORP. AND CELLULAR WHOLESALERS, INC.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.       DESCRIPTION OF MERGER

         On the closing date, anticipated as of September 30, 1999, each share of issued and outstanding capital stock of CWI will be exchanged for cash and shares of Intellicell common stock. The total consideration to be received by CWI stockholders will be $14,000,000 ("Base Consideration"), plus an additional amount ("Additional Consideration") in the event the total shareholders' equity of CWI as of the closing date exceeds $177,667. The Base Consideration will consist of $5,000,000 in cash and $9,000,000 of shares of Intellicell common stock. For purposes of the merger, the shares will have a value of $4.00, resulting to 2,250,000 shares of Intellicell common stock to be issued to CWI shareholders. The Additional Consideration, if any, will consist of an additional number of shares of Intellicell common stock equal to (i) the amount by which the closing date equity exceeds $177,667, divided by (ii) $4.00. However, the cash portion of the Base Consideration will be reduced by the amount the closing date equity is less than $1,177,667.

2.       BASIS OF PRESENTATION

         The unaudited pro forma combined financial statements give effect to the pending acquisition by Intellicell of 100% of the issued and outstanding shares of common stock of CWI and are based on the estimates and assumptions set forth herein. This pro forma information has been prepared utilizing the historical financial statements of each entity. The pro forma financial data is provided for comparative purposes only and does not purport to be indicative of the results which actually could have been obtained if the acquisition had been effected on the date indicated or those results which may be obtained in the future.

         The Unaudited Pro Forma Combined Balance Sheet assumes that the acquisition was consummated on March 31, 1999, combining the balance sheets of Intellicell and CWI at March 31, 1999. The Unaudited Pro Forma Combined Statements of Operations assume that the acquisition was consummated on January 1, 1998, combining the annual statements of operations of Intellicell for the year ended December 31, 1998 and CWI for the year ended September 30, 1998, and the interim statements of operations of Intellicell for the three months ended March 31, 1999 and 1998 and CWI for the three months ended December 31, 1998 and 1997.

                INTELLICELL CORP. AND CELLULAR WHOLESALERS, INC.
      NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS, CONTINUED

         The transaction will be accounted for under the purchase method of accounting. At March 31, 1999, the pro forma Goodwill was calculated as follows:

                  Purchase price  -  Base Consideration                             $  14,000,000
                  Adjustment to reduce cash portion of
                     Base Consideration:
                           Required equity                      $1,177,667
                           Equity at March 31, 1999                831,218               (346,449)
                                                                ----------

                  Additional consideration:
                           Equity at March 31, 1999             $  831,218
                           Required equity                         177,667
                                                                ----------
                           Excess                                  653,551
                           Divided by                                    4
                                                                ----------
                           Additional common stock                 163,388
                           Assigned value                            $4.00                653,551
                                                                -----------         -------------
                  Adjusted purchase price                                              14,307,102
                  Net assets of CWI                                                       831,218
                                                                                    -------------
                  Goodwill                                                          $  13,475,884
                                                                                    -------------
                                                                                    -------------

         This Goodwill will be amortized on a straight-line basis over a ten-year period. Annual amortization is approximately $1,347,588.

         The pro forma adjustment on the combined balance sheet are as follows:

                  Goodwill recognized                                               $  13,476,000
                                                                                    -------------
                  Effect on total assets                                            $  13,476,000
                                                                                    -------------
                                                                                    -------------
                  Cash required to finance the acquisition                          $   4,653,000
                  Common stock increased by 2,413,388 at $.01 par
                     value, less $1,000 CWI common stock                                   23,000
                  Additional paid-in capital increased                                  9,630,000
                  Retained earnings of CWI eliminated                                    (830,000)
                                                                                    -------------
                  Effect on total liabilities and shareholders' equity              $  13,476,000
                                                                                    -------------
                                                                                    -------------

         The transaction will result in a cash deficit of $3,158,000 at March 31, 1999. One of the conditions precedent to the merger is Intellicell will have received the approval from its current lender, Nationscredit Commercial Corporation ("Nationscredit'), to the merger agreement and will have obtained an additional line of credit on terms acceptable to Intellicell and CWI in their sole discretion for at least $15,000,000 from Nationscredit, American National Bank, CWI's current lender or another commercially recognized lender. Intellicell will also have obtained additional debt or equity financing on terms acceptable to Intellicell and CWI in their reasonable discretion for at least $5,500,000 (exclusive of the

                INTELLICELL CORP. AND CELLULAR WHOLESALERS, INC.
      NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS, CONTINUED

         exercise of any currently outstanding warrants and options to purchase Intellicell common stock). Intellicell has received a preliminary commitment from Nationscredit for an additional $15,000,000 line of credit, but has not yet obtained a commitment from any third party to provide an additional equity or debt financing of at least $5,500,000. The preliminary commitment from Nationscredit is subject to completion of Nationscredit due diligence, and there can be no assurance that Intellicell will be able to obtain binding commitment for either a line of credit or the additional equity or debt financing or be able to consummate either of these transactions.